As filed with the Securities and Exchange Commission on July 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	6711	22-2477875
(State or other Jurisdiction of Incorporation of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

RONALD H. JANIS, ESQ.	LEE E. HANNA	JOHN P. GREELEY, ESQ.
MICHAEL T. RAVE, ESQ.	President and Chief Executive Officer	Smith Mackinnon, PA
Day Pitney LLP	CNLBancshares, Inc.	255 South Orange Avenue, Suite 1200
One Jefferson Road	450 South Orange Avenue, Suite 400	Orlando, Florida 32801
Parsippany, New Jersey 07054	Orlando, Florida 32801	(407) 843-7300
(973) 966-6300	(407) 244-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)           ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit	Proposed maximum aggregate offering price**	Amount of registration fee
Common stock, no par value	22,418,703 Shares	N/A	$216,714,129	$25,182.18

*	The maximum number of shares of Valley National Bancorp (“Valley”) common stock estimated to be issuable upon the completion of the merger of CNLBancshares, Inc. (“Bancshares”) with and into Valley, based on the number of shares of Bancshares common stock outstanding immediately prior to the merger, assuming that all stock options granted by Bancshares outstanding on the date hereof are exercised and all shares of Bancshares Series A preferred stock, Bancshares Class B preferred stock and Bancshares Class C non-cumulative perpetual preferred stock have been converted into Bancshares common stock, and the exchange of each share of Bancshares common stock for shares of Valley common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of May 26, 2015, among Valley and Bancshares.
**	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act as follows: the product of (1) $7.25, which is the average of the high and low prices per share of Bancshares on July 23, 2015 as quoted on the OTC Pink marketplace, multiplied by (2) 29,891,604, which is the sum of the aggregate 20,450,335 shares of Bancshares common stock outstanding as of July 23, 2015, plus (i) 1,134,378, the aggregate number of shares of Bancshares common stock for which Bancshares Series A preferred stock may be converted into on a one-for-one basis, (ii) 701,103, the aggregate number of shares of Bancshares common stock for which Bancshares Class B preferred stock may be converted into on a one-for-one basis, (iii) 4,519,288, the aggregate number of shares of Bancshares common stock for which Bancshares Class C preferred stock may be converted into on a basis of 333.33 shares of common stock for each share of Class C non-cumulative perpetual preferred stock and (iv) 3,086,500, the aggregate number of shares of Bancshares common stock issuable upon the exercise of Bancshares stock options that are or may become exercisable prior to completion of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information in this proxy statement-prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement-prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION - DATED JULY 29, 2015

Proxy Statement of CNLBancshares, Inc.	Prospectus of Valley National Bancorp

MERGER OF CNLBANCSHARES, INC. WITH AND INTO VALLEY NATIONAL BANCORP PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of CNLBancshares, Inc.:

We are pleased to report that the Boards of Directors of CNLBancshares, Inc. (“Bancshares”) and Valley National Bancorp (“Valley”) have approved an Agreement and Plan of Merger (the “merger agreement”). Under the merger agreement, Bancshares will merge with and into Valley, with Valley as the surviving company in the merger (the “merger”). We cannot complete the merger transaction without your approval.

Bancshares will be holding a special meeting of its common shareholders, Series A preferred shareholders and Class B preferred shareholders (collectively, the “Bancshares voting shareholders”) to vote on certain matters in connection with the merger. Holders of shares of Bancshares common stock, Series A preferred stock and Class B preferred stock will vote together as a single class at a special meeting of Bancshares voting shareholders to be held on [●], 2015 to approve the merger agreement and holders of Bancshares common stock will vote on a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

Under the terms of the merger agreement, if the merger is completed, Bancshares common shareholders will be entitled to receive 0.75 of a share of Valley common stock for each share of Bancshares common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s average closing share price during the 20 trading day period ending 5 days prior to closing (“Valley’s Average Closing Price”) is less than $8.80, then the exchange ratio will be $6.60 divided by Valley’s Average Closing Price subject to Valley’s option to pay cash in lieu of increasing the exchange ratio as described below; and if Valley’s Average Closing Price is greater than $10.13, the exchange ratio will be $7.60 divided by Valley’s Average Closing Price. In the event Valley’s Average Closing Price is less than $8.80, Valley will have the right in its discretion, in lieu of increasing the exchange ratio, to pay an amount of cash for each share of Bancshares common stock in an amount equal to the difference between (a) $6.60 and (b) the product of Valley’s Average Closing Price times 0.75, and the exchange ratio will be 0.75. The intent of this provision is that Bancshares’ shareholders will receive at the closing of the merger Valley common stock with a value (based on the Valley Average Closing Price) of between $6.60 and $7.60 for each share of Bancshares common stock they own. On July 15, 2015, the closing price of Valley common stock was $10.34. Based on such price, the exchange ratio would have been reduced to 0.735 from 0.75 and the per share value of the consideration would have been equal to $7.60.

On or prior to the consummation of the merger, outstanding shares of Bancshares Series A preferred stock and Class B preferred stock will be converted into Bancshares common stock, and outstanding shares of Bancshares Class C non-cumulative perpetual preferred stock (the “Class C preferred stock”) will either be redeemed by Bancshares or, at the option of the holder, converted into Bancshares common stock (at a conversion rate of 333.33 shares of Bancshares common stock for each share of Class C preferred stock).

On [●], 2015, a date immediately preceding the printing of this proxy statement-prospectus, the closing price of Valley common stock was $[●].

Valley common stock is listed on the New York Stock Exchange under the symbol “VLY”. Bancshares common stock is quoted on the OTC Pink marketplace under the symbol “CNLB”. Bancshares Series A preferred stock, Class B preferred stock and Class C preferred stock are not quoted on any marketplace.

We generally expect the merger to be tax-free with respect to the Valley common stock that Bancshares shareholders receive.

If the merger is completed and all of the shares of Bancshares preferred stock are converted to Bancshares common stock and all of the outstanding Bancshares stock options are exercised prior to the closing of the merger, Bancshares shareholders will own approximately 22.4 million shares, or approximately 8.8%, of Valley’s outstanding common stock.

The Bancshares Board of Directors unanimously recommends that Bancshares voting shareholders vote to approve the merger agreement and the related proposals.

Your vote is very important. Whether or not you plan to attend the Bancshares special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

This document, which serves as a proxy statement for the special meeting of Bancshares voting shareholders and as a prospectus for the shares of Valley common stock to be issued in the merger to Bancshares shareholders, gives you detailed information about the Bancshares special meeting and the merger. Please carefully read this entire document, including the “Risk Factors” beginning on page 25 for a discussion of the risks related to the proposed merger. You can also obtain information about Valley from documents that it has filed with the Securities and Exchange Commission.

Lee E. Hanna

President and Chief Executive Officer

CNLBancshares, Inc.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [●], 2015, and is first being mailed to Bancshares shareholders on [●], 2015.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about Valley National Bancorp that is not included in or delivered with this document. CNLBancshares, Inc. shareholders may receive this information free of charge by writing or calling Investor Relations, Dianne Grenz, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470; telephone number (973) 305-4005.

Valley will respond to your request as soon as practicable by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Bancshares special meeting, any request must be made by [●], 2015.

CNLBancshares, Inc.

450 South Orange Avenue, Suite 400

Orlando, Florida 32801

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS, SERIES A PREFERRED

SHAREHOLDERS AND CLASS B PREFERRED SHAREHOLDERS

TO BE HELD ON [●], 2015

At the direction of the Board of Directors of CNLBancshares, Inc., NOTICE IS HEREBY GIVEN that a special meeting of common shareholders, Series A preferred shareholders and Class B preferred shareholders of CNLBancshares, Inc. will be held at [●], on [●], 2015, at [●] (local time) for the following purposes:

(1)	for holders of common stock, Series A preferred stock and Class B preferred stock voting together as a single class, approval of the Agreement and Plan of Merger, dated as of May 26, 2015, among Valley National Bancorp and CNLBancshares, Inc. pursuant to which CNLBancshares, Inc. will merge with and into Valley National Bancorp; and

(2)	for holders of common stock, approval of a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

The Board of Directors has fixed [●], 2015, as the record date for the determination of the common shareholders, Series A preferred shareholders and Class B preferred shareholders entitled to notice of and to vote at the special meeting, and only such voting shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

Holders of CNLBancshares, Inc. common stock and preferred stock who comply with the provisions of Florida law relating to appraisal rights applicable to the merger are entitled to certain appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix C to this document.

The CNLBancshares, Inc. Board of Directors unanimously recommends that:

(1)	common shareholders, Series A preferred shareholders and Class B preferred shareholders vote “FOR” approval of the merger agreement; and

(2)	common shareholders vote “FOR” approval of the authorization of the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

By Order of the Board of Directors,

James M. Seneff, Jr.

Chairman of the Board

Orlando, Florida

[●], 2015

IMPORTANT - WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of CNLBancshares, Inc., or Bancshares, and a prospectus of Valley National Bancorp, or Valley. As a proxy statement, it is being provided to Bancshares common shareholders, Series A preferred shareholders and Class B preferred shareholders (collectively, the “Bancshares voting shareholders”) because the Bancshares Board of Directors is soliciting their proxy for use at the Bancshares special meeting of Bancshares voting shareholders at which (i) Bancshares voting shareholders will consider and vote on approval of the merger agreement among Bancshares and Valley and (ii) Bancshares common shareholders will consider and vote on approval of the authorization of the Bancshares Board of Directors to adjourn or postpone the Bancshares special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting (the “Bancshares Adjournment Proposal”). The Bancshares common shareholders have one vote per share of Bancshares common stock, the Bancshares Series A preferred shareholders have one vote per share of Bancshares Series A preferred stock and the Bancshares Class B preferred shareholders have one vote per share of Bancshares Class B preferred stock. As a prospectus, it is being provided to all Bancshares shareholders, including Class C preferred shareholders (who do not have the right to vote on the merger), because Valley is offering to exchange shares of its common stock for their shares of Bancshares common stock (which the Bancshares Series A preferred stock and Bancshares Class B preferred stock will automatically be converted into and the Bancshares Class C non-cumulative perpetual preferred stock (the “Class C preferred stock”) may be converted into) upon completion of the merger.

Q: WHAT WILL BANCSHARES COMMON SHAREHOLDERS RECEIVE IN THE MERGER?

A: Upon completion of the merger, Bancshares common shareholders will receive 0.75 of a share of Valley common stock for each share of Bancshares common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s average closing share price during the 20 trading day period ending 5 days prior to closing (“Valley’s Average Closing Price”) is less than $8.80, then the exchange ratio will be $6.60 divided by Valley’s Average Closing Price subject to Valley’s option to pay cash in lieu of increasing the exchange ratio as described below; and if Valley’s Average Closing Price is greater than $10.13, the exchange ratio will be $7.60 divided by Valley’s Average Closing Price. In the event Valley’s Average Closing Price is less than $8.80, Valley will have the right in its discretion, in lieu of increasing the exchange ratio, to pay an amount of cash for each share of Bancshares common stock in an amount equal to the difference between (a) $6.60 and (b) the product of Valley’s Average Closing Price times 0.75, and the exchange ratio will be 0.75. The intent of this provision is that Bancshares’ shareholders will receive at the closing of the merger Valley common stock with a value (based on the Valley Average Closing Price) of between $6.60 and $7.60 for each share of Bancshares common stock they own. On July 15, 2015, the closing price of Valley common stock was $10.34. Based on such price, the exchange ratio would have been reduced to 0.735 from 0.75 and the per share value of the consideration would have been equal to $7.60.

Q: WHAT WILL BANCSHARES PREFERRED SHAREHOLDERS RECEIVE IN THE MERGER?

A: On or prior to the consummation of the merger, each outstanding share of Bancshares Series A preferred stock and Class B preferred stock will be automatically converted into one share of Bancshares common stock, and each outstanding share of Bancshares Class C preferred stock will be redeemed by Bancshares or, at the option of the holder, converted into 333.33 shares of Bancshares common stock. Following the conversion of Bancshares preferred stock into Bancshares common stock and upon completion of the merger, the holders of such shares of Bancshares common stock will receive 0.75 of a share of Valley common stock for each share of Bancshares common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares as set forth in the immediately preceding question and answer. For holders of Class C preferred stock who do not convert their shares of Class C preferred stock into Bancshares common stock (at a conversion rate of 333.33 shares of common stock for each share of Class C preferred stock), their shares of Class C preferred stock will be redeemed for $1,000 per share. On [●], 2015, a date immediately preceding the printing of this joint proxy statement-prospectus, the closing price of Valley common stock was $[●].

Q: HOW DO I VOTE?

A: Shares Held of Record. If you are a Bancshares voting shareholder of record as of the Bancshares record date, you may submit your proxy before the Bancshares special meeting in one of the following ways:

•	Complete, sign, date and return the enclosed Bancshares proxy card in the enclosed postage-paid envelope, or

•	You may also cast your vote in person at the Bancshares special meeting.

Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the Bancshares meeting, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership of Bancshares common stock, Series A preferred stock or Class B preferred stock (collectively, the “Bancshares voting stock”) as of the Bancshares record date.

Q: WHY IS THE VOTE OF HOLDERS OF BANCSHARES VOTING STOCK IMPORTANT?

A: The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding Bancshares common stock, Series A preferred stock and Class B preferred stock, voting together as a single class. The holders of Class C preferred stock are not entitled to vote. However, if the holders of Class C preferred stock convert their shares into Bancshares common stock (at a ratio of 333.33 shares of Bancshares common stock for each share of Class C preferred stock) prior to the record date of the Bancshares special meeting, they will be entitled to one vote per share of Bancshares common stock held. If you do not vote by proxy or in person at the Bancshares special meeting, it will have the effect of a vote AGAINST approval of the merger agreement. Failure to vote may also affect whether a quorum is present.

The Bancshares Adjournment Proposal will be approved if the affirmative votes cast by the holders of Bancshares common stock present in person or represented by proxy at the Bancshares special meeting and entitled to vote exceed the votes cast in opposition. The holders of Series A preferred stock, Class B preferred stock and Class C preferred stock are not entitled to vote. However, if the holders of Class C preferred stock convert their shares into Bancshares common stock (at a ratio of 333.33 shares of Bancshares common stock for each share of Class C preferred stock) prior to the record date of the Bancshares special meeting, they will be entitled to one vote per share of Bancshares common stock held. If Bancshares common shareholders do not vote by proxy or in person at the Bancshares special meeting, it will have no effect on the vote to approve the Bancshares Adjournment Proposal.

Q: WHAT DOES THE BANCSHARES BOARD OF DIRECTORS RECOMMEND?

A: The Bancshares Board of Directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of Bancshares and its shareholders. Accordingly, the Bancshares Board of Directors unanimously recommends that Bancshares voting shareholders vote “FOR” approval of the merger agreement.

The Bancshares Board of Directors also unanimously recommends that Bancshares common shareholders vote “FOR” approval of the Bancshares Adjournment Proposal.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote your shares of Bancshares voting stock without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted at the Bancshares special meeting, which will have the effects described above.

Q: WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A: Abstentions will count as shares of Bancshares voting stock represented and entitled to vote at the Bancshares special meeting for purposes of determining a quorum but will not be counted as votes cast. Accordingly, abstentions will have an effect on the proposal to approve the merger agreement where abstentions are effectively a vote AGAINST the merger agreement, but will have no effect on the Bancshares Adjournment Proposal. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares of Bancshares voting stock held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes will be counted toward a quorum at the Bancshares special meeting and will have the effect of a vote at the Bancshares special meeting AGAINST approval of the merger agreement, but will have no effect on the Bancshares Adjournment Proposal.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: You may revoke your grant of a proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary of Bancshares;

•	submitting a signed proxy card bearing a later date to the Secretary of Bancshares; or

•	attending and voting in person at the company’s special meeting.

Bancshares voting shareholders should send written revocations to Chirag J. Bhavsar, Secretary, CNLBancshares, Inc., 450 South Orange Avenue, Suite 400, Orlando, Florida 32801. Attendance at the Bancshares special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

Q: IF I AM A HOLDER OF BANCSHARES STOCK WITH SHARES REPRESENTED BY STOCK CERTIFICATES, SHOULD I SEND IN MY BANCSHARES STOCK CERTIFICATES NOW?

A: No. Following the merger, Bancshares shareholders will receive a letter of transmittal from American Stock Transfer & Trust Company, who has been appointed as the exchange agent for the merger, which will provide them with instructions as to how they will exchange their Bancshares stock for Valley common stock. The shares of Valley common stock that Bancshares shareholders will receive in the merger will be issued in book-entry form. Please do not send in any Bancshares stock certificates with the Bancshares proxy card.

Q: WHAT SHOULD BANCSHARES SHAREHOLDERS DO IF THEY HOLD THEIR SHARES OF BANCSHARES STOCK IN BOOK-ENTRY FORM?

A: Bancshares shareholders are not required to take any specific actions if their shares of Bancshares stock are held in book-entry form. After the completion of the merger, shares of Bancshares stock held in book-entry form will automatically be exchanged for shares of Valley common stock in book-entry form.

Q: WHO CAN BANCSHARES SHAREHOLDERS CONTACT IF THEY CANNOT LOCATE THEIR BANCSHARES STOCK CERTIFICATE(S)?

A: If Bancshares shareholders are unable to locate their original Bancshares stock certificate(s), they should contact Chirag J. Bhavsar, Secretary, CNLBancshares, Inc., 450 South Orange Avenue, Suite 400, Orlando, Florida 32801; telephone number: (407) 244-3100.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO BANCSHARES SHAREHOLDERS?

A: We expect that for federal income tax purposes, the merger generally will not be a taxable event to Bancshares shareholders.

Bancshares will have no obligation to complete the merger unless tax counsel for Bancshares provides a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes.

We urge Bancshares shareholders to consult with their tax advisors to gain a full understanding of the tax consequences of the merger to them. Tax matters are very complicated, and, in many cases, the tax consequences of the merger will depend on Bancshares shareholders’ particular facts and circumstances. See “Proposal 1 of the Bancshares Special Meeting - The Merger - Material Federal Income Tax Consequences of the Merger,” beginning at page [●].

Q: DO BANCSHARES SHAREHOLDERS HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A: Yes. If a Bancshares common or preferred shareholder wants to exercise appraisal rights and receive the fair value of his, her or its shares of Bancshares stock in cash instead of the merger consideration, then you must file a written objection with Bancshares prior to the Bancshares special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement-prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and unless you revoke your proxy before it is voted, you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “Proposal 1 of the Bancshares Special Meeting - The Merger - Appraisal Rights for Bancshares Shareholders,” beginning at page [●]. Due to the complexity of the procedures for exercising the right to seek appraisal, Bancshares shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q: ARE THERE ANY REQUIRED REGULATORY OR OTHER CONDITIONS TO THE MERGER?

A: Yes. The merger must be approved by the Office of the Comptroller of the Currency (the “OCC”) and a waiver or approval must be received from the Board of Governors of the Federal Reserve System (the “FRB”). In addition, the merger agreement must be approved by the Bancshares voting shareholders. As of the date of this proxy statement-prospectus, Valley has submitted an application for approval of the merger by the OCC and intends to submit a waiver request to the FRB.

Completion of the merger is also subject to certain other conditions, including there being no material adverse change in the financial condition of Bancshares. See “Proposal 1 of the Bancshares Special Meeting - The Merger - The Merger Agreement - Conditions to Complete the Merger,” beginning at page [●].

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Valley that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Valley with the Securities and Exchange Commission (the “SEC”). This means that Valley may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Information Incorporated by Reference” beginning at page [●] for a list of documents that Valley has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement-prospectus may update information contained in one or more of the Valley documents incorporated by reference. Similarly, information in documents that Valley may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents. Later dated documents filed with the SEC and incorporated by reference update and, in the event of a conflict, supersede earlier documents filed with the SEC.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible and intend to close the merger in the fourth quarter of 2015. We cannot close the merger until after Bancshares voting shareholders approve the merger agreement and all regulatory approvals have been obtained.

Q: WHO SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF JOINT PROXY STATEMENT-PROSPECTUS?

A: If you have questions about the Bancshares special meeting or if you need additional copies of this proxy statement-prospectus, you should contact:

Chirag J. Bhavsar

Secretary

CNLBancshares, Inc.

450 South Orange Avenue, Suite 400

Orlando, Florida 32801

Telephone number: (407) 244-3100

SUMMARY

This is a summary of certain information regarding the proposed merger and the Bancshares shareholder meeting to vote on the merger agreement. We urge you to carefully read the entire proxy statement-prospectus, including the appendices, before deciding how to vote.

This joint proxy statement-prospectus, including information included or incorporated by reference in this joint proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and Bancshares, including future financial and operating results and performance; statements about Valley’s and Bancshares’ plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and Bancshares’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and Bancshares. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page [●].

What this Document is About

The Board of Directors of Bancshares and the Board of Directors of Valley have each approved an Agreement and Plan of Merger for the merger of Bancshares into Valley. In order to complete the merger, the Bancshares voting shareholders must approve the merger agreement. The Bancshares Board of Directors has called a special meeting for Bancshares voting shareholders to vote on approval of the merger agreement and for Bancshares common shareholders to vote on approval of the Bancshares Adjournment Proposal. The Bancshares common shareholders have one vote per share of Bancshares common stock, the Bancshares Series A preferred shareholders have one vote per share of Bancshares Series A preferred stock and the Bancshares Class B preferred shareholders have one vote per share of Bancshares Class B preferred stock. This document is the proxy statement used by the Bancshares Board of Directors to solicit proxies for the Bancshares special meeting. It is also the prospectus of Valley regarding the Valley common stock to be issued to all Bancshares shareholders, including Class C preferred shareholders (who do not have the right to vote on the merger), if the merger is completed. As a prospectus, it is being provided to all Bancshares shareholders because Valley is offering to exchange shares of its common stock for their shares of Bancshares common stock (which the Bancshares Series A preferred stock and Bancshares Class B preferred stock will automatically be converted into and the Bancshares Class C preferred stock may be converted into) upon completion of the merger.

Bancshares Special Meeting

Shares Entitled to Vote

The Bancshares Board of Directors has selected [●], 2015 as the record date for the Bancshares special meeting. Each of the [●] shares of Bancshares common stock, [●] shares of Series A preferred stock and [●] shares of Class B preferred stock outstanding on the record date are entitled to one vote per share to vote on approval of the merger agreement at the Bancshares special meeting and each of the [●] shares of Bancshares common stock outstanding on the record date are entitled to one vote per share to vote on approval of the

Bancshares Adjournment Proposal. The holders of Class C preferred stock are not entitled to vote. However, if the holders of Class C preferred stock convert their shares into Bancshares common stock (at a ratio of 333.33 shares of Bancshares common stock for each share of Class C preferred stock) prior to the record date of the Bancshares special meeting, they will be entitled to one vote per share of Bancshares common stock held.

As of such record date, directors and executive officers of Bancshares and their affiliates owned or had the right to vote a total of [●] shares or [●]% of the outstanding Bancshares voting stock on such date. As of such record date, none of Valley’s directors or executive officers, or their respective affiliates, had the right to vote any shares of Bancshares common or preferred stock entitled to be voted at the Bancshares special meeting.

Quorum	The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Bancshares common stock, Series A preferred stock and Class B preferred stock in the aggregate as of the Bancshares record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Bancshares special meeting to vote in person, your shares of Bancshares voting stock will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business exists.

If there is no quorum, the holders of a majority of the shares of Bancshares common stock present in person or represented by proxy at the Bancshares special meeting may adjourn such special meeting. Attendance at the special meeting without voting will be counted as a vote against adjournment.

Vote Required to Approve the Merger Agreement	Approval by the holders of a majority of the shares of Bancshares common stock, Series A preferred stock and Class B preferred stock, voting together as a single class, that are outstanding is required to approve the merger agreement.

Vote Required to Approve the Bancshares Adjournment Proposal	Approval of the Bancshares Adjournment Proposal requires that the affirmative votes cast by the holders of Bancshares common stock present in person or represented by proxy at the Bancshares special meeting and entitled to vote exceed the votes cast in opposition.

Voting Agreements

In connection with the execution of the merger agreement, Valley entered into voting agreements with each Bancshares director. Pursuant to the voting agreements, the Bancshares directors have each agreed to vote the shares of Bancshares voting stock beneficially owned by them (whether solely or jointly with others) in favor of approval of the merger agreement. As of May 26, 2015, a total of 9,129,561 shares of common stock, Series A preferred stock and Class B preferred stock representing approximately 41.55% of the outstanding Bancshares voting stock on such date are covered by the voting agreements. Those agreements do not restrict the directors from taking action under or relating to the merger agreement in accordance with their fiduciary duties as directors.

The Companies

Valley	Valley, a New Jersey corporation, is the bank holding company for Valley National Bank. Valley is a regional bank holding company headquartered in Wayne, New Jersey with $19.0 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, and Queens, and Long Island, New York, and southeast and central Florida. Valley’s principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470, and its telephone number is (973) 305-8800.

Bancshares	Bancshares, a Florida corporation, is the bank holding company for CNLBank headquartered in Orlando, Florida. Bancshares operates 16 full-service banking offices in Northeast, Central, Southeast and Southwest Florida with assets of approximately $1.4 billion. Bancshares’ principal executive offices are located at 450 South Orange Avenue, Suite 400, Orlando, Florida 32801, and its telephone number is (407) 244-3100.

The Merger

General Description	Bancshares will merge with Valley, with Valley as the surviving entity. The merger is expected to occur on the last day of the month which is five business days after receipt of all regulatory approvals and all material conditions to closing have been met or such other date as the parties agree. The terms of the proposed merger are set forth in a merger agreement signed by Bancshares and Valley. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration to Bancshares Shareholders

In the merger, Bancshares shareholders will receive 0.75 of a share of Valley common stock for each share of Bancshares common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s Average Closing Price is less than $8.80, then the exchange ratio will be $6.60 divided by Valley’s Average Closing Price subject to Valley’s option to pay cash in lieu of increasing the exchange ratio as described below; and if Valley’s Average Closing Price is greater than $10.13, the exchange ratio will be $7.60 divided by Valley’s Average Closing Price. In the event Valley’s Average Closing Price is less than $8.80, Valley will have the right in its discretion, in lieu of increasing the exchange ratio, to pay an amount of cash for each share of Bancshares common stock in an amount equal to the difference between (a) $6.60 and (b) the product of Valley’s Average Closing Price times 0.75, and the exchange ratio will be 0.75. The intent of this provision is that Bancshares’ shareholders will receive at the closing of the merger Valley common stock with a value (based on the Valley Average Closing Price) of between $6.60 and $7.60 for each share of Bancshares common stock they own. On July 15, 2015, the closing price of Valley common stock was $10.34. Based on such price, the exchange ratio would have been reduced to 0.735 from 0.75 and the per share value of the consideration would have been equal to $7.60.

On or prior to the consummation of the merger, each outstanding share of Bancshares Series A preferred stock and Class B preferred stock will be automatically converted into one share of Bancshares common stock, and each outstanding share of Bancshares Class C preferred stock will be redeemed by Bancshares or, at the option of the holder, converted into 333.33 shares of Bancshares common stock. Following the conversion of Bancshares preferred stock into Bancshares common stock and upon completion of the merger, the holders of such shares of Bancshares common stock will receive 0.75 of a share of Valley common stock for each share of Bancshares common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares as set forth above. For holders of Class C preferred stock who do not convert their shares of Class C preferred stock into Bancshares common stock, their shares of Class C preferred stock will be redeemed for $1,000 per share. On May 26, 2015, the last trading day before the merger was publicly announced, the closing price of Valley common stock was $9.67. On [●], 2015, a date which is shortly before the date of this proxy statement-prospectus, the closing price of Valley common stock was $[●].

Assuming all of the shares of Bancshares preferred stock are converted to Bancshares common stock and all of the outstanding Bancshares stock options are exercised prior to the closing of the merger, the parties currently estimate that Valley will issue approximately 22.4 million shares of its common stock in connection with the merger.

Bancshares Stock Options	Each outstanding Bancshares stock option, whether unvested or vested, will be cancelled and converted into the right to receive a number of shares of Valley common stock equal to the product of (A) the number of shares of Bancshares common stock underlying the option and (B) the excess, if any, of (x) the product of Valley’s Average Closing Price times the exchange ratio (disregarding Valley’s option to pay cash in lieu of increasing the exchange ratio), over (y) the exercise price per share of such option.

Listing of Valley Common Stock and Termination of Quotation of Bancshares Common Stock on OTC Pink Marketplace

Valley will apply for listing of the common shares to be issued in the merger on the New York Stock Exchange, where Valley common shares are currently listed. If the merger is completed, the shares of Valley common stock to be issued in the merger will be listed on the

New York Stock Exchange under the symbol “VLY”, and Bancshares common shares will no longer be quoted on the OTC Pink marketplace under the symbol “CNLB”. Bancshares Series A preferred stock, Class B preferred stock and Class C preferred stock are not quoted on any marketplace.

Tax-Free Nature of the Merger	The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the merger that each of Valley and Bancshares receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Valley common stock you receive in the merger.

Tax matters are very complicated, and the tax consequences of the merger to each Bancshares shareholder will depend on the facts of that shareholder’s particular situation. We urge you to read the more complete description of the merger’s tax consequences beginning on page [●] and to consult with your own tax advisor regarding the specific tax consequences of the merger to you under applicable tax laws.

Exchanging Bancshares Stock Certificates	Shortly following the closing, Bancshares shareholders will receive a letter of transmittal and instructions for exchanging their Bancshares stock certificates. In order to receive their Valley common stock, Bancshares shareholders must send their stock certificates to American Stock Transfer & Trust Company, the exchange agent, after the closing. Bancshares shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Bancshares common stock or preferred stock.

If Bancshares shareholders do not have stock certificates but hold shares of Bancshares common stock or preferred stock with their broker in “street name”, the shares will be exchanged for them by their broker.

Dividends	Valley and Bancshares have agreed in the merger agreement that Bancshares may not pay any dividends (whether in cash, stock or property or any combination thereof) to its common or preferred shareholders.

Reselling the Stock You Receive in the Merger	The shares of Valley common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. You may freely transfer those shares after you receive them.

Recommendation of Bancshares Board of Directors	Bancshares’ Board of Directors has determined that the merger is fair and in the best interests of Bancshares and its shareholders. The Bancshares Board of Directors unanimously recommends that Bancshares voting shareholders vote “FOR” approval of the merger agreement.

Risk Factors	An investment in Valley common stock includes substantial risks. See the section entitled “Risk Factors” beginning on page [●] for a discussion of risks associated with the merger and an investment in Valley common stock.

Opinion of Bancshares’ Financial Advisor	In connection with evaluating the proposed merger, the Bancshares Board of Directors considered the opinion of Bancshares’ financial advisor, Hovde Group, LLC (“Hovde”), dated May 26, 2015, to the effect that the 0.75 exchange ratio (subject to adjustment if Valley’s Average Closing Price is greater than $10.13 or less than $8.80) was fair to the shareholders of Bancshares from a financial point of view. The Hovde opinion is attached to this proxy statement-prospectus as Appendix B. We encourage Bancshares shareholders to read this opinion. The opinion does not constitute a recommendation as to how any Bancshares shareholder should vote on the merger. For information on how Hovde arrived at its opinion, see pages [●] - [●].

Holders of Bancshares Stock Have Appraisal Rights	Under Florida law, Bancshares common and preferred shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Bancshares stock instead of receiving the merger consideration. To exercise appraisal rights, Bancshares common and preferred shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with Bancshares prior to the special meeting stating, among other things, that the shareholder will exercise his, her or its right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. If the holders of ten percent (10%) or more of the aggregate outstanding shares of Bancshares common stock and preferred stock validly exercise their appraisal rights, Valley will have the right to terminate the merger agreement. See the section entitled “Proposal 1 of the Bancshares Special Meeting - The Merger - Appraisal Rights for Bancshares Shareholders,” beginning at page [●].

Conditions That Must Be Satisfied or Waived for the Merger to Occur	Currently, we expect to complete the merger during the fourth quarter of 2015. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of Bancshares voting shareholders, the receipt of all required regulatory approvals and consents or waivers, including from the OCC and the FRB, and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement	Bancshares and Valley may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval.

The merger agreement can be terminated by either party in any of the following circumstances:

•	if the merger has not been completed on or before March 31, 2016, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if there has been a final, non-appealable action denying any required regulatory approval for the merger or the transactions contemplated by the merger agreement unless the failure to obtain the regulatory approval is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if the requisite Bancshares shareholder vote in connection with approval of the merger agreement is not obtained at the Bancshares special meeting (or any adjournment or postponement thereof); or

•	if there is a breach of the representations and warranties or other covenants in the merger agreement by one of the parties that is not cured within 30 days following notice or cannot be cured prior to March 31, 2016, and would result in (i) the failure to satisfy any of the closing conditions by March 31, 2016, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in breach of the merger agreement.

The merger agreement can be terminated by Valley in any of the following circumstances:

•	if, prior to receipt of the Bancshares shareholder approval, Bancshares, its Board of Directors or any committee of its Board of Directors (1) withdraws, modifies or qualifies in a manner adverse to Valley, or refuses to make, the recommendation that its shareholders approve the merger agreement or adopts, approves, recommends, endorses or otherwise declares advisable certain other business combination proposals, (2) fails to recommend the merger and the approval of the merger agreement by its shareholders, (3) breaches its non-solicitation obligations under the merger agreement in any material respect adverse to Valley, or (4) in response to a tender or exchange offer for 10% or more of the outstanding shares of Bancshares’ common stock being commenced (other than by Valley or a subsidiary thereof), recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offer within a 10-business day period; or

•	if Bancshares cannot meet the closing conditions by March 31, 2016, including, without limitation, the condition that the holders of no more than ten percent (10%) of the aggregate outstanding shares of Bancshares common stock and preferred stock validly exercise their appraisal rights.

The merger agreement can be terminated by Bancshares in any of the following circumstances:

•	if, prior to receipt of the Bancshares shareholder approval, Bancshares receives a proposal that the Bancshares Board of Directors concludes to be more favorable than the merger with Valley and enters into an acquisition agreement with a third-party with respect to such superior proposal;

•	if, prior to receipt of the Bancshares shareholder approval, the Bancshares Board of Directors determines in good faith, after consultation with Bancshares’ counsel and financial advisors, that the Bancshares Board of Directors would be breaching its fiduciary duties under applicable law by not withdrawing its recommendation to Bancshares shareholders of approval of the merger with Valley or by not entering into an agreement which is intended to or is reasonably likely to lead to an acquisition proposal; or

•	if Valley cannot meet the closing conditions by March 31, 2016.

For a more complete description of these and other termination rights available to Bancshares and Valley, see page [●].

Termination Fee and Termination Expenses	Under certain circumstances, if the merger agreement is terminated and Bancshares is acquired or executes a definitive agreement to be acquired by another entity within 12 months after the termination, Valley is entitled to receive a termination fee from Bancshares of $7.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000. Under certain circumstances, if the merger agreement is terminated by Valley or Bancshares due to the breach by the other party of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured and would result in the failure to satisfy any of the closing conditions by March 31, 2016 or a material adverse effect on the party committing such breach, then the non-breaching party is entitled to receive reasonable out of pocket expenses up to $750,000 from the breaching party. For a more complete description of the termination fee and termination expenses potentially payable under the merger agreement, see page [●].

Bancshares has Agreed Not to Solicit Alternative Transactions

In the merger agreement, Bancshares has agreed not to initiate, solicit or knowingly encourage or facilitate inquiries with, or engage in negotiations with, or provide any information to, any person other than Valley concerning an acquisition transaction involving

Bancshares or CNLBank. However, Bancshares may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Bancshares Board of Directors must be made after such Board of Directors consults with counsel and its financial advisors, and must be based in accordance with the Bancshares Board of Director’s fiduciary duties. This restriction may deter other potential acquirors of Bancshares.

The Rights of Bancshares Shareholders Will Change as a Result of the Merger	The rights of Bancshares shareholders are governed by Florida law, as well as the Bancshares Articles of Incorporation, as amended, and the Bancshares Bylaws, as amended. After completion of the merger, the rights of former Bancshares shareholders who receive Valley common stock in the merger will be governed by New Jersey law and the Valley Restated Certificate of Incorporation and the Valley By-laws. A description of the material differences in shareholder rights begins on page [●].

Share Information and Market Prices	Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and Bancshares common stock is quoted on the OTC Pink marketplace under the symbol “CNLB”. Bancshares Series A preferred stock, Class B preferred stock and Class C preferred stock are not quoted on any marketplace. The following table lists the closing price of Valley common stock and Bancshares common stock on May 26, 2015, the last trading day before the announcement of the merger, and on [●], 2015, a date shortly before the date of this proxy statement-prospectus as well as the implied value of one share of Bancshares common stock on each date based on the anticipated exchange ratio of 0.75 of a share of Valley common stock for each share of Bancshares common stock. You should obtain current market quotations for Valley and Bancshares common stock. Because the exchange ratio is fixed (other than for an adjustment if Valley’s Average Closing Price is greater than $10.13 or less than $8.80) and trading prices fluctuate, Bancshares shareholders are not assured of receiving any specific market value of Valley common stock.

Date	Closing Sale Price Per Share of Valley Common Stock		Closing Sale Price Per Share of Bancshares Common Stock			Equivalent Value of Consideration Per Share of Bancshares Common Stock
May 26, 2015		$9.67		$4.25	(1)		$7.25
[●], 2015	$	[●]	$	[●]		$	[●]

(1)	There were no reported trades in Bancshares common stock on the OTC Pink marketplace on May 26, 2015. The last trade in Bancshares common stock occurred on May 14, 2015 and the closing sale price per share of Bancshares common stock on such date was $4.25.

Financial Interests of Bancshares’ Directors and Executive Officers in the Merger	On the record date of the Bancshares special meeting, directors and executive officers of Bancshares and their affiliates owned or had the right to vote a total of [●] shares or [●]% of the outstanding Bancshares common stock, Series A preferred stock and Class B preferred stock on such date.

Certain Bancshares directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders, such as receiving salaries or other benefits.

In connection with the merger agreement, Valley has entered into Settlement Agreements with certain Bancshares officers pursuant to which Valley has agreed to pay certain amounts to settle its obligations under such officers’ employment agreements. In addition, Messrs. Hanna and Bhavsar have each entered into an employment agreement with Valley to become effective as of the closing of the merger.

Valley has agreed to indemnify the directors and officers of Bancshares against certain liabilities for a six-year period following the merger.

For additional information on the benefits of the merger to Bancshares directors and management, see page [●].

SUMMARY FINANCIAL DATA OF VALLEY

Valley is providing the following information to aid you in your analysis of the financial aspects of the merger. Valley derived the financial information as of and for the fiscal years ended December 31, 2010 through December 31, 2014 from its historical audited financial statements for these fiscal years. Valley derived the financial information as of and for the three months ended March 31, 2014 and March 31, 2015 from its unaudited financial statements, which financial statements include, in the opinion of Valley’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015. This information is only a summary, and you should read it in conjunction with Valley’s consolidated financial statements and the related notes contained in Valley’s periodic reports filed with the SEC that have been incorporated by reference in this joint proxy statement-prospectus. See “Information Incorporated by Reference” beginning on page [●].

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2015(1)	2014	2014(1)	2013	2012(2)	2011	2010
Selected Financial Condition Data:
Total assets	$18,980,010	$16,344,464	$18,793,855	$16,156,541	$16,012,646	$14,252,755	$14,151,249
Loans and loans held for sale	13,738,109	11,726,980	13,498,208	11,578,100	11,143,029	9,824,810	9,424,753
Allowance for loan losses	(102,631)	(106,709)	(102,353)	(113,617)	(130,200)	(133,802)	(124,704)
Investment securities	2,669,337	2,623,934	2,679,519	2,575,693	2,429,680	2,547,374	2,991,169
Cash and interest bearing deposits with banks	764,714	379,602	830,407	369,168	853,100	379,049	366,286
Goodwill and other intangible assets	612,558	462,420	614,667	464,364	459,357	338,780	343,541
Deposits	14,216,743	11,267,985	14,034,116	11,319,262	11,264,018	9,673,102	9,363,614
Borrowings	2,704,231	3,373,479	2,714,441	3,114,850	3,040,144	3,124,546	3,313,098
Shareholders’ equity	1,867,153	1,559,889	1,863,017	1,541,040	1,502,377	1,254,836	1,284,935

Selected Operating Data:
Interest income	$170,985	$153,038	$636,603	$616,097	$671,193	$673,824	$676,812
Interest expense	38,899	39,014	161,846	168,377	181,312	199,013	214,060

Net interest income	132,086	114,024	474,757	447,720	489,881	474,811	462,752
Provision for credit losses	—	3,998	1,884	16,095	25,552	53,335	49,456

Net interest income after provision for loan losses	132,086	110,026	472,873	431,625	464,329	421,476	413,296
Gains (losses) on securities transactions, net	2,416	(8)	745	14,678	2,587	32,068	11,598
Net impairment losses on securities recognized in earnings	—	—	—	—	(5,247)	(19,968)	(4,642)
Trading (losses) gains, net	(30)	(9)	(31)	909	2,793	2,271	(6,897)
Gains on sales of loans, net	598	913	1,731	33,695	46,998	10,699	12,591
Gains (losses) on sale of assets, net	281	(148)	18,087	10,947	(329)	426	619
All other non-interest income	15,380	19,990	57,084	68,424	74,144	86,801	78,058
FDIC insurance assessment	3,792	3,287	14,051	16,767	14,292	12,759	13,719
All other non-interest expense	104,326	92,812	389,204	364,571	360,608	325,797	305,969

Income before income taxes	42,613	34,665	147,234	178,940	210,375	195,217	184,935
Income tax expense	12,272	830	31,062	46,979	66,748	62,706	54,929

Net income	$30,341	$33,835	$116,172	$131,961	$143,627	$132,511	$130,006

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2015(1)	2014	2014(1)	2013	2012(2)	2011	2010
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.64%	0.84%	0.69%	0.83%	0.91%	0.93%	0.92%
Return on average shareholders’ equity	6.49	8.76	7.18	8.69	9.57	10.11	10.23
Net interest margin	3.16	3.15	3.16	3.14	3.47	3.71	3.65
Efficiency ratio(3)	71.73	71.31	73.00	66.16	61.38	57.67	57.70
Average interest-earning assets to average interest-bearing liabilities	1.33	1.33	1.33	1.32	1.28	1.25	1.22

Per Common Share Data:
Basic earnings per share	$0.13	$0.17	$0.56	$0.66	$0.73	$0.74	$0.73
Diluted earnings per share	0.13	0.17	0.56	0.66	0.73	0.74	0.73
Dividends declared	0.11	0.11	0.44	0.60	0.65	0.66	0.66
Book value (end of period)	8.03	7.79	8.03	7.72	7.57	7.02	7.22
Tangible book value(4)	5.40	5.48	5.38	5.39	5.26	5.13	5.29
Dividend payout ratio	85%	65%	78%	91%	89%	88%	89%

Capital Ratios:
Average shareholders’ equity to average assets	9.92%	9.53%	9.62%	9.51%	9.48%	9.19%	9.00%
Shareholders’ equity to total assets	9.84	9.54	9.91	9.54	9.38	8.80	9.08
Tangible common equity to tangible assets(5)	6.83	6.91	6.87	6.86	6.71	6.58	6.82

Regulatory Capital Ratios(6):
Common equity tier 1 capital	9.45%	NA %	NA %	NA %	NA %	NA %	NA %
Tier 1 capital	9.45	9.72	9.73	9.65	10.87	10.81	10.83
Total capital	11.35	11.85	11.42	11.87	12.38	12.64	12.81
Leverage capital	7.17	7.37	7.46	7.27	8.09	7.99	8.23

Asset Quality Ratios:
Non-performing assets (“NPAs”)	$73,235	$114,601	$83,097	$124,861	$195,528	$167,438	$117,260
Non-accrual loans to total loans	0.42%	0.55%	0.41%	0.82%	1.20%	1.27%	1.12%
NPAs to total loans and NPAs	0.53	0.97	0.61	1.07	1.74	1.68	1.24
Net loan charge-offs to average loans	(0.01)	0.41	0.12	0.28	0.26	0.45	0.28
Allowance for loan losses to total loans	0.75	0.91	0.76	0.98	1.18	1.37	1.33
Allowance for credit losses to total loans	0.76	0.93	0.77	1.01	1.20	1.39	1.35

Notes to Selected Financial Data:

(1)	Includes the acquisition of 1st United Bancorp, Inc. effective November 1, 2014.
(2)	Includes the acquisition of State Bancorp, Inc. effective January 1, 2012.
(3)	The efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income.

(4)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing shareholders’ equity less goodwill and other intangible assets by common shares outstanding, as follows:

(dollars in thousands, except per share data)	At March 31,		At December 31,
	2015	2014	2014	2013	2012	2011	2010
Common shares outstanding	232,428,108	200,361,014	232,110,975	199,593,109	198,438,271	178,683,030	178,010,307

Shareholders’ equity	$1,867,153	$1,559,889	$1,863,017	$1,541,040	$1,502,377	$1,254,836	$1,284,935
Less: Goodwill and other intangible assets	612,558	462,420	614,667	464,364	459,357	338,780	343,541

Tangible common shareholders’ equity	$1,254,595	$1,097,469	$1,248,350	$1,076,676	$1,043,020	$916,056	$941,394

Tangible book value per common share	$5.40	$5.48	$5.38	$5.39	$5.26	$5.13	$5.29

(5)	Tangible common shareholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) by tangible assets, as follows:

	At March 31,		At December 31,
(dollars in thousands)	2015	2014	2014	2013	2012	2011	2010
Tangible common shareholders’ equity	$1,254,595	$1,097,469	$1,248,350	$1,076,676	$1,043,020	$916,056	$941,394

Total assets	18,980,010	16,344,464	18,793,855	16,156,541	16,012,646	14,252,755	14,151,249
Less: Goodwill and other intangible assets	612,558	462,420	614,667	464,364	459,357	338,780	343,541

Tangible assets	$18,367,452	$15,882,044	$18,179,188	$15,692,177	$15,553,289	$13,913,975	$13,807,708

Tangible common shareholders’ equity to tangible assets	6.83%	6.91%	6.87%	6.86%	6.71%	6.58%	6.82%

(6)	As of March 31, 2015, Valley’s capital ratios were calculated under the new Basel III capital rules which became effective January 1, 2015. Common Equity Tier 1 capital was not applicable as a regulatory ratio prior to such date.

SUMMARY FINANCIAL DATA OF BANCSHARES

Bancshares is providing the following information to aid you in your analysis of the financial aspects of the merger. Bancshares derived the financial information as of and for the fiscal years ended December 31, 2010 through December 31, 2014 from its historical audited financial statements for these fiscal years. Bancshares derived the financial information as of and for the three months ended March 31, 2014 and March 31, 2015 from its unaudited, internally prepared financial statements, which financial statements include, in the opinion of Bancshares’ management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015. This information is only a summary, and you should read it in conjunction with Bancshares’ consolidated financial statements and the related notes contained in Bancshares’ historical audited financial statements as of and for the fiscal years ended December 31, 2010 through December 31, 2014.

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Selected Financial Condition Data:
Total assets	$1,365,101	$1,272,173	$1,308,513	$1,233,705	$1,278,608	$1,385,721	$1,446,259
Loans and loans held for sale	832,852	750,007	808,490	730,498	753,385	886,570	1,069,204
Allowance for loan losses	13,836	11,214	13,791	10,996	14,130	19,907	44,663
Investment securities	400,778	356,101	405,582	389,952	353,489	351,878	271,799
Cash and interest bearing deposits with banks	76,885	101,449	37,662	43,844	84,293	50,252	20,899
Goodwill and other intangible assets	—	—	—	—	—	—	—
Deposits	1,115,998	1,026,936	1,059,709	950,086	1,048,553	1,153,106	1,201,738
Borrowings	115,001	120,878	117,933	162,031	102,362	105,182	116,556
Shareholders’ equity	122,945	111,868	118,365	108,898	114,531	111,608	117,308

Selected Operating Data:
Interest income	$11,876	$11,250	$45,631	$44,897	$52,294	$61,606	$71,088
Interest expense	1,600	1,652	6,663	7,204	8,722	13,450	20,159

Net interest income	10,276	9,598	38,968	37,693	43,572	48,156	50,929
Provision for credit losses	—	401	401	4,909	7,932	23,587	48,576

Net interest income after provision for loan losses	10,276	9,197	38,567	32,784	35,640	24,569	2,353
(Losses) gains on securities transactions, net	30	131	1,251	1,825	9,564	1,118	3,084
Net impairment losses on securities recognized in earnings	—	—	—	—	—	—	—
Trading (losses) gains, net	50	81	123	(152)	—	—	—
Gains on sales of loans, net	—	18	110	103	17	—	—
(Losses) gains on sale of assets, net	—	—	—	—	—	—	—
All other non-interest income	605	552	2,421	2,285	2,278	1,905	2,176
FDIC insurance assessment	460	689	2,435	2,995	3,167	4,282	3,693
All other non-interest expense	6,845	8,440	30,860	34,088	41,339	48,933	57,008

Income before income taxes	3,656	850	9,177	(238)	2,993	(25,623)	(53,088)
Income tax expense	1,370	317	3,388	(296)	849	(9,707)	(20,051)

Net income	$2,286	$533	$5,789	$58	$2,144	$(15,916)	$(33,037)

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	.69%	.17%	.45%	0.00%	.16%	(1.10)%	(2.10)%
Return on average shareholders’ equity	7.62	1.93	5.08	0.05	1.87	(13.38)	(22.90)
Net interest margin	3.33	3.28	3.32	3.20	3.63	3.59	3.44
Efficiency ratio(1)	69.25	87.70	77.66	88.81	80.29	103.98	108.03
Average interest-earning assets to average interest-bearing liabilities	161.22	145.79	150.33	141.91	135.11	128.83	114.37

Per Common Share Data:
Basic earnings per share	$0.12	$0.03	$0.30	$0.00	$0.11	$(0.80)	$(1.64)
Diluted earnings per share	0.09	0.02	0.22	0.00	0.08	(0.61)	(1.50)
Dividends declared	—	—	—	—	—	—	—
Book value (end of period)	4.89	4.41	4.75	4.26	4.58	4.42	5.18
Tangible book value(2)	4.89	4.41	4.75	4.26	4.58	4.42	5.18
Dividend payout ratio	—%	—%	—%	—%	—%	—%	—%

Capital Ratios:
Average shareholders’ equity to average assets	9.01%	8.91%	8.94%	8.90%	8.68%	8.27%	9.16%
Shareholders’ equity to total assets	9.01	8.79	9.05	8.83	8.96	8.05	8.11
Tangible common equity to tangible assets(3)	9.01	8.79	9.05	8.83	8.96	8.05	8.11

Regulatory Capital Ratios:
Tier 1 capital	9.79%	8.41%	8.75%	8.57%	8.25%	6.79%	7.34%
Total capital	11.04	9.66	10.01	9.82	9.51	8.05	8.62
Leverage capital	7.10	5.91	6.28	5.81	5.50	4.59	5.37

Asset Quality Ratios:
Non-performing assets (“NPAs”)	$9,229	$13,366	$8,712	$14,253	$55,183	$96,386	$79,175
Non-accrual loans to total loans	0.83%	1.29%	.78%	1.43%	3.65%	6.71%	2.83%
NPAs to total loans and NPAs	1.11	1.77	1.08	1.94	7.07	10.44	7.08
Net loan charge-offs to average loans	(0.01)	0.02	(0.32)	1.11	1.65	4.99	2.54
Allowance for loan losses to total loans	1.66	1.50	1.70	1.50	1.88	2.25	4.18
Allowance for credit losses to total loans	1.66	1.50	1.70	1.50	1.88	2.25	4.18

Notes to Selected Financial Data:

(1)	The efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income.
(2)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing shareholders’ equity less goodwill and other intangible assets by common shares outstanding, as follows:

(dollars in thousands, except per share data)	At March 31,		At December 31,
	2015	2014	2014	2013	2012	2011	2010
Common shares outstanding	19,752,085	19,360,835	19,360,835	19,360,835	19,360,835	19,394,106	20,098,014

Shareholders’ equity	$122,945	$111,868	$118,365	$108,898	$114,531	$111,608	$117,308
Less: Goodwill and other intangible assets	—	—	—	—	—	—	—

Tangible common shareholders’ equity	$122,945	$111,868	$118,365	$108,898	$114,531	$111,608	$117,308

Tangible book value per common share	$4.89	$4.41	$4.75	$4.26	$4.58	$4.42	$5.18

(3)	Tangible common shareholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) by tangible assets, as follows:

(dollars in thousands)	At March 31,		At December 31,
	2015	2014	2014	2013	2012	2011	2010
Tangible common shareholders’ equity	$122,945	$111,868	$118,365	$108,898	$114,531	$111,608	$117,308

Total assets	1,365,101	1,272,173	1,308,513	1,233,705	1,278,608	1,385,721	1,446,259
Less: Goodwill and other intangible assets	—	—	—	—	—	—	—

Tangible assets	$1,365,101	$1,272,173	$1,308,513	$1,233,705	$1,278,608	$1,385,721	$1,446,259

Tangible common shareholders’ equity to tangible assets	9.01%	8.79%	9.05%	8.83%	8.96%	8.05%	8.11%

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Set forth below are the earnings per share, period-end book value per share and cash dividends per share for the common stock of Valley and Bancshares for the periods noted. The data is presented on a historical and pro forma basis. The historical per share data for Valley were derived from the financial statements of Valley that have been filed with the SEC, certain of which are incorporated by reference herein. See “Information Incorporated by Reference” on page [●]. The historical per share data for Bancshares were derived from the audited financial statements of Bancshares as of and for the fiscal years ended December 31, 2010 through December 31, 2014 and from unaudited, internally prepared financial statements of Bancshares as of and for the three months ended March 31, 2014 and March 31, 2015. The pro forma combined share data have been derived after giving effect to the Bancshares merger as if it occurred at the beginning of the period presented using the purchase method of accounting. See “Summary Financial Data of Valley” on page [●] and “Summary Financial Data of Bancshares” on page [●].

The preliminary pro forma financial information reflects estimated adjustments to record Bancshares’ assets and liabilities at their respective fair values based on Valley management’s best estimate using the information available at this time. The preliminary pro forma adjustments will be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Bancshares’ tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the estimated pro forma adjustments reflected in the preliminary pro forma financial information. Increases or decreases in the fair value of certain balance sheet amounts and other items of Bancshares as compared to the estimates reflected in the preliminary pro forma financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Valley with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. Additionally, merger related expenses and the amortization and accretion of the purchase accounting adjustments are not expected to be material to the post acquisition results of operation and are not included in the preliminary pro forma financial information.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

Book value per share for the pro forma combined presentation is based upon outstanding shares of Valley common stock, adjusted to include the estimated number of shares of Valley common stock to be issued in the merger for outstanding shares of Bancshares common stock at the time the merger is completed, assuming that the exchange ratio is 0.75 of a share of Valley common stock for each share of Bancshares common stock. The per share equivalent pro forma combined data for shares of Bancshares common stock is also based on the assumption that the exchange ratio is 0.75 of a share of Valley common stock for each share of Bancshares common stock.

The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Valley or Bancshares, if any, is at the discretion of their respective Boards of Directors. When declaring dividends, the Boards of Directors normally consider cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley common stock, including the Valley common stock issued in the merger for Bancshares common stock, equal to its historical cash dividends per share declared on Valley common stock.

	Historical Valley	Historical Bancshares	Pro Forma Combined
Three Months Ended March 31, 2015
Earnings per common share:
Basic	$0.13	$0.12	$0.13
Diluted	0.13	0.09	0.13
Period-end book value per common share	8.03	4.89	8.35
Cash dividends per share	0.11	—	0.11

Year Ended December 31, 2014
Earnings per common share:
Basic	$0.56	$0.30	$0.55
Diluted	0.56	0.22	0.54
Period-end book value per common share	8.03	4.75	8.32
Cash dividends per share	0.44	—	0.44

The first table below presents, for the periods indicated, the high and low prices per share of Valley common stock and Bancshares common stock and the cash dividends declared per share of Valley common stock and Bancshares common stock. The second table presents the implied value of one share of Bancshares common stock on May 26, 2015 (the last trading day before the public announcement of the merger), computed by multiplying the Valley closing price on that date by the 0.75 exchange ratio. The second table also presents the implied value of one share of Bancshares common stock on [●], 2015 (the most recent practicable trading day prior to the date of this joint proxy statement-prospectus) by multiplying the 0.75 exchange ratio by the [●], 2015 Valley closing price. Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and Bancshares common stock is quoted on the OTC Pink marketplace under the symbol “CNLB”. Bancshares Series A preferred stock, Class B preferred stock and Class C preferred stock are not quoted on any marketplace. We urge you to obtain current market quotations for Valley common stock and Bancshares common stock. Because trading prices fluctuate, Bancshares shareholders are not assured of receiving any specific market value of Valley common stock. The price of Valley common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Bancshares shareholders meet to vote on the merger.

	Price of Valley Common Stock and Dividends Declared			Price of Bancshares Common Stock and Dividends Declared
	High	Low	Dividends	High		Low		Dividends
2015:
Second Quarter	$10.48	$9.26	$0.11	$7.25		$3.60		$0.00
First Quarter	9.80	8.80	0.11	—	(1)	—	(1)	0.00

2014:
Fourth Quarter	$10.09	$9.05	$0.11	$—	(1)	$—	(1)	$0.00
Third Quarter	10.18	9.38	0.11	2.50		2.50		0.00
Second Quarter	10.81	9.42	0.11	—	(1)	—	(1)	0.00
First Quarter	10.50	9.28	0.11	—	(1)	—	(1)	0.00

2013:
Fourth Quarter	$10.53	$9.67	$0.11	$1.85		$1.85		$0.00
Third Quarter	10.73	9.41	0.16	1.50		1.50		0.00
Second Quarter	10.28	8.75	0.16	—	(1)	—	(1)	0.00
First Quarter	10.50	9.50	0.16	—	(1)	—	(1)	0.00

(1)	Bancshares is not aware of any trading of Bancshares’ common stock on the OTC Pink marketplace during this quarter.

Date	Closing Sale Price Per Share of Valley Common Stock		Closing Sale Price Per Share of Bancshares Common Stock			Equivalent Value of Merger Consideration Per Share of Bancshares Common Stock
May 26, 2015		$9.67		$4.25	(1)		$7.25
[●], 2015	$	[●]	$	[●]		$	[●]

(1)	There were no reported trades in Bancshares common stock on the OTC Pink marketplace on May 26, 2015. The last trade in Bancshares common stock occurred on May 14, 2015 and the closing sale price per share of Bancshares common stock on such date was $4.25.

There were approximately 8,071 shareholders of record of Valley as of March 31, 2015. As of March 31, 2015, there were approximately 373 shareholders of record of Bancshares common stock, 228 shareholders of record of Bancshares Series A preferred stock, 126 shareholders of record of Bancshares Class B preferred stock and 91 shareholders of record of Bancshares Class C preferred stock.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, including the information addressed in “Forward-Looking Statements” beginning on page [●], Bancshares shareholders should consider the risks described below in determining whether to approve the merger agreement.

Bancshares shareholders cannot be sure of the market value of the merger consideration they will receive because the market price of Valley common stock may fluctuate and the exchange ratio may be adjusted.

Upon completion of the merger, each share of Bancshares common stock will be converted into merger consideration consisting of 0.75 of a share of Valley common stock, subject to adjustment in the event Valley’s Average Closing Price falls below $8.80 or rises above $10.13 prior to the closing of the merger and subject to the payment of cash in lieu of fractional shares. In the event Valley’s Average Closing Price is less than $8.80, then the exchange ratio will be $6.60 divided by Valley’s Average Closing Price subject to Valley’s option to pay cash in lieu of increasing the exchange ratio as described below; and if Valley’s Average Closing Price is greater than $10.13, the exchange ratio will be $7.60 divided by Valley’s Average Closing Price. In the event Valley’s Average Closing Price is less than $8.80, Valley will have the right in its discretion, in lieu of increasing the exchange ratio, to pay an amount of cash for each share of Bancshares common stock in an amount equal to the difference between (a) $6.60 and (b) the product of Valley’s Average Closing Price times 0.75, and the exchange ratio will be 0.75. The intent of this provision is that Bancshares’ shareholders will receive at the closing of the merger Valley common stock with a value (based on the Valley Average Closing Price) of between $6.60 and $7.60 for each share of Bancshares common stock they own. On July 15, 2015, the closing price of Valley common stock was $10.34. Based on such price, the exchange ratio would have been reduced to 0.735 from 0.75 and the per share value of the consideration would have been equal to $7.60. Valley’s common stock has traded above $10.13 since June 22, 2015.

On or prior to the consummation of the merger, outstanding shares of Bancshares Series A preferred stock and Class B preferred stock will be converted into Bancshares common stock, and outstanding shares of Bancshares Class C preferred stock will either be redeemed by Bancshares or, at the option of the holder, converted into Bancshares common stock. The market value of the merger consideration may vary from the closing price of Valley common stock on the date we announced the merger, on the date that this document was mailed to Bancshares shareholders, on the date of the special meeting of Bancshares voting shareholders and on the date we complete the merger and thereafter. Any change in the market price of Valley common stock prior to completion of the merger will affect the market value of the merger consideration that Bancshares shareholders will receive upon completion of the merger. Accordingly, at the time of the Bancshares special meeting, Bancshares shareholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger.

Other than the adjustment in the event Valley’s Average Closing Price falls below $8.80 or rises above $10.13 prior to the closing of the merger, there will be no adjustment to the merger consideration for changes in the market price of either shares of Valley common stock or shares of Bancshares common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Valley’s or Bancshares’ respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Valley’s or Bancshares’ control. Bancshares shareholders should obtain current market quotations for shares of Valley common stock and for shares of Bancshares common stock before they vote on the merger.

The merger is subject to the receipt of consents and approvals from government entities that may not be received, or may impose burdensome conditions.

Before the merger may be completed, various approvals, waivers or consents must be obtained from the OCC and the FRB. These government entities may refuse to approve the merger or impose conditions on their approval of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

Valley may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Valley’s ability to realize anticipated cost savings and to combine the businesses of Valley and Bancshares in a manner that permits growth opportunities to be realized and does not materially disrupt the existing customer relationships of Bancshares nor result in decreased revenues due to any loss of customers. However, to realize these anticipated benefits, the businesses of Valley and Bancshares must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Valley and Bancshares have operated and, until the completion of the merger, will continue to operate independently. The anticipated cost savings from the merger are largely expected to derive from the absorption by Valley of many of Bancshares’ back-office administrative functions and the conversion of Bancshares’ operating platform to Valley’s systems. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Valley’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. A failure to successfully navigate the complicated integration process could have an adverse effect on the combined company.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Valley’s wide variety of financial products, and from increased lending out of Valley’s substantially larger capital base, to Bancshares’ existing customers and to new customers in Bancshares’ market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Valley’s products to Bancshares’ customer base could cause the earnings of the combined company to be less than anticipated.

Valley may be unable to retain Bancshares’ employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures and retaining key employees. The integration of the two companies will require the experience and expertise of certain executive officers of Bancshares who have agreed to work for Valley for periods of time following the completion of the merger and other key employees who Valley expects to retain. However, Valley may not be successful in retaining those employees who have not agreed to work for Valley for the time period necessary to successfully integrate Bancshares’ operations with those of Valley. In addition, Valley may not be successful in retaining employees such as loan officers and branch personnel who prefer to work at locally based financial institutions in Florida. The loss of Bancshares employees could have an adverse effect on the business and results of operation of Valley in Florida following the merger.

Valley may be unable to retain Bancshares’ customers or grow the Bancshares business.

Bancshares operates in geographic markets, and with customers primarily located, in and around northeast, southeast, southwest and central Florida, while Valley’s markets and customers are located primarily in northern and central New Jersey, New York City and Long Island, New York and southeast and central Florida. Any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may choose to obtain some or all of their banking products and services from other banks. Valley believes that Bancshares’ customers will not seek products or services elsewhere as a result of the merger because Valley’s community banking model is similar to Bancshares’ community banking model. However, as the Bancshares operations and customers are in a relatively new geographic region for Valley, there can be no assurances that Valley will be able to retain all of Bancshares’ customers or grow the customer base in southwest, southeast and central Florida.

The market price of Valley common stock after the merger may be affected by factors different from those currently affecting the shares of Bancshares or Valley common stock.

The businesses of Valley and Bancshares differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Valley and Bancshares. For a discussion of the business of Valley and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Information Incorporated by Reference” beginning on page [●].

Valley may further reduce or eliminate the cash dividend on its common stock.

Holders of Valley common stock are only entitled to receive such cash dividends as the Valley Board of Directors may declare out of funds legally available for such payments. In the fourth quarter of 2013, Valley announced that it was reducing its quarterly cash dividend to $0.11 per share from $0.1625 per share. Although Valley has historically declared cash dividends on its common stock, Valley is not required to do so and may further reduce or eliminate its common stock cash dividend in the future depending upon Valley’s results of operations, financial condition or other metrics. This could adversely affect the market price of Valley common stock. Additionally, as a bank holding company, Valley’s ability to declare and pay dividends is dependent on federal regulatory policies and regulations, including the supervisory policies and guidelines of the OCC and the FRB regarding capital adequacy and dividends. Among other things, consultation of the FRB supervisory staff is required in advance of Valley’s declaration or payment of a dividend that exceeds its earnings for a period in which the dividend is being paid.

The merger agreement limits Bancshares’ ability to pursue an alternative acquisition proposal and requires Bancshares to pay a termination fee of $7.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000, under certain circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Bancshares from initiating, soliciting, knowingly encouraging or engaging in negotiations with, or providing any information to, any third party with respect to alternative acquisition proposals, subject to limited exceptions. Further, Valley generally has the opportunity to modify the terms of the merger in response to any competing acquisition proposals that may be made before the Bancshares Board of Directors’ withdrawal or modification of its recommendation to shareholders to approve the merger agreement. The merger agreement also provides for the payment by Bancshares of a termination fee in the amount of $7.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000, in the event that Valley or Bancshares terminate the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Bancshares. See “Proposal 1 of the Bancshares Special Meeting - The Merger - The Merger Agreement - Agreement Not to Solicit Other Offers” on page [●].

These provisions could discourage a potential competing acquiror that might have an interest in acquiring Bancshares from considering or proposing that acquisition, even if it were prepared to pay higher per share consideration proposed to be received or realized in the merger, or might result in a potential competing acquiror to pay a lower price than it might otherwise be prepared to pay because of the added expense of the termination fee.

If the merger is not completed, Bancshares will have incurred substantial expenses without realizing the expected benefits of the merger.

Bancshares has incurred substantial legal, accounting and investment banking expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Bancshares would have to recognize these expenses without realizing the expected benefits of the merger.

Bancshares and Valley will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on their businesses may have an adverse effect on Bancshares and Valley. These uncertainties may also impair Bancshares’ ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with Bancshares to seek to change their existing business relationship, which could negatively impact Valley upon consummation of the merger. In addition, the merger agreement restricts Bancshares from taking certain specified actions without Valley’s consent until the merger is consummated or the merger agreement is terminated. These restrictions may prevent Bancshares from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Bancshares common stock to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Bancshares common shareholders, Series A preferred shareholders and Class B preferred shareholders, voting together as a single class. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, Valley and/or Bancshares may terminate the merger agreement under certain circumstances even if the merger is approved by such Bancshares shareholders.

If the merger is not completed, the market price of Bancshares common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed. If the merger is not completed, additional consequences could materialize, including any adverse effects from a failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. For more information on closing conditions to the merger agreement, see the section entitled “Proposal 1 of the Bancshares Special Meeting - The Merger - Merger Agreement - Conditions to Complete the Merger” on page [●].

Bancshares’ directors and executive officers have interests in the merger that differ from the interests of Bancshares’ shareholders.

Bancshares’ executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Bancshares shareholders generally. With respect to certain Bancshares executive officers, these interests include acceleration of vesting and payouts of their Bancshares equity compensation awards, the right to receive change-in-control payments, accelerated payouts, and enhancement of deferred compensation balances under supplemental executive retirement plan agreements. In addition, certain Bancshares executive officers have entered into employment agreements or a consulting agreement with Valley that will become effective upon the closing of the merger. See “Proposal 1 of the Bancshares Special Meeting - The Merger - Interests of Certain of Persons in the Merger - Interests of Bancshares Executive Officers and Directors in the Merger” beginning on page [●] for a discussion of these interests.

The shares of Valley common stock to be received by Bancshares shareholders as a result of the merger will have different rights from the shares of Bancshares common stock and preferred stock.

Upon completion of the merger, Bancshares shareholders will become Valley shareholders and their rights as shareholders will be governed by New Jersey law, the Valley Restated Certificate of Incorporation and the

Valley By-laws. The rights associated with Bancshares common stock and preferred stock are different from the rights associated with Valley common stock. Please see “Comparison of the Rights of Shareholders of Valley and Bancshares” beginning on page [●] for a discussion of the different rights associated with Valley common stock.

Bancshares common shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Bancshares’ common shareholders currently have the right to vote in the election of Bancshares’ Board of Directors and on other matters affecting Bancshares. When the merger occurs, each Bancshares shareholder that receives shares of Valley common stock will become a shareholder of Valley with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Bancshares. Because of this, Bancshares common shareholders will have less influence on the management and policies of Valley than they now have on the management and policies of Bancshares.

The opinion from the financial advisor of Bancshares does not reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

Hovde, Bancshares’ financial advisor in connection with the proposed merger, has delivered to the Board of Directors of Bancshares its opinion, dated May 26, 2015, regarding the fairness, from a financial point of view and as of the date of such opinion, to the shareholders of Bancshares of the 0.75 exchange ratio (subject to adjustment if Valley’s Average Closing Price is greater than $10.13 or less than $8.80) in the merger. Bancshares has not obtained an updated opinion as of the date of this document from Hovde.

Changes in the operations and prospects of Valley or Bancshares, general market and economic conditions and other factors which may be beyond the control of Valley and Bancshares may have altered the value of Valley or Bancshares or the prices of shares of Valley common stock and shares of Bancshares common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. Bancshares’ financial advisor’s opinion does not speak as of any date other than the date of each such opinion. For a description of the opinion that the Bancshares Board of Directors received from Hovde, please refer to “Proposal 1 of the Bancshares Special Meeting - The Merger - Opinions of Bancshares’ Financial Advisor” beginning on page [●]. For a description of the other factors considered by Bancshares’ Board of Directors in determining to approve the merger, please refer to “Proposal 1 of the Bancshares Special Meeting - The Merger - Recommendation of Bancshares’ Board of Directors and Reasons for the Merger” beginning on page [●].

Valley will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Valley common stock and dilute the holdings of existing shareholders.

In the future, Valley may issue additional shares of Valley common stock in connection with another acquisition, to increase its capital resources or, if Valley or Valley National Bank’s capital ratios fall below or near the Basel III regulatory required minimums, Valley could be required to raise additional capital by making additional offerings of common stock. Additional common stock offerings may dilute the holdings of Valley’s existing shareholders or reduce the market price of Valley common stock, or both. Valley may also issue additional shares of Valley preferred stock, which may have preferential voting, conversion or redemption rights. The issuance of additional preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley common stock are not entitled to preemptive rights or other protections against dilution.

FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus, including information included or incorporated by reference in this proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and Bancshares, including future financial and operating results and performance; statements about Valley’s and Bancshares’ plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and Bancshares’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and Bancshares. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page [●] of this proxy statement-prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the voting shareholders of Bancshares to approve the merger agreement;

•	the failure to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	disruptions to the businesses of Valley and Bancshares as a result of the announcement and pendency of the merger;

•	higher than expected increases in Valley’s or Bancshares’ loan losses or in the level of nonperforming loans;

•	the risk that the businesses of Valley and Bancshares may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

•	weakness or unexpected decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area, including Long Island, and Florida;

•	higher than expected costs and expenses incurred in connection with the merger, or in connection with potential litigation relating to the merger;

•	higher than expected charges Valley incurs in connection with marking Bancshares’ assets to fair value;

•	unexpected changes in interest rates;

•	unexpected declines in real estate values within Valley’s and Bancshares’ market areas;

•	other than temporary impairments or declines in value in Valley’s or Bancshares’ investment portfolio;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom Valley and Bancshares have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund Valley’s and Bancshares’ various cash obligations;

•	unanticipated reduction in Valley’s and Bancshares’ deposit base;

•	government intervention in the U.S. financial system and the effects of, and changes in, trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject Valley and Bancshares to additional regulatory oversight which may result in increased compliance costs and/or require Valley and Bancshares to change their business model;

•	changes in accounting policies or accounting standards;

•	Valley’s and Bancshares’ inability to promptly adapt to technological changes;

•	Valley’s and Bancshares’ internal controls and procedures may not be adequate to prevent losses;

•	the possibility that litigation may be brought pertaining to fiduciary responsibility, environmental laws and other matters or that existing litigation may have unanticipated consequences;

•	the possibility that the expected benefits of this acquisition will not be fully realized by Valley;

•	the inability to realize expected cost savings and synergies from the merger of Bancshares with Valley in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to integration matters might be greater than expected;

•	material adverse changes in Valley’s or Bancshares’ operations or earnings;

•	the inability to retain Bancshares’ customers and employees;

•	cyber-attacks on Valley or Bancshares causing disruptions or intrusions and leading to unexpected losses; and

•	other unexpected material adverse changes in Valley’s or Bancshares’ operations or earnings.

Additional factors that could cause Valley’s results to differ materially from those described in the forward-looking statements can be found in Valley’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference in this proxy statement-prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement-prospectus and attributable to Valley or Bancshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Valley and Bancshares undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

CERTAIN INFORMATION ABOUT VALLEY

General

Valley, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of March 31, 2015, Valley had:

•	consolidated total assets of $19.0 billion;

•	total deposits of $14.2 billion;

•	total loans of $13.7 billion; and

•	total shareholders’ equity of $1.9 billion.

In addition to Valley’s principal subsidiary, Valley National Bank, Valley owns all of the voting and common shares of GCB Capital Trust III, State Bancorp Capital Trust I and State Bancorp Capital Trust II, through which trust preferred securities were issued.

Valley’s principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

Valley National Bank

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States. Currently, Valley National Bank operates 224 branch locations throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, and Queens, and Long Island, New York, and southeast and central Florida. Valley National Bank provides a full range of commercial, retail and wealth management financial services products. Valley National Bank provides a variety of banking services including automated teller machines, telephone, mobile and internet banking, remote deposit capture, overdraft facilities, drive-in and night deposit services, and safe deposit facilities. Valley National Bank also provides certain international banking services to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange, documentary collections, foreign wire transfers and the maintenance of foreign bank accounts.

Valley National Bank’s wholly-owned subsidiaries are all included in the consolidated financial statements of Valley. These subsidiaries include:

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	asset management advisors which are SEC registered investment advisors;

•	title insurance agencies in New Jersey, New York and Florida;

•	subsidiaries which hold, maintain and manage investment assets for the Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which owns and services general aviation aircraft loans and existing commercial equipment leases;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans and specializes in asset-based lending.

Valley National Bank’s subsidiaries also include real estate investment trust subsidiaries (the “REIT” subsidiaries) which own real estate related investments and a REIT subsidiary, which owns some of the real estate utilized by Valley National Bank and related real estate investments. Except for Valley’s REIT subsidiaries, all subsidiaries mentioned above are directly or indirectly wholly owned by Valley National Bank. Because each REIT subsidiary must have 100 or more shareholders to qualify as a REIT, each REIT subsidiary has issued less than 20 percent of its outstanding non-voting preferred stock to individuals, most of whom are non-senior management Valley National Bank employees. Valley National Bank owns the remaining preferred stock and all the common stock of the REIT subsidiaries.

Valley has grown significantly in the past five years primarily through bank acquisitions in the New York metropolitan area and in Florida.

CERTAIN INFORMATION ABOUT BANCSHARES

General

Bancshares is a bank holding company under the Bank Holding Company Act of 1956, as amended, for CNLBank, and subject to the supervision and regulation of the Federal Reserve Board and the Florida Office of Financial Regulation. CNLBank’s deposits are insured by Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. Bancshares is a corporation organized in 1998 under the laws of the State of Florida. Its main office is located at 450 South Orange Avenue, Suite 400, Orlando, Florida 32801. CNLBank is a Florida-chartered state member bank, which commenced operations in 1997. CNLBank is a full service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces which is comprised primarily of Northeast, Central, Southeast and Southwest Florida.

As of March 31, 2015, Bancshares had:

•	consolidated assets of approximately $1.4 billion;

•	total deposits of approximately $1.1 billion;

•	total loans of approximately $833 million; and

•	shareholders’ equity of approximately $123 million.

Business

Historically, CNLBank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach.

CNLBank provides a range of consumer and commercial banking services to individuals, businesses and industries. CNLBank’s target market is affluent individuals, professionals, commercial business and business owners, property management companies, and non-profit organizations. These targeted customers have the opportunity to generate significant revenue for banks yet are generally underserved by large bank competitors. These customers generally can afford profitability opportunities more than the average retail customer.

The revenues of CNLBank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gain on sale of residential loans, and ATM fees. The principal sources of funds for CNLBank’s lending activities are its deposits (primarily consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of CNLBank are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Bancshares’ operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CNLBank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Banking Services

Commercial Banking. CNLBank focuses its commercial loan originations on small and mid-sized business (generally up to $25 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review.

Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. CNLBank offers a range of cash management services and deposit products to commercial customers.

Retail Banking. CNLBank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by CNLBank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, CNLBank offers contemporary products and services, such as debit cards, internet banking and electronic bill payment services. Consumer loan products offered by CNLBank include home equity lines of credit, second mortgages, new and used auto loans.

INFORMATION ABOUT THE BANCSHARES MEETING

Date, Time and Place

This document solicits, on behalf of the Bancshares Board of Directors, proxies to be voted at a special meeting of Bancshares common shareholders, Series A preferred shareholders and Class B preferred shareholders, voting together as a single class, and at any adjournments or postponements thereof. The Bancshares meeting is scheduled for:

[●], 2015, at [●] (local time)

[●]

[●]

[●]

[●]

Purpose

At the meeting, Bancshares common shareholders, Series A preferred shareholders and Class B preferred shareholders, voting as a single class, will consider and vote on approval of the merger agreement and Bancshares common shareholders will consider and vote on approval of the Bancshares Adjournment Proposal.

Board Recommendations

The Bancshares Board of Directors unanimously recommends (i) that Bancshares common shareholders, Series A preferred shareholders and Class B preferred shareholders vote FOR approval of the merger agreement and (ii) that Bancshares common shareholders vote FOR approval of the Bancshares Adjournment Proposal.

Record Date; Quorum; Required Vote; Voting Agreements

As of the record date, [●], 2015, [●] shares of common stock of Bancshares were issued and outstanding, [●] shares of Series A preferred stock were issued and outstanding and [●] shares of Class B preferred stock were issued and outstanding. In addition, as of the record date, [●] , 2015, [●] shares of Class C preferred stock were issued and outstanding. The holders of Class C preferred stock are not entitled to vote. They may convert their shares of Class C preferred stock into Bancshares common stock (at a ratio of 333.33 shares of Bancshares common stock for each share of Class C preferred stock). However, if the holders of Class C preferred stock convert their shares into Bancshares common stock after the record date, they will not be entitled to vote those shares of Bancshares common stock.

The common stock, Series A preferred stock and Class B preferred stock are Bancshares’ only classes of securities entitled to vote, each share being entitled to one vote. The presence at the Bancshares special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Bancshares common stock, Series A preferred stock and Class B preferred stock, taken together as a single class, as of the record date is considered a quorum for the transaction of business. If Bancshares voting shareholders submit a properly completed proxy or if they appear at the Bancshares special meeting to vote in person, their shares of Bancshares voting stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Bancshares special meeting will be adjourned or postponed.

The merger cannot be completed without Bancshares voting shareholders’ approval of the merger agreement. The affirmative vote of a majority of the shares of Bancshares common stock, Series A preferred stock and Class B preferred stock, voting together as a single class, that are outstanding on the record date is required to approve the merger agreement.

On May 26, 2015, the directors and executive officers of Bancshares as a group beneficially owned a total of 9,832,057 shares of Bancshares common stock, vested options to purchase shares of Bancshares common stock, Series A preferred stock and Class B preferred stock, representing 43.90% of the aggregate of the 21,957,316 issued and outstanding voting shares and 440,200 vested options held by such directors and executive officers to purchase shares of Bancshares common stock. In connection with the execution of the merger agreement, Valley entered into voting agreements with each Bancshares director. Pursuant to the voting agreements, the Bancshares directors have each agreed to vote the shares of Bancshares voting stock beneficially owned by them (whether solely or jointly with others) in favor of approval of the merger agreement. On the record date, a total of [●] shares of Bancshares voting stock representing approximately [●]% of the outstanding Bancshares voting stock are covered by the voting agreements.

Approval of the Bancshares Adjournment Proposal requires that the affirmative votes cast by the holders of Bancshares common stock present in person or represented by proxy at the Bancshares special meeting and entitled to vote exceed the votes cast in opposition.

The matters to be considered at the Bancshares special meeting are of great importance to the Bancshares voting shareholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card.

Voting Rights; Proxies

If Bancshares voting shareholders properly execute a proxy card and send it to Bancshares in the enclosed envelope in a timely manner, their proxy will be voted in accordance with the instructions they indicate, unless they revoke their proxy prior to the vote. If Bancshares voting shareholders send Bancshares a proxy card that does not instruct Bancshares how to vote, their shares will be voted “FOR” approval of the merger agreement. If Bancshares common shareholders send Bancshares a proxy card that does not instruct Bancshares how to vote, their shares will be voted “FOR” approval of the Bancshares Adjournment Proposal.

Bancshares voting shareholders may revoke their grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with the Secretary of Bancshares;

(b)	submitting a signed proxy card bearing a later date; or

(c)	attending and voting in person at the Bancshares special meeting.

Written revocations should be sent to Chirag J. Bhavsar, Secretary, CNLBancshares, Inc., 450 South Orange Avenue, Suite 400, Orlando, Florida 32801. Attendance at the Bancshares special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

The inspectors of election appointed for the Bancshares special meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at such special meeting. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares. Abstentions are effectively a vote AGAINST the merger agreement but will have no effect on the Bancshares Adjournment Proposal at the Bancshares special meeting. Broker non-votes will have the effect of a vote AGAINST the merger agreement but will have no effect on the Bancshares Adjournment Proposal at the Bancshares special meeting.

If Bancshares voting shareholders do not vote by proxy or in person at the Bancshares special meeting, it will have the effect of a vote AGAINST the merger agreement, but will have no effect on the vote to approve the Bancshares Adjournment Proposal. Failure to vote, however, may also affect whether a quorum is present.

Solicitation of Proxies

Bancshares will bear all costs of soliciting proxies for the Bancshares special meeting. In addition to solicitations by mail, the directors, officers and employees of Bancshares may solicit proxies for the Bancshares special meeting from Bancshares voting shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Bancshares will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

PROPOSAL 1 OF THE BANCSHARES SPECIAL MEETING - THE MERGER

Background of the Merger

As a part of its ongoing consideration and evaluation of its long-term prospects and strategies, Bancshares’ board of directors and senior management have regularly reviewed and assessed Bancshares’ business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available, all with the goal of enhancing value for Bancshares’ shareholders. The strategic discussions have focused on, among other things, the business environment facing financial institutions in general and Bancshares, in particular, as well as current conditions and ongoing consolidation in the financial services industry.

On February 6, 2014, Bancshares invited a Hovde representative to a meeting of the Bancshares’ board of directors to give a presentation on the Florida banking market, consolidation activity, bank valuations, the acquirer landscape, and other information. On May 1, 2014 Bancshares invited a Hovde representative to the Bancshares’ board of directors meeting to give an update on merger and acquisition activities in the Florida market.

In early September, 2014, a representative of Hovde had a discussion with Rudy Schupp (current President of Florida Division of Valley) regarding the Bancshares organization. Thereafter, Chirag Bhavsar (Executive Vice President and Chief Financial Officer of Bancshares) sent Mr. Schupp correspondence inquiring about the possibility of arranging a meeting to discuss the Valley and Bancshares organizations including a possible business combination between the two entities. On September 23, 2014, Lee Hanna (Chief Executive Officer and President of Bancshares) and Mr. Bhavsar had a dinner meeting with Mr. Schupp to discuss the Florida market, recent activities, and their respective organizations.

On November 4, 2014, Bancshares invited a Hovde representative to participate in a meeting of the Bancshares board of directors to provide an additional update on Florida merger and acquisition activity, valuations in the banking industry, and other information. On November 12, 2014, the Bancshares directors met to discuss strategic alternatives, potential acquisition interest from Valley and another financial institution, and to seek Hovde’s advice regarding other parties who could have a possible interest in acquiring Bancshares. On November 25, 2014, Messrs. Hanna and Bhavsar had dinner with Mr. Schupp to continue discussions regarding their respective organizations and the possible interest of Valley in pursuing an acquisition of Bancshares.

On December 15, 2014, Messrs. Hanna and Bhavsar and a representative of Hovde met to discuss approaches to a possible exploration of an acquisition of Bancshares, including potential interested parties (including Valley), the due diligence process, and a possible timeline for soliciting indications of interest and pursuing an acquisition transaction.

On December 20, 2014, Messrs. Hanna and Bhavsar met with Gerald H. Lipkin (Chairman, President and Chief Executive Officer of Valley), Peter Crocitto (Senior Executive Vice President and Chief Operating Officer of Valley) and Mr. Schupp in West Palm Beach, Florida to discuss a potential merger transaction involving the two organizations. They also discussed additional information with respect to their organizations.

During the fourth quarter of 2014, approximately four financial institutions contacted Messrs. Hanna and Bhavsar (some were unsolicited and some were initially contacted by Hovde) and introductory meetings took place with two of these financial institutions (including Valley).

On January 8, 2015, Bancshares directors met at a special meeting to discuss potential parties who might have an interest in acquiring Bancshares.

On January 27, 2015, Bancshares invited a Hovde representative to a special meeting of the Bancshares board of directors to give an updated presentation on the Florida merger and acquisition environment, and also asked Hovde to address Bancshares’ other strategic options. The Bancshares board of directors determined to hire Hovde to assist it in connection with the review of its strategic alternatives but with an initial focus towards a potential merger transaction. On January 29, 2015, an engagement agreement with Hovde was entered into by Bancshares.

In early February, 2015, Hovde contacted a number of financial institutions (including Valley) to assess their interest in a potential acquisition of Bancshares. As a part of that process, Bancshares created a data room with initial due diligence information, and non-disclosure agreements were signed with four parties, including Valley.

On March 5, 2015, initial indications of interest were submitted by four financial institutions, with the Valley proposal at the highest level. On March 11, 2015, the Bancshares board of directors met to review the indications of interest received and decided to allow Valley to proceed with a more formal due diligence review of Bancshares. Also, another financial institution (Party A) was given the opportunity to perform a due diligence review if it would increase its per share indication of interest to a minimum of $7.00. Party A did in fact increase its indication of interest to that level and thus moved forward with due diligence.

In mid-March and through the early part of April, 2015, Valley and Party A each conducted a formal due diligence review of Bancshares. On April 10, 2015, a third financial institution submitted an unsolicited offer of $8.00 per share, which it withdrew shortly thereafter when it realized its offer was based upon inaccurate information regarding Bancshares and its outstanding capital structure.

On April 15, 2015, final indications of interest were received from Valley and Party A, with the Valley proposal at the highest level.

On April 22, 2015, the Bancshares board of directors met to review the final two indications of interest received and decided to pursue a potential transaction with Valley based on a number of factors including price, structure, trading liquidity, currency valuation and dividend yield. Also on that day, Valley and Bancshares entered into an agreement pursuant to which Bancshares agreed to negotiate exclusively with Valley for a period of 30 days. During the remaining portion of April, 2015 and through the first three weeks of May, counsel for Valley and Bancshares as well as the financial advisors and senior officers of each company negotiated and finalized the definitive agreement and related agreements. In addition, during this period, Valley and Bancshares completed their respective due diligence reviews of the other, and provided materials to the boards of their respective companies for review. On May 4, 2015, this exclusivity period was extended by seven days.

On May 19, 2015, the Valley board and the board of directors of Valley National Bank held a joint meeting, at which representatives from Day Pitney LLP and MG Advisors, Inc. were present, to consider approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the bank merger. At the meeting, the Valley board received an update from Valley’s management team on the status of negotiations with Bancshares and information regarding the proposed merger and the combined business. Following the update and discussion among the members of the Valley board, the Valley board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and the other transaction agreements.

On May 26, 2015, the board of Bancshares held a special meeting to review and consider the merger agreement and related agreements. Counsel for Bancshares and representatives of Hovde participated in the meeting. Bancshares’ counsel reviewed for the directors a presentation overviewing their fiduciary duties and responsibilities, and also reviewed the terms and conditions of the merger agreement and related agreements. Both the director fiduciary duty presentation and merger agreement and related agreements were previously distributed to the directors in advance of the meeting. Representatives of Hovde provided the board with a presentation of Hovde’s analysis of the fairness of the merger consideration to Bancshares shareholders and advised the Bancshares board that Hovde was issuing its written opinion to the Bancshares board to the effect that the exchange ratio in connection with the merger is fair to the shareholders of Bancshares from a financial point of view. The Bancshares board of directors discussed, among other things, the Valley proposal relative to the estimated standalone prospects for Bancshares capital stock and determined that the proposal was in the best interests of Bancshares shareholders. As a result, and after taking into account, among other things, the factors described under the heading “- Recommendation of Bancshares’ Board of Directors and Reasons for the Merger”, the Bancshares board of directors unanimously approved the merger agreement.

Bancshares and Valley signed the merger agreement and the transaction was announced in a press release issued on May 27, 2015.

Recommendation of Bancshares’ Board of Directors and Reasons for the Merger

Bancshares’ Board of Directors believes that the merger is in the best interests of Bancshares and its shareholders. Accordingly, Bancshares’ Board of Directors has approved the merger agreement and recommends that Bancshares voting shareholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, Bancshares’ Board of Directors consulted with Bancshares’ outside legal counsel and Bancshares’ financial advisor regarding the merger and considered a variety of factors, including the following:

•	the Bancshares Board of Directors’ familiarity with and review of Bancshares’ business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•	the current and prospective environment in which Bancshares operates, including national and local economic conditions (including net interest margin pressures), the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

•	Bancshares’ belief that Bancshares needs to grow to be in a position to deliver a competitive return to its shareholders and such growth would require, among other things, the raising of capital;

•	the Bancshares Board of Directors’ review, with the assistance of Bancshares’ legal and financial advisors, of strategic alternatives to the merger, including a potential “merger of equals,” a potential equity raise, the discussions with Valley and other bidders, and the possibility of remaining independent;

•	the likelihood that acquisition opportunities for Bancshares as a buyer are limited without raising additional capital, and the ability to do so and the price at which such shares would be sold are uncertain;

•	the Bancshares Board of Directors’ review, based in part on presentations by Bancshares’ management and advisors and on the due diligence performed in connection with the transaction, of Valley’s business, financial condition, results of operations and management; the recent performance of Valley’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

•	the expectation that the merger will provide holders of Bancshares stock with the opportunity to receive a substantial premium over the historical trading prices for their shares and that the exchange of Valley shares for Bancshares shares will be tax-free for federal income tax purposes;

•	the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both Bancshares shareholders and Valley shareholders, including that the transaction is expected to be accretive to the earnings per share of both Valley and Bancshares;

•	the prospects for continuation of Valley’s favorable quarterly dividend rate, which is currently $0.11 per share of common stock, when compared to Bancshares’ historic lack of a dividend for its share of common and preferred stock;

•	the expectation that the historical liquidity of Valley stock will offer Bancshares shareholders the opportunity to participate in the growth and opportunities of Valley by retaining their Valley stock following the merger, or to exit their investment, should they prefer to do so;

•	the lack of prospects for a superior offer for a strategic combination that affords Bancshares shareholders the ability to continue their equity investment in a tax-efficient manner;

•	the Bancshares Board of Directors’ review with Bancshares’ legal advisors of the non-solicitation and termination provisions of the merger agreement, the flexibility of the Bancshares Board of Directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $7.5 million termination fee in favor of Valley in the event the merger agreement is terminated under certain specified circumstances;

•	the collar on the Valley consideration such that the minimum value of the consideration which Bancshares shareholders would receive is $6.60 per share and the maximum value of the consideration which Bancshares shareholders would receive is $7.60 per share;

•	the opinion, dated May 26, 2015, to the Bancshares Board of Directors of Hovde, financial advisor to Bancshares, as to the fairness, from a financial point of view and as of the date of such opinion, to the shareholders of Bancshares of the 0.75 exchange ratio (subject to adjustment if Valley’s Average Closing Price is greater than $10.13 or less than $8.80) in the merger, as more fully described under “Proposal 1 of the Bancshares Special Meeting - The Merger - Opinions of Bancshares’ Financial Advisors” on page [●];

•	the similarity between Bancshares’ and Valley’s management philosophies, approaches and commitments to the communities, customers and shareholders they each serve and their respective employees;

•	the impact of the merger on depositors, customers and communities served by Bancshares and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by Bancshares;

•	the effects of the merger on Bancshares’ employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Valley; and

•	Valley’s requirement that certain of Bancshares’ named executive officers and certain other key employees identified by Valley execute employment or retention agreements with Valley to provide economic incentives for such persons to remain with the resulting entity for six months to three years following the closing of the merger to allow for an orderly and successful transition.

The Bancshares Board of Directors also considered potential risks relating to the merger, including the following:

•	the need to obtain regulatory approvals to complete the merger;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Bancshares’ business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the merger agreement provisions generally requiring Bancshares to conduct its business in the ordinary course and the other restrictions on the conduct of Bancshares’ business prior to completion of the merger, which may delay or prevent Bancshares from undertaking business opportunities that may arise pending completion of the merger;

•	Valley could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

•	with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Bancshares shareholders could be adversely affected by a decrease in the trading price of Valley common stock during the pendency of the merger;

•	expected benefits and synergies sought in the merger, including cost savings and Valley’s ability to successfully market its financial products to Bancshares’ customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of Bancshares and Valley;

•	certain provisions of the merger agreement prohibit Bancshares from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	Bancshares’ obligation to pay to Valley a termination fee of $7.5 million if Bancshares recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to Bancshares’ shareholders;

•	the possible effects on Bancshares should the parties fail to complete the merger, including the possible effects on Bancshares’ common stock and the associated business and opportunity costs;

•	that Bancshares’ directors and executive officers have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “Proposal 1 of the Bancshares Special Meeting - The Merger - Interests of Certain Persons in the Merger - Interests of Bancshares Executive Officers and Directors in the Merger” on page [●]; and

•	the other risks described in the section entitled “Risk Factors” beginning on page [●] and the risks of investing in Valley common stock identified in the Risk Factors sections of Valley’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the Bancshares Board of Directors is not exhaustive, but includes the material factors considered by the Bancshares Board of Directors. In view of the wide variety of factors considered by the Bancshares Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the Bancshares Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of Bancshares’ Board of Directors may have given different weights to different factors. The Bancshares Board of Directors evaluated the factors described above, including asking questions of Bancshares’ management and Bancshares’ legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Bancshares and its shareholders. The Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Bancshares Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page [●].

On the basis of these considerations, Bancshares’ Board of Directors unanimously approved the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE VOTING SHAREHOLDERS OF BANCSHARES VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Valley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the Valley Board of Directors consulted with its outside legal counsel and its financial advisor, and considered a variety of factors, including the following:

•	Valley’s ongoing strategy of highly focused growth through acquisitions of other financial institutions, including in the Florida market;

•	its knowledge of Bancshares’ business, operations, financial condition, earnings and prospects, taking into account the results of Valley’s due diligence review of Bancshares;

•	its belief that Bancshares and Valley share a compatible community banking model;

•	the similarity between Valley’s and Bancshares’ approach to banking, which both focus on strong asset quality, customer service and earnings;

•	that Bancshares would enable Valley to expand its presence into desirable and economically growing Florida urban banking markets;

•	the financial and other terms and ability of the Bancshares Board of Directors to entertain third party acquisition proposals to acquire Bancshares and conditions of the merger agreement, including providing for payment by Bancshares to Valley of a termination fee of $7.5 million, plus reasonable out of pocket expenses up to $750,000, if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals will be received in a timely manner and without unacceptable conditions.

Interests of Certain Persons in the Merger

Interests of Bancshares Executive Officers and Directors in the Merger

In considering the recommendations of the Bancshares Board of Directors, Bancshares’ voting shareholders should be aware that some of the executive officers and directors of Bancshares have interests in the merger that differ from, or may be in addition to, the interests of Bancshares’ voting shareholders. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

Ownership of Bancshares

Some of the executive officers and directors of Bancshares and CNLBank currently own Bancshares voting stock and some of the executive officers and directors of Bancshares have been granted Bancshares stock options. As of May 26, 2015, such executive officers and directors beneficially owned an aggregate of 9,832,057 shares of Bancshares voting stock.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Valley has agreed to indemnify, defend, hold harmless and advance expenses to each present and former officer and director of Bancshares and its subsidiaries to the fullest extent authorized or permitted by law. Valley also has agreed that all rights to indemnification and advancement of expenses from liabilities under Bancshares’ certificate of incorporation with respect to acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former officers and directors of Bancshares or any of its subsidiaries will survive the merger and continue in full force and effect in accordance with the their terms and without regard to any subsequent amendment thereof.

The merger agreement further provides that Valley will cause the officers and directors of Bancshares and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of

Bancshares’ existing directors’ and officers’ liability insurance policy, provided, however, that Valley is only required to obtain such coverage at an aggregate cost not to exceed 300% of the annual premium currently paid by Bancshares for such coverage.

Summary of Payments and Benefits to Directors

Each of the non-employee directors of Bancshares entered into a non-competition agreement, dated as of May 26, 2015, with Valley pursuant to which he or she will receive, upon the closing of the merger, a stock option to purchase 10,000 shares of common stock of Valley at an exercise price equal to the closing price of Valley common stock on the trading day prior to the closing date of the merger. The stock option will vest and become exercisable on the second anniversary of the date of grant and expire on the fifth anniversary of the date of grant.

Other than as set forth above, non-employee directors of Bancshares are not expected to receive any compensation based on or related to the merger that has not already accrued or vested, other than the acceleration of vesting of stock options and restricted stock awards as discussed below.

Equity Compensation Awards

Bancshares’ directors and executive officers participate in Bancshares’ equity-based compensation plans and hold outstanding stock options granted under such plans. Unexercised Bancshares stock options, whether unvested or vested, will be cancelled immediately prior to the effective time of the merger and converted into the right to receive a number of shares of Valley common stock equal to the product of (A) the number of shares of Bancshares common stock underlying the option and (B) the excess, if any, of (x) the product of Valley’s Average Closing Price times the exchange ratio (disregarding Valley’s option to pay cash in lieu of increasing the exchange ratio), over (y) the exercise price per share of such option. The value of shares of Valley common stock paid to the Bancshares option holders shall be treated as compensation and shall be net of any applicable federal and state withholding taxes.

The following table sets forth, based on outstanding awards under Bancshares’ equity plans and other compensatory arrangements as of May 26, 2015, the number and value of all outstanding and unexercised Bancshares stock options held by each of Bancshares’ directors and executive officers.

Bancshares

Stock Options

	Number of Shares Underlying Stock Options			Estimated Dollar Value of Stock Options(1)
Name	Unvested	Vested	Total	Unvested	Vested	Total
Robert A. Bourne	17,000	23,000	40,000	$69,750	$97,750	$167,500
Mitchel Laskey	17,000	23,000	40,000	69,750	97,750	167,500
Rafael E. Martinez	17,000	—	17,000	69,750	—	69,750
Dianna F. Morgan	17,000	38,000	55,000	69,750	161,500	231,250
Charles W. Newman	17,000	38,000	55,000	69,750	161,500	231,250
John D. Race	17,000	—	17,000	69,750	—	69,750
C. Daniel Rice	17,000	8,000	25,000	69,750	34,000	103,750
John A. Riley	17,000	—	17,000	69,750	—	69,750
Tracy G. Schmidt	17,000	23,000	40,000	69,750	97,750	167,500
James M. Seneff, Jr.	25,500	127,000	152,500	104,625	539,750	644,375
Lee E. Hanna	130,150	70,100	200,250	540,638	297,925	838,563
Chirag Bhavsar	80,150	90,100	170,250	330,638	382,925	713,563

(1)	Based on closing sale price of $9.67 per share of Valley Common Stock on May 26, 2015 and exchange ratio of 0.75, which is calculated as $7.25. The estimated dollar value is calculated by multiplying (A) the number of stock options with exercise prices below $7.25 and (B) the difference between $7.25 and the exercise prices of such stock options.

Settlement Agreements and New Employment Agreements for Lee E. Hanna and Chirag Bhavsar

Lee E. Hanna and Chirag Bhavsar are each a party to an existing Senior Executive Employment Agreement, effective March 24, 2009, with Bancshares and CNLBank. In connection with the execution of the merger agreement on May 26, 2015, each of Messrs. Hanna and Bhavsar entered into a Settlement Agreement with Valley, Bancshares and CNLBank (as amended and restated on July 27, 2015) pursuant to which each of Messrs. Hanna and Bhavsar agreed to terminate his Senior Executive Employment Agreement immediately prior to the effective time of the merger in exchange for a lump sum payment and the entry into a new Employment Agreement with Valley on May 26, 2015 to be effective at the effective time of the merger. Under the Settlement Agreements, Mr. Hanna is to receive a lump sum payment of $366,250 on or before the effective time of the merger in full satisfaction of his rights under his Senior Executive Employment Agreement and Mr. Bhavsar is to receive a lump sum payment of $180,370 on or before the effective time of the merger in full satisfaction of his rights under his Senior Executive Employment Agreement. In addition to the above amounts, Messrs. Hanna and Bhavsar will receive approximately $1.2 million and $763,756, respectively, under their Supplemental Executive Retirement Plans and both Messrs. Hanna and Bhavsar have stock options that will vest in connection with the closing of the merger and be converted into Valley common stock as set forth above.

The new Employment Agreements, dated as of May 26, 2015, with Valley take effect at the effective time of the merger and contain the following material terms:

•	Employment terms of 1 year and 2 years for Messrs. Hanna and Bhavsar, respectively;

•	Base salaries at an annual rate of $435,625 and $281,875 for Messrs. Hanna and Bhavsar, respectively;

•	In consideration of the covenants contained in the employment agreements, Messers. Hanna and Bhavsar will receive lump payments on or before the closing of the merger of $510,000 and $360,000, respectively;

•	Signing bonus of $30,000 for Mr. Bhavsar to be paid on or before the effective time of the merger;

•	Eligibility for an annual bonus and annual equity awards for Mr. Bhavsar;

•	Fringe benefits and perquisites generally available to similarly situated Valley executives including use of a bank provided automobile and reimbursement for Mr. Bhavsar’s current club membership and Mr. Hanna’s current two club memberships;

•	If the executives are terminated due to death or disability, (i) Mr. Hanna or his estate will be entitled to receive a lump sum payment equal to the lesser of (a) six months of his annual salary and (b) the amount of his annual salary from his Termination Date (as such term is defined in the new Employment Agreements with Valley) to the end of the term of his Employment Agreement with Valley payable within 30 days of his Termination Date and (ii) Mr. Bhavsar or his estate will be entitled to receive a lump sum payment equal to six months of his annual salary payable within 30 days of his Termination Date;

•	If the executives are terminated without Cause or for Good Reason (as each term is defined in the new Employment Agreements with Valley), (i) Mr. Hanna will be entitled to receive cash payments equal to one times his annual salary to be paid over twelve months and (ii) Mr. Bhavsar will be entitled to receive a lump sum payment equal to one times his annual salary to be paid on the first regular payroll date following his Termination Date;

•	Reimbursement for existing health insurance coverage for Mr. Hanna for a period of 12 months following termination of employment and for Mr. Bhavsar for a period of 18 months following termination of employment; and

•	Each of Mr. Hanna and Mr. Bhavsar agrees not to, for a period of 12 months and 18 months, respectively, following termination of employment, (i) engage in any business activity in which Valley engages in within the State of Florida, and (ii) solicit Valley customers or employees.

Settlement Agreement and Non-Solicitation Agreement of Tim Little

Timothy J. Little is a party to an existing Senior Executive Employment Agreement, effective March 24, 2009, with Bancshares and CNLBank. In connection with the execution of the merger agreement, on July 27, 2015, Mr. Little entered into a Settlement Agreement with Valley, Bancshares and CNLBank pursuant to which he agreed to terminate his Senior Executive Employment Agreement immediately prior to the effective time of the merger in exchange for a lump sum payment and the entry into a Non-Solicitation Agreement with Valley to be effective at the effective time of the merger. Under the Settlement Agreement, Mr. Little is to receive a lump sum payment of $368,750 on or before the effective time of the merger in full satisfaction of his rights under his Senior Executive Employment Agreement. In addition to the above amounts, Mr. Little will receive approximately $763,027 under his Supplemental Executive Retirement Plans and Mr. Little has stock options that will vest in connection with the closing of the merger and be converted into Valley common stock as set forth above. Mr. Little’s Non-Solicitation Agreement provides that in exchange for a lump sum payment at closing of $200,000, Mr. Little will not solicit Valley’s customers or employees for a period of six month following the effective time of the merger.

Other Employment Agreements and Change in Control Agreements

Bancshares and CNLBank previously entered into employment agreements with three other executive officers and change in control agreements with five other executive officers. Pursuant to the merger agreement, Valley has agreed to honor in accordance with their terms all benefits payable under these employment agreements and change in control agreements, which provide certain benefits in the event the executive officer’s employment is terminated under specified circumstances and within a specified period of time following a change in control, such as the merger. Under the employment agreements, Valley has agreed to pay approximately $1,499,437 to the three executive officers. Under the change in control agreements, Valley has agreed to pay approximately $1,005,744 to the five other executive officers.

Other Employee Benefits

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of Bancshares and CNLBank or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of Bancshares who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National Bank’s officers and employees. No prior existing condition limitation not currently imposed by Bancshares or CNLBank medical or dental plans will be imposed on employees of Bancshares or CNLBank under Valley’s or Valley National Bank’s medical or dental plans. Employees of Bancshares or CNLBank will receive credit for any deductibles paid under Bancshares or CNLBank medical or dental plans. Bancshares employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with Bancshares. Bancshares employees will be granted credit for prior service with Bancshares solely for purposes of eligibility and vesting under Valley National Bank’s 401(k) plan.

Officers and employees of Bancshares and CNLBank who are not party to employment agreements or change in control agreements and are terminated involuntarily other than for cause by Valley or Valley National Bank upon or within one year following the consummation of the merger, will be eligible for severance payments. The amount of severance payments will vary based on the employment level and the number of years worked at Bancshares for each affected employee. Bancshares employees are eligible for enhanced benefits to the extent that they sign a standard separation agreement and waiver. None of Messrs. Hanna, Bhavsar, Little or the other executive officers with employment agreements or change in control agreements are eligible for these benefits as they each have separate employment arrangements with Bancshares.

Bancshares Board Considerations

The Bancshares Board of Directors was aware of all of the above different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth, for each of the Bancshares directors and executive officers, the total number of shares of Bancshares common stock in which such director or executive officer owns, directly or indirectly, a beneficial interest, as of May 26, 2015. The information concerning the beneficial ownership of Bancshares directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Bancshares common stock, or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Robert A. Bourne(2)	1,251,468	5.69%
Mitchel Laskey(3)	110,125	0.50%
Rafael E. Martinez	67,709	0.31%
Dianna F. Morgan(4)	45,142	0.21%
Charles W. Newman(5)	156,188	0.71%
John D. Race	311,571	1.42%
C. Daniel Rice(6)	9,443	0.04%
John A. Riley	288,000	1.31%
Tracy G. Schmidt(7)	187,542	0.85%
James M. Seneff, Jr.(8)	6,374,844	28.87%
Lee E. Hanna(9)	677,629	3.08%
Chirag Bhavsar(10)	352,396	1.60%
All executive officers and directors as a group (12 persons)	9,832,057	43.90%

(1)	For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of May 26, 2015. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person. The shares of common stock beneficially owned also includes the assumed conversion of each person’s shares of Series A preferred stock and Class B preferred stock to shares of common stock.
(2)	Includes 23,000 shares Mr. Bourne has the right to acquire under vested stock options that Mr. Bourne has not exercised.
(3)	Includes 23,000 shares Mr. Laskey has the right to acquire under vested stock options that Mr. Laskey has not exercised.
(4)	Includes 38,000 shares Ms. Morgan has the right to acquire under vested stock options that Ms. Morgan has not exercised.
(5)	Includes 38,000 shares Mr. Newman has the right to acquire under vested stock options that Mr. Newman has not exercised.
(6)	Includes 8,000 shares Mr. Rice has the right to acquire under vested stock options that Mr. Rice has not exercised.
(7)	Includes 23,000 shares Mr. Schmidt has the right to acquire under vested stock options that Mr. Schmidt has not exercised.

(8)	Includes 127,000 shares Mr. Seneff has the right to acquire under vested stock options that Mr. Seneff has not exercised.
(9)	Includes 70,100 shares Mr. Hanna has the right to acquire under vested stock options that Mr. Hanna has not exercised.
(10)	Includes 90,100 shares Mr. Bhavsar has the right to acquire under vested stock options that Mr. Bhavsar has not exercised.

Interests of Valley Officers and Directors

Ms. Mary Guilfoile, a director of Valley, is also a director and officer of MG Advisors, Inc. MG Advisors provided financial advisory services to Valley in connection with the merger although Ms. Guilfoile did not participate in such services. MG Advisors is paid a monthly fee by Valley of $7,500 per month and will be paid an additional fee by Valley in connection with the merger. At this time, the amount of the additional fee has not been determined.

Opinion of Bancshares’ Financial Advisor

Hovde Group, LLC (“Hovde”) has delivered a written opinion to the board of directors of Bancshares that, as of the date of the Agreement, based upon and subject to certain matters stated in the opinion, the exchange ratio in connection with the merger is fair to the holders of Bancshares common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Hovde is not a recommendation to any Bancshares shareholder as to how to vote on the proposal to approve the Agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion.

The fairness opinion of Bancshares’ financial advisor, Hovde, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Bancshares. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Bancshares or Valley. You should review the copy of the fairness opinion, which is attached as Appendix B.

Hovde has acted as Bancshares’ financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Bancshares and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with Bancshares’ board of directors and, on May 26, 2015, delivered a written opinion to Bancshares’ board of directors that the exchange ratio in connection with the merger was fair to the shareholders of Bancshares from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed to Bancshares’ board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in connection with the merger to Bancshares’ shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed factors and materials bearing upon the financial and operating conditions of Bancshares, Valley and material prepared in connection with the merger, including, among other things, the following:

(i)	a draft of the Agreement, as provided to Hovde by Bancshares;

(ii)	certain unaudited financial statements of Bancshares and Valley for the three month period ended March 31, 2015;

(iii)	certain historical annual reports of Bancshares and Valley, including audited financials for the year ending December 31, 2014;

(iv)	certain historical publicly available business and financial information concerning Bancshares and Valley;

(v)	certain internal financial statements and other financial and operating data concerning Bancshares and Valley, including, without limitation, internal financial analyses and forecasts prepared by management of Bancshares and of Valley and held discussions with senior management of Bancshares regarding recent developments and regulatory matters;

(vi)	the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(vii)	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(viii)	the pro forma ownership of Valley’s common stock by the holders of the Bancshares common stock relative to the pro forma contribution of Bancshares’ assets, deposits, equity and earnings to the combined company;

(ix)	historical market prices and trading volumes of Valley’s common stock;

(x)	general economic, market and financial conditions;

(xi)	certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xii)	such other analyses and such other factors as we have deemed appropriate.

Hovde also considered discussions with the management of Bancshares and Valley, and its own prior experience, including the following:

(i)	discussions with certain members of senior management of Bancshares and Valley of the business, financial condition, results of operations and historical financial performance, outlook and future projections and prospects of Bancshares and Valley;

(ii)	Hovde’s experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(iii)	discussions with the management of each of Bancshares and Valley, their assessment of the rationale for the merger.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Bancshares and in the discussions it had with the management of Bancshares. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) of Bancshares provided to Hovde by Bancshares and assumed that the financial forecasts, including without limitation, the projections, were reasonably prepared by Bancshares on a basis reflecting the best currently available information and judgments and estimates by Bancshares, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to verify such information or assumptions independently.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Bancshares and Valley were, in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Bancshares or Valley, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Bancshares or Valley.

Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Bancshares or any other party to the Agreement and that the final Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Bancshares and Valley. Bancshares has advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Bancshares or on Valley that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

Bancshares engaged Hovde on January 29, 2015 to provide Bancshares with financial advisory services. Pursuant to the terms of the engagement, Hovde will receive consideration from Bancshares for services provided equal to 1.00% of the aggregate merger value at closing (which, as of the May 26, 2015 date of its fairness opinion, was a fee of approximately $2.032 million), including a fee of $50,000 for the delivery of its fairness opinion, which $50,000 fee Hovde received on June 12, 2015. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Bancshares has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses, and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Bancshares and Valley. Hovde’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Bancshares might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Bancshares’ board of directors in making its determination to approve the Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Bancshares’ board of directors or Bancshares’ management with respect to the fairness of the exchange ratio, or any consideration to be received, in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to Bancshares’ board of directors on May 26, 2015, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Precedent Transactions Analysis. As part of its analysis, Hovde reviewed publicly available information related to three comparable groups (“Group A”, “Group B”, and “Group C”) of select acquisition transactions of banks. Group A consisted of acquisition transactions of banks headquartered in the state of Florida and announced in the last seventeen months and involving banks in which the target had assets greater than $500 million. Group B consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States announced in the last seventeen months, involving banks in which the target had assets between $1 billion and $2 billion. Group C consisted of acquisition transactions of banks in the United States announced in the last seventeen months, involving banks in which the target had assets between $500 million and $2 billion, a last-twelve-months’ return on average assets greater than 0.00% and less than 1.00%, and non-performing assets represented greater than 1.50% of total assets. Information for the target institutions was based on the last twelve months starting with the most recent quarter prior to announcement of the transaction. The resulting three groups consisted of the following transactions (5 for Group A; 10 for Group B; 15 for Group C):

Group A:
Buyer (State)	Target (State)
IBERIABANK Corporation (LA)	Old Florida Bancshares, Inc. (FL)
IBERIABANK Corporation (LA)	Florida Bank Group, Inc. (FL)
Valley National Bancorp (NJ)	1st United Bancorp, Inc. (FL)
Seacoast Banking Corporation of Florida (FL)	BANKshares, Inc. (FL)
Centerstate Banks, Inc. (FL)	First Southern Bancorp, Inc. (FL)

Group B:
Buyer (State)	Target (State)
United Community Banks, Inc. (GA)	Palmetto Bancshares, Inc. (SC)
Atlantic Capital Bancshares, Inc. (GA)	First Security Group, Inc. (TN)
Renasant Corporation (MS)	Heritage Financial Group, Inc. (GA)
IBERIABANK Corporation (LA)	Georgia Commerce Bancshares, Inc. (GA)
IBERIABANK Corporation (LA)	Old Florida Bancshares, Inc. (FL)
TowneBank (VA)	Franklin Financial Corporation (VA)
Valley National Bancorp (NJ)	1st United Bancorp, Inc. (FL)
Simmons First National Corporation (AR)	Community First Bancshares, Inc. (TN)
Bank of the Ozarks, Inc. (AR)	Summit Bancorp, Inc. (AR)
CenterState Banks, Inc. (FL)	First Southern Bancorp, Inc. (FL)

Group C:
Buyer (State)	Target (State)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
United Community Banks, Inc. (GA)	Palmetto Bancshares, Inc. (SC)
Chemical Financial Corporation (MI)	Lake Michigan Financial Corporation (MI)
Stupp Bros., Inc. (MO)	Southern Bancshares Corp. (MO)
Northwest Bancshares, Inc. (PA)	LNB Bancorp, Inc. (OH)
IBERIABANK Corporation (LA)	Georgia Commerce Bancshares, Inc. (GA)
BNC Bancorp (NC)	Valley Financial Corporation (VA)
First Midwest Bancorp, Inc. (IL)	Great Lakes Financial Resources, Inc. (IL)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)
Valley National Bancorp (NJ)	1st United Bancorp, Inc. (FL)
Seacoast Banking Corporation of Florida (FL)	BANKshares, Inc. (FL)
Community Bank Shares of Indiana, Inc. (IN)	First Financial Service Corporation
First Interstate BancSystem, Inc.	Mountain West Financial Corp.
TriCo Bancshares (CA)	North Valley Bancorp (CA)
Old National Bancorp (IN)	United Bancorp, Inc. (MI)

For each precedent transaction, Hovde derived and compared the implied ratio of deal value to certain financial characteristics of Bancshares as follows:

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM Earnings Multiple”);

•	the multiple of the purchase consideration to the acquired company’s tangible book value (the “Price-to-Tangible Common Book Value Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an total implied purchase price of $203.2(1) million or $7.15 per diluted share for Bancshares.

Implied Value to Bancshares Based On:	Price-to- LTM EPS Multiple	Price-to- Tangible Common Book Value Multiple	Premium- to-Core Deposits Multiple
Agreement	26.9x	165.3%	7.68%

Precedent Transactions Group A:
Median	25.4x	142.0%	8.2%

Precedent Transactions Group B:
Median	24.6x	177.3%	10.9%

Precedent Transactions Group C:
Median	19.7x	173.0%	9.1%

(1)	Includes in-the-money value of options of $13.9 million (to be exchanged for Valley common stock)

Using publicly available information, Hovde compared the financial performance of Bancshares with that of the median of the precedent transactions from Groups A, B, and C. The performance highlights are based on the last twelve months starting with the quarter end information of Bancshares as of March 31, 2015.

	Tangible Equity/ Tangible Assets		LTM ROAA	LTM ROAE	Efficiency Ratio	Non- Interest Income/ Assets	NPAs/ Assets	LLR/ NPLs
Bancshares	9.01	%(1)	0.58%	6.48%	74.80%	0.26%	2.66%	38.1%

Precedent Transactions Group A:
Median	10.12%		0.47%	2.57%	71.53%	0.26%	1.24%	91.9%

Precedent Transactions Group B:
Median	10.08%		0.72%	6.16%	71.98%	0.47%	1.36%	90.7%

Precedent Transactions Group C:
Median	9.37%		0.62%	6.80%	72.44%	0.81%	2.41%	78.2%

(1)	Assumes Bancshares tangible common equity of $122.9 million as of March 31, 2015

No company or transaction used as comparison in the above transaction analyses is identical to Bancshares or Valley, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Bancshares’ recent performance, the current banking environment and the local economy in which Bancshares operates, Hovde utilized earnings estimates for Bancshares for a forward looking two and one-half year period with the assistance of information and guidance provided by the management of Bancshares; Bancshares management developed the forward-looking projections, which formed the basis of the discounted cash flow analyses.

In order to determine a value for Bancshares on a discounted cash flow basis, Hovde utilized three different methods of discounted cash flow analysis: 1) present value of future free cash flows into perpetuity, 2) present value of future earnings based off a price-to-LTM earnings takeout multiple of 19.0x, and 3) present value of future earnings based off a price-to-tangible common book value takeout multiple of 1.67x. In order to derive the terminal value in the takeout multiple methods, Hovde multiplied Bancshares’ projected 2017 earnings and tangible book value by their respective takeout multiples, as mentioned above. The price-to-LTM earnings takeout multiple was derived from the 25-year average nationwide price-to-LTM earnings takeout multiple based on historical data from SNL Financial LLC. The price-to-tangible common book value takeout multiple was also derived from the 25-year average nationwide price-to-tangible common book value takeout multiple based on historical data from SNL Financial LLC.

Hovde performed variations of the discounted cash flow analysis using Bancshares’ projections. For the discounted cash flow analysis (“DCF Analysis”), Hovde utilized management’s earnings projections for 2015, 2016, and 2017. Net income projections for Bancshares for 2015, 2016, and 2017 were $8.3 million, $8.7 million, and $12.9 million, respectively. A range of discount rates between 13% and 15% were employed. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Bancshares’ common stock. The resulting values of the three DCF analyses (using the median discount rate of 14%) were $4.39 per share, $6.30 per share, and $6.32 per share, with an average of $5.67 per share.

These analyses and their underlying assumptions yielded a different values for Bancshares, which are outlined in the table below:

Implied Value to Bancshares Based On:	Implied Transaction Value (Per Share)	Price-to- LTM Net Income Multiple	Price-to- Tangible Book Value Multiple	Premium to Core Deposits Multiple
Agreement	$7.15	26.9x	165.3%	7.68%
DCF Analysis – Terminal Growth Model	$4.39	16.0x	98.2%	-0.21%
DCF Analysis – Takeout Price-to-Earnings	$6.30	23.6x	144.6%	5.25%
DCF Analysis – Takeout Price-to-Tangible Book Value	$6.32	23.7x	145.1%	5.31%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Bancshares’ common stock.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the exchange ratio in connection with the merger is fair from a financial point of view to Bancshares’ shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this Proxy Statement.

2015 Financial Forecasts and Projections

Bancshares does not as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with its confirmatory due diligence, Valley requested, and Bancshares’ management provided Valley and its financial advisor with, certain non-public financial forecasts and projections prepared by Bancshares’ management.

Set forth below is a summary of the material financial forecasts and projections that were provided by Bancshares to Valley and the financial advisors to Bancshares and Valley:

Summary of Financial Forecasts and Projections Provided by Bancshares for the Year Ending December 31, 2015 (all amounts are approximate)

(dollars in thousands except per share data)
Net Income Available to Common Shareholders	$8,112
Earnings Per Share	$0.31
Return on Average Assets	0.60%
Return on Average Equity	6.60%
Total Average Assets	$1,356,993

The financial forecasts and projections set forth above represent the projections prepared by Bancshares and delivered to Valley and the financial advisors to Bancshares and Valley prior to the announcement of the merger. The forecasts and projections provided by Bancshares to Valley and the financial advisors to Bancshares and

Valley were contained in Bancshares’ budget for 2015, which was prepared at approximately year-end 2014 for purposes of internal planning, and these forecasts and projections did not include any infrequent items of income or expense. At the time the financial forecasts and projections were prepared, they represented the best estimates and judgments of Bancshares’ management team that prepared the forecasts and projections in good faith. These financial forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The financial forecasts and projections represent Bancshares’ independent forecasts and projections. The financial forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Bancshares special meeting will be held several months after the financial forecasts and projections were prepared, as well as the uncertainties inherent in any financial forecasts and projections, shareholders of Bancshares are cautioned not to rely on these financial forecasts and projections as a predictor of future operating results or otherwise.

The estimates and assumptions underlying Bancshares’ financial forecasts and projections involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page [●] and “Forward-Looking Statements” beginning on page [●], all of which are difficult to predict and many of which are beyond the control of Bancshares and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts and projections prepared by Bancshares represent its management’s own evaluation of Bancshares’ future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these financial forecasts and projections should not be interpreted as an indication that Bancshares considers this information as necessarily predictive of actual future results, and this information should not be relied on for that purpose. Valley and its management did not participate in preparing, and do not express any view on, the Bancshares financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections.

The prospective financial information of Bancshares included in this proxy statement-prospectus has been prepared by, and is the responsibility of, the management team of Bancshares. Neither Bancshares’ auditors, nor any other independent registered public accounting firm, nor Bancshares’ financial advisors have examined, compiled or performed any procedures with respect to these forecasts or projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Bancshares does not intend to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Regulatory Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Valley and Bancshares have also agreed to cooperate and use all reasonable efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents approvals and authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as possible.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger.

Office of the Comptroller of the Currency. Immediately following the merger, Valley intends to merge CNLBank with and into Valley National Bank, with Valley National Bank as the surviving bank. Completion of the bank merger is subject to receipt of the approval of the OCC under the Bank Merger Act. Application for approval of the bank merger has been filed with the OCC and is subject to a comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks and the convenience and needs of the community to be served as well as the banks’ effectiveness in combating money-laundering activities. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. At this time, the OCC’s decision on the application is pending.

Under the Community Reinvestment Act of 1977 (the “CRA”), the OCC must take into account the record of performance of each of Valley National Bank and CNLBank in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the banks.

Federal Reserve. Valley will file a request with the Federal Reserve Bank of New York seeking confirmation of an exemption from approval by the Federal Reserve for Valley’s acquisition of Bancshares by merger of Bancshares with and into Valley. Valley will state in the request that it is Valley’s position that the merger meets all of the conditions for transactions that do not require approval by the Federal Reserve. These conditions include, among others, that Bancshares will not be operated as a separate subsidiary by Valley, the merger of CNLBank, Bancshares’ banking subsidiary, into Valley National Bank, Valley’s banking subsidiary, requires the prior approval of the OCC under the Bank Merger Act, the subsidiaries of Bancshares and CNLBank will not be engaged in activities upon closing of the merger which would require prior approval of the Federal Reserve under the Bank Holding Company Act, and Valley, before and after the consummation of the merger, will meet the capital adequacy requirements of the Federal Reserve.

Florida Office of Financial Regulation. Valley National Bank has submitted a notice filing to the Florida Office of Financial Regulation setting forth the name of CNLBank as the Florida state-chartered bank that will be merged with and into Valley National Bank and the projected effective date of the merger. The approval of the Florida Office of Financial Regulation is not required.

Valley and Bancshares are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Valley and Bancshares intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Bancshares’ special meeting.

Resale Considerations Regarding Valley Common Stock

The shares of Valley common stock that will be issued if the merger is consummated will have been registered under the Securities Act of 1933, as amended. These registered shares will be freely transferable, including those shares received by directors and executive officers of Bancshares.

Accounting Treatment of the Merger

Valley will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Bancshares will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Financial statements and reported results of operations of Valley issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Bancshares.

Material Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Bancshares common stock that exchange their shares of Bancshares common stock for shares of Valley common stock in the merger.

The discussion set forth herein is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These authorities may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. You should consult with your own tax advisor as to the state, local or foreign tax consequences of the merger in your particular circumstances.

This discussion is addressed only to those Bancshares shareholders who hold their shares of Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	subject to the alternative minimum tax provisions of the Code;

•	a holder of Bancshares common stock that received Bancshares common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Bancshares common stock that holds Bancshares common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

•	subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bancshares common stock that is for U.S. federal income tax purposes (i) an individual citizen or tax resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Bancshares common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Bancshares common stock should consult their own tax advisors.

Tax Consequences of the Merger

Generally. The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, subject to the limitations set forth above, upon exchanging your Bancshares common stock for Valley common stock, you will not recognize gain (except to the extent of any cash which you may receive) or loss pursuant to Section 354(a) of the Code. The aggregate tax basis in the shares of Valley common stock that you receive in the merger will, pursuant to Section 358(a), equal your aggregate adjusted tax basis in the Bancshares common stock you surrender. Your holding period for the shares of Valley common stock that you receive in the merger will, pursuant to Section 1223(1), include your holding period for the shares of Bancshares common stock that you surrender (reduced by the amount of any cash you receive but increased by any gain you may have recognized) in the exchange. If you acquired different blocks of Bancshares common shares at different times or at different prices, the Valley common stock you receive will, pursuant to Treasury Regulation Section 1.358-2, be allocated pro rata to each block of Bancshares common stock, and the basis and holding period of each block of Valley common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Bancshares common stock exchanged for such block of Valley common stock.

Cash Instead of Fractional Shares. If you receive cash instead of a fractional shares of Valley common stock, you will be treated as having received such fractional share of Valley common stock pursuant to the merger and then as having sold such fractional share of Valley common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Valley common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional shares (including the holding period of shares of Bancshares common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. If you are a non-corporate holder of Bancshares common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all applicable requirements of the backup withholding rules; or

(2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Closing Tax Opinions of Each of Day Pitney LLP and Hacker, Johnson, Smith, PA

It is a condition to Valley’s obligation to complete the merger that Valley receive an opinion from Day Pitney LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Bancshares’ obligation to complete the merger that Bancshares receive an opinion from Hacker, Johnson, Smith, PA, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Valley and Bancshares and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Valley and Bancshares have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth above. In addition, if any of the representations upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Tax matters are complicated and the tax consequences of the merger to each holder of Bancshares common stock will depend on the facts of each such shareholder’s particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to all holders’ special situations. Bancshares shareholders are urged to consult their own tax advisors about the federal income tax consequences under their own particular facts and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.

Appraisal Rights for Bancshares Shareholders

Holders of Bancshares common stock and preferred stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Bancshares shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his, her or its shares of Bancshares common stock and preferred stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 10% or more of the aggregate outstanding shares of Bancshares common stock and preferred stock validly exercise their appraisal rights, then Valley will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting Bancshares shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement-prospectus. Bancshares shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Bancshares shareholder who desires to assert his, her or its appraisal rights is cautioned that failure on his, her or its part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix C to this proxy statement-prospectus.

A dissenting shareholder who desires to exercise his, her or its appraisal rights must file with Bancshares, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his, her or its shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his, her or its shares of Bancshares common stock or preferred stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

CNLBancshares, Inc.

450 South Orange Avenue, Suite 400

Orlando, Florida 32801

Attn: Chirag J. Bhavsar, Executive Vice-President and Chief Financial Officer

All such notices must be signed in the same manner as the shares are registered on the books of Bancshares. If a Bancshares shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Bancshares shareholder will be deemed to have waived his, her or its appraisal rights.

Within 10 days after the completion of the merger, Valley must provide to each Bancshares shareholder who filed a notice of intent to demand payment for his, her or its shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;

•	Valley’s estimate of the fair value of the shares of Bancshares common stock and preferred stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Valley or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Valley sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Valley by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•	that, if requested in writing, Valley will provide to the shareholder so requesting, within 10 days after the date set for receipt by Valley of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which a notice from the Bancshares shareholder of his, her or its desire to withdraw his, her or its appraisal election must be received by Valley, which date must be within 20 days after the date set for receipt by Valley of the appraisal election form from the Bancshares shareholder.

The form must also contain Valley’s offer to pay to the Bancshares shareholder the amount that it has estimated as the fair value of the shares of Bancshares common stock or preferred stock, and request certain information from the Bancshares shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of Valley to pay its estimate of the fair value of the shares of Bancshares common stock or preferred stock to the shareholder; and

•	if the shareholder does not accept the offer of Valley, the shareholder’s estimated fair value of the shares of Bancshares common stock or preferred stock and a demand for payment of the shareholder’s estimated value plus interest.

The form must be accompanied by financial statements of Valley, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the appraisal notice, an income statement for that year, cash flow statement for that year, and the latest available interim financial statements, if any. In addition the form also must be accompanied by a copy of Section 607.1301 through 607.1333 of the FBCA.

A dissenting shareholder must execute and submit the certificate(s) representing his, her or its shares and the appraisal election form, and in the case of certificated shares, deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his, her or its stock certificates within the period stated in the form will lose his, her or its appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his, her or its demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his, her or its Bancshares common stock or preferred stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Valley within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Valley. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his, her or its shares will cease, and he, she or it will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Valley in the appraisal election form to pay Valley’s estimate of the fair value of the shares of Bancshares common stock or preferred stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Valley or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his, her or its name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Bancshares in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Bancshares the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with Valley’s estimate of the fair value of the shares of Bancshares common stock or preferred stock must notify Valley of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Valley in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Valley in the appraisal election form.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Valley to pay the value of the shares as estimated by Valley, and Valley fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of Valley to pay the value of the shares as estimated by Valley, and Valley fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Valley shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Valley, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If Valley fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Valley. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

Valley is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Valley, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Valley and in favor of any or all dissenting shareholders if the court finds Valley did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Valley or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Valley, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Valley fails to make a required payment when a dissenting shareholder accepts Valley’s offer to pay the value of the shares as estimated by Valley, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Valley all costs and expenses of the suit, including counsel fees.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

General Description

The merger agreement provides for the merger of Bancshares with and into Valley, with Valley as the surviving entity. A closing under the merger agreement is to occur on the day which is the last day of the month during which occurs the fifth business day following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents (including the expiration of all applicable statutory waiting periods) and the satisfaction or waiver of all conditions to closing. The merger agreement also provides that Valley and Bancshares may agree on a different closing date. The merger will become effective at the time specified in a certificate of merger which Valley and Bancshares will prepare and which Valley will file with the New Jersey Department of Treasury, Division of Commercial Recording and the Florida Secretary of State simultaneous with the closing. Immediately after the merger is effective, CNLBank will merge with and into Valley National Bank, with Valley National Bank as the surviving entity.

Consideration

At the effective time of the merger, each share of Bancshares common stock will be converted into, and become the right to receive, 0.75 of a share of Valley common stock, subject to adjustment. The 0.75 exchange ratio will be adjusted (i) if the average closing market price of Valley common stock during the twenty trading-day period ending five trading days before the closing date (the Average Closing Price) is less than $8.80, then the exchange ratio will be $6.60 divided by Valley’s Average Closing Price subject to Valley’s option to pay cash in lieu of increasing the exchange ratio as described below; or (ii) if the Average Market Price is greater than $10.13, the exchange ratio will be $7.60 divided by Valley’s Average Closing Price. In the event Valley’s Average Closing Price is less than $8.80, Valley will have the right in its discretion, in lieu of increasing the exchange ratio, to pay an amount of cash for each share of Bancshares common stock in an amount equal to the difference between (a) $6.60 and (b) the product of Valley’s Average Closing Price times 0.75, and the exchange ratio will be 0.75. On or prior to the consummation of the merger, outstanding shares of Bancshares Series A preferred stock and Class B preferred stock will be converted into Bancshares common stock, and outstanding shares of Bancshares Class C preferred stock will either be redeemed by Bancshares or, at the option of the holder, converted into Bancshares common stock. No fractional shares of Valley common stock will be issued. In lieu of fractional shares of Valley common stock, each holder of Bancshares common stock who would be entitled to a fractional interest will instead receive an amount in cash determined by multiplying his or her fractional interest by the Average Closing Price.

In the event holders of Bancshares common stock or preferred stock exercise appraisal rights under Florida law, Valley shall make a cash payment equal to the fair value of the dissenting shareholders’ shares of Bancshares stock, rather than merger consideration.

If Valley declares a cash dividend on the shares of Valley common stock with a record date within 30 days prior to the date which is five business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the merger, then each share of Bancshares common stock will be entitled to receive as a part of the merger consideration a cash payment equal to the cash dividend that would have otherwise been payable assuming such share had been converted to Valley common stock on the record date and at the exchange ratio; provided, however, that if the merger consideration is so increased, in no event will the holders of Bancshares common stock be treated as shareholders of Valley as of the record date of such dividend.

Treatment of Bancshares Stock Options

The merger agreement provides that unexercised Bancshares stock options will be cancelled immediately prior to the effective time of the merger and holders of such cancelled Bancshares stock options will be entitled to consideration consisting of the right to receive a number of shares of Valley common stock equal to the product of (A) the number of shares of Bancshares common stock underlying the option and (B) the excess, if any, of (x) the product of Valley’s Average Closing Price times the exchange ratio (disregarding Valley’s option to pay cash in lieu of increasing the exchange ratio), over (y) the exercise price per share of such option. The payments to the Bancshares option holders shall be treated as compensation and holders shall be responsible for applicable federal and state withholding taxes. Each holder of a Bancshares stock option will be required to execute an acknowledgment that all options for such holder have been cancelled.

Bank Merger

Immediately after the merger is effective, CNLBank, a Florida state-chartered commercial bank and wholly-owned subsidiary of Bancshares, will merge with and into Valley National Bank, a national banking association and wholly-owned subsidiary of Valley, with Valley National Bank surviving the merger and continuing its corporate existence.

Certificate of Incorporation and By-laws

The Valley Restated Certificate of Incorporation and the Valley By-laws as in effect immediately prior to the completion of the merger will be the certificate of incorporation and bylaws of the surviving corporation.

Board of Directors

The directors of Valley as of the effective time of the merger will continue to serve as directors of the surviving corporation.

Exchange of Shares

The exchange of Bancshares common stock for Valley common stock will occur after consummation of the merger. No later than five (5) business days after the effective time of the merger, American Stock Transfer and Trust Company will mail a letter of transmittal to each holder of Bancshares common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Bancshares common stock represented in certificated or book-entry form in exchange for shares of Valley common stock to be received by holders of Bancshares common stock in the merger pursuant to the terms of the merger agreement.

Notwithstanding the time of surrender of Bancshares common stock, each holder of Bancshares common stock at the effective time of the merger will be deemed a shareholder of Valley for all purposes from the effective time of the merger, except that Valley will withhold the payment of dividends to such holder until such holder effects the exchange of Bancshares common stock represented in certificated or book-entry form for Valley common stock. Such holder of Bancshares common stock will receive any withheld dividends, without interest, upon effecting the share exchange.

If a certificate for Bancshares common stock has been lost, stolen or destroyed, American Stock Transfer and Trust Company will issue shares of Valley common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant and indemnity agreement and the posting of a bond in such amount as

Valley determines is reasonably required as indemnity. Each holder of Bancshares common stock at the effective time of the merger will be deemed a shareholder of Valley for all purposes from the effective time of the merger, except that Valley will withhold the payment of dividends to such holder until the exchange of certificates for Valley common stock has occurred. Such holder of Bancshares common stock will receive any withheld dividends, without interest, upon the occurrence of the exchange of certificates for Valley common stock.

Each of Valley and American Stock Transfer and Trust Company will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of Bancshares common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Valley or American Stock Transfer and Trust Company withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Valley and Bancshares, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Valley and Bancshares rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Valley, Bancshares or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Valley or Bancshares. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement-prospectus and in the documents incorporated by reference into this proxy statement-prospectus. See “Information Incorporated by Reference” on page [●].

The merger agreement contains customary representations and warranties of Valley and Bancshares relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Valley and Bancshares has made representations and warranties regarding, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution and enforceability of the merger agreement;

•	the accuracy of financial information and, for Valley, the accuracy of information contained in filings with the SEC;

•	fees payable to financial advisors;

•	the absence of changes or events since December 31, 2014 that may have a material adverse effect on the corporation making the representation and warranty;

•	pending or threatened legal proceedings and the absence of material litigation;

•	taxes and tax returns;

•	compliance with applicable laws;

•	environmental matters;

•	the adequacy of the allowance for loan and lease losses and reserve for taxes;

•	no agreements with bank regulators;

•	the filing of material reports with governmental agencies and the adequacy and maintenance of internal and disclosure controls;

•	the enforceability and status of certain material contracts;

•	certain loan matters;

•	the filing of regulatory reports;

•	the absence of unlawful payments to third parties;

•	compliance with anti-money laundering laws and anti-terrorism laws; and

•	that either party did not make any untrue statement of a material fact or failure to disclose a material fact to the other party.

Bancshares also made representations and warranties regarding:

•	properties and insurance;

•	minute books;

•	insider loans;

•	intellectual property matters;

•	employee benefit plans and compliance with employee benefit laws and regulations;

•	excess parachute payments;

•	the taking of actions to exempt the merger from anti-takeover provisions in state law;

•	the absence of undisclosed indemnification arrangements;

•	the absence of any circumstance that would prevent the merger from being classified as a tax-free reorganization;

•	the vote required for Bancshares’ shareholder meeting; and

•	investment securities, borrowings and deposits.

Valley also made representations and warranties regarding:

•	the filing of required SEC documents;

•	the absence of acceleration and other benefits to current or former employees as a result of the merger; and

•	the due and valid reservation of Valley common stock for issuance under the terms and conditions of the merger agreement.

Certain representations and warranties of Valley and Bancshares are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Valley or Bancshares, means any effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that “material adverse effect” will not be deemed to include the impact of:

•	changes in laws and regulations (or interpretations of such laws and regulations by courts or governmental agencies) affecting banks or their holding companies generally;

•	changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies;

•	actions and omissions of a party to the merger agreement (including their subsidiaries) taken with the prior written consent of the other party;

•	the impact of the announcement of the merger agreement and the merger, and compliance with the merger agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred in connection with consummating the merger;

•	changes in national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their subsidiaries;

•	any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Bancshares or Valley, or any of their subsidiaries, respectively, resulting from a change in interest rates generally; or

•	changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index).

Covenants and Agreements

Each of Valley and Bancshares has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Each of Valley and Bancshares has agreed to carry on its business in the ordinary course consistent with past banking practice and cause their respective significant subsidiaries to do the same. Each of Valley and Bancshares will use commercially reasonable efforts to preserve intact its business organization and that of its significant subsidiaries, as well as maintain its rights, franchises and existing relations with customers, suppliers and employees.

In addition to the general covenants above, Valley further agreed that, except as otherwise approved by Bancshares in writing, Valley will not:

•	change any provision of its certificate of incorporation, bylaws or similar governing documents in a manner that would adversely affect the rights of the shareholders of Valley;

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements; and

•	take any intentional action that would result in any of its closing conditions to the merger to not be satisfied.

In addition to the general covenants above, Bancshares further agreed that, subject to specified exceptions and except as otherwise approved by Valley in writing, Bancshares will not, and will not permit its significant subsidiaries to, among other things, undertake the following actions:

•	change any provision of its certificate of incorporation, bylaws or similar governing documents;

•	change the number of shares of its authorized or issued capital stock (other than the issuance of capital stock in connection with the exercise of any Bancshares stock options or the conversion of the Bancshares preferred stock) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bancshares or any Bancshares Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

•	grant any severance or termination pay, enter into or amend any employment agreement, adopt any new employee benefit plan or arrangement or amend any existing employee benefit plan or arrangement, or award any increase in compensation or benefits to directors, officers or employees except for increases in compensation in the usual and ordinary course of business consistent with past practice;

•	sell or dispose of any assets with a market value in excess of $100,000 or incur any liability with a principal balance greater than $100,000 other than in the ordinary course of business consistent with past practices and policies;

•	make any capital expenditure or enter into any new service agreement or similar contract not terminable by Bancshares within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments as of the date of the merger agreement, expenditures necessary to maintain assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

•	file any applications or make any contracts regarding branching or site location or relocation;

•	agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

•	make any new investments in securities other than investments in government, municipal or agency bonds having a weighted average life or duration of not greater than five years;

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements;

•	take any action that would result in the breach of any representation or warranty of Bancshares or result in any of its closing conditions to the merger not to be satisfied;

•	make or commit to make any new loan or other extension of credit in the amount of $5,000,000 or more;

•	renew for more than one year any existing loan or extension of credit which would require Bancshares to advance additional funds greater than $5,000,000 or increase by $5,000,000 or more the aggregate credit outstanding to any one borrower or to any group of affiliated borrowers, except for renewals or increases that are committed as of the date of the merger agreement and residential mortgage loans made in the ordinary course of business consistent with past practice;

•	settle any claim, action or proceeding or other liability for money damages in an amount in excess of $200,000 or involving any material restriction on Bancshares or its subsidiaries;

•	make any investment or commitment to invest in real estate, other than investments related to maintenance of currently owned or leased real estate or any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•	establish any new branch banking office other than those for which Bancshares has already received regulatory approval; or

•	elect or nominate any new member of the Bancshares Board of Directors.

The merger agreement also contains covenants by Bancshares to furnish current information to Valley, to duly call and hold a meeting of its shareholders to approve the merger agreement and the merger, and to convert Bancshares Class C preferred stock into Bancshares common stock or redeem Class C preferred stock in accordance with Bancshares charter documents, subject to receipt of prior regulatory approval.

The merger agreement further contains mutual covenants relating to:

•	access to properties and records of the other party to the merger agreement;

•	the preparation and filing of this proxy statement-prospectus and all necessary regulatory applications with bank regulatory agencies;

•	public announcements with respect to the transactions contemplated by the merger agreement;

•	the treatment of the merger as a tax-free reorganization; and

•	the disposition of shares of Bancshares common stock or stock options in connection with the consummation of the merger being exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Employment and Director Matters

Valley, Bancshares and CNLBank have entered into Settlement Agreements with Lee E. Hanna and Chirag Bhavsar as of the date of the merger agreement pursuant to which each of Messrs. Hanna and Bhavsar will receive a lump sum payment in satisfaction of any rights they have under their existing employment agreements with Bancshares and CNLBank. Messrs. Hanna and Bhavsar also entered into new employments with Valley which will take effect at the effective time of the merger. See “Settlement Agreements and New Employment Agreements for Lee E. Hanna and Chirag Bhavsar,” beginning at page [●].

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of Bancshares and CNLBank or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of Bancshares who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National Bank’s officers and employees. No prior existing condition limitation not currently imposed by Bancshares or CNLBank medical or dental plans will be imposed on employees of Bancshares or CNLBank under Valley’s or Valley National Bank’s medical or dental plans. Employees of Bancshares or CNLBank will receive credit for any deductibles paid under Bancshares or CNLBank medical or dental plans. Bancshares employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with Bancshares. Bancshares employees will be granted credit for prior service with Bancshares solely for purposes of eligibility and vesting under Valley’s or Valley National Bank’s 401(k) plan.

Valley agrees to use reasonable efforts to retain Bancshares and CNLBank employees following consummation of the merger.

Except for Bancshares and CNLBank employees who have individual severance or similar contractual agreements, for a period of one year after the consummation of the merger, Valley agrees to pay severance to Bancshares and CNLBank employees who are involuntarily terminated for reasons other than cause in accordance with the current Bancshares severance plan. Bancshares and CNLBank employees will be advised individually of their severance benefits and should not rely on the general description of severance benefits set forth in this document or the merger agreement.

Valley and Valley National Bank have developed, implemented and communicated to key employees of Bancshares and CNLBank a retention program to retain the services of such key employees through the effective time of the merger and for a period of 180 days following the effective date of the merger or such earlier time as Valley and Valley National Bank may determine.

Valley and Valley National Bank may, in their discretion within thirty (30) days prior to the effective time of the merger, direct Bancshares and CNLBank to terminate any or all nonqualified deferred compensation plans in a manner that does not materially affect the rights of participants to benefits earned through the termination date.

Valley has entered into stock option agreements with the directors of Bancshares for the issuance of 10,000 shares of Valley common stock. In consideration for the stock option agreements, each director has entered into a non-competition and non-solicitation agreement.

Agreement Not to Solicit Other Offers

Bancshares has agreed that it and its subsidiaries will not, and it and its subsidiaries will use their best efforts to cause their respective representatives not to:

•	initiate, solicit, or knowingly encourage or facilitate (including by way of providing information) any inquiries or proposals with respect to any “Acquisition Proposal” (as defined below); or

•	have any discussions with or provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal.

However, if Bancshares receives an unsolicited bona fide Acquisition Proposal after the date of the merger agreement, Bancshares may provide nonpublic information to, or engage in negotiations or discussions with, the person making the acquisition proposal if and only to the extent that:

•	approval of the merger agreement by Bancshares’ shareholders has not yet been obtained;

•	Bancshares’ Board of Directors concludes in good faith, after consulting with its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below);

•	Bancshares’ Board of Directors concludes in good faith, after considering the advice of its outside counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable law;

•	prior to providing any nonpublic information, Bancshares enters into a confidentiality agreement with the person making the Acquisition Proposal on terms no less favorable to Bancshares than those specified in the confidentiality agreement between Bancshares and Valley; and

•	Bancshares concurrently provides to Valley any non-public information concerning Bancshares or its subsidiaries provided to the party making the Acquisition Proposal which was not previously provided to Valley.

The Bancshares Board of Directors also has agreed not to (i) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the Bancshares Board of Directors’ recommendation that the shareholders of Bancshares approve the merger agreement at the Bancshares shareholders’ meeting; (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iii) cause or permit Bancshares or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted under the merger agreement). However, prior to the date of the Bancshares shareholders’ meeting, the Bancshares Board of Directors may take the actions specified in the immediately preceding sentence if, after the second (2nd) business day following Valley’s receipt of a written notice of a Superior Proposal from Bancshares (which shall (i) state that the Bancshares Board of Directors has determined that such bona fide unsolicited written Acquisition Proposal constitutes a Superior Proposal, (ii) specify the materials terms and conditions of, and identity of party making, such Superior Proposal, and (iii) contain a copy of any specific transaction agreements with such party), the Bancshares Board of Directors has reasonably determined in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties and that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that are committed to in writing by Valley.

In connection with any Acquisition Proposal, Bancshares has agreed to:

•	immediately cease and terminate any activities, discussions or negotiations before the date of the merger agreement with any persons other than Valley with respect to any Acquisition Proposal;

•	not terminate, waive, amend, release or modify any confidentiality or standstill agreement relating to any Acquisition Proposal;

•	use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal;

•	advise Valley promptly (within two (2) business days) following receipt of any Acquisition Proposal or any request for non-public information or to engage in negotiations that the Bancshares directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal of the existence of such Acquisition Proposal or request, describing the material terms and conditions thereof (including the identity of the person making such Acquisition Proposal or request);

•	keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request; and

•	notify Valley promptly (within two (2) business days) if Bancshares determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal.

As used in the merger agreement, “Acquisition Proposal” means other than the transactions contemplated by the merger agreement, a tender or exchange offer to acquire 25% or more of the voting power in Bancshares or any of its subsidiaries, a proposal for a merger, consolidation, or other business combination involving Bancshares or any of its subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, Bancshares or any of its subsidiaries.

As used in the merger agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Bancshares Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth in the Acquisition Proposal (as compared to the terms in the merger agreement), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Costs and Expenses

In general, each of Valley and Bancshares will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this joint proxy statement-prospectus will be borne equally by Valley and Bancshares if the merger is terminated.

Indemnification and Insurance

For a period of six years following the effective time of the merger, Valley has agreed to indemnify, defend and hold harmless all past and present officers and directors, and any person who becomes prior to the effective time of the merger a director or officer, of Bancshares and its subsidiaries in their capacities as such against all claims, damages, liabilities, losses, costs, charges, expenses, judgments, fines, penalties and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under any applicable law and the articles of incorporation and bylaws of Bancshares (or charter documents of the applicable Bancshares subsidiary) as in effect on the date of the merger agreement.

The merger agreement further provides that Valley will cause the officers and directors of Bancshares and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of

Bancshares’ existing directors’ and officers’ liability insurance policy, provided, however, that Valley is only required to obtain such coverage at an aggregate cost not to exceed 300% of the annual premium currently paid by Bancshares for such coverage.

Conditions to Complete the Merger

The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

•	approval of the merger agreement by the shareholders of Bancshares;

•	receipt of all necessary consents, approvals and authorizations necessary to consummate the merger from federal and state government authorities;

•	absence of any governmental action, third party suit or other proceeding that would prevent the consummation of the merger or make in inadvisable to proceed with the merger;

•	receipt by Valley of an opinion of Day Pitney LLP regarding the tax-free nature of the merger and receipt by Bancshares of an opinion of Hacker, Johnson & Smith, P.A. regarding the tax-free nature of the merger and other related matters;

•	the Valley common stock to be issued in the merger being approved for listing on the New York Stock Exchange; and

•	the registration statement covering the shares of Valley common stock to be issued in the merger has been declared effective by the SEC.

The obligation of Valley to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of Bancshares contained in the merger agreement, subject to a material adverse effect standard;

•	performance by Bancshares, in all material respects, of its obligations under the merger agreement;

•	CNLBank will have taken all necessary corporate action to effectuate the merger with Valley National Bank immediately following the effective time of the merger of Valley and Bancshares;

•	Bancshares will have furnished Valley with signed Option Cancellation Agreements for each holder of Bancshares Stock Options;

•	Each share of Bancshares preferred stock will have been converted into Bancshares common stock, or, in the case of Bancshares Class C preferred stock, redeemed; and

•	As of the effective time of the merger of Valley and Bancshares, the holders of no more than ten percent (10%) of Bancshares common stock or preferred stock will have taken the actions required by FBCA Sections 607.1302-607.1333, to qualify their Bancshares stock as dissenters’ shares.

The obligation of Bancshares to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of Valley contained in the merger agreement, subject to a material adverse effect standard;

•	performance by Valley, in all material respects, of its obligations under the merger agreement; and

•	Valley National Bank will have taken all necessary corporate action to effectuate the merger with CNLBank immediately following the effective time of the merger of Valley and Bancshares.

Termination

Valley and Bancshares may terminate the merger agreement by mutual written consent at any time.

Either Valley or Bancshares may terminate the merger agreement for certain reasons, including the following:

•	the merger has not been completed by March 31, 2016, provided that the failure to close was not the result of such party’s material breach of a representation, warranty, covenant or agreement;

•	the Bancshares shareholders fail to approve the merger agreement at the meeting of the shareholders (or any adjournment or postponement thereof);

•	the approval of any government entity needed to complete the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action by such governmental entity, provided that the failure to receive such approval was not the result of such party’s failure to comply with the merger agreement; or

•	the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured within 30 days following notice or cannot be cured prior to March 31, 2016, and would result in (i) the failure to satisfy any of the closing conditions by March 31, 2016, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement.

Bancshares may terminate the merger agreement if:

•	Bancshares receives a Superior Proposal and enters into an acquisition agreement with respect to the Superior Proposal;

•	the Bancshares Board of Directors withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to Bancshares shareholders in favor of the merger with Valley based on advice from counsel that the failure to do so would cause the Bancshares Board of Directors to breach its fiduciary duties and prior to such termination Bancshares has paid to Valley the termination fee and termination expenses described below and delivers to Valley a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Valley and shall irrevocably waive any right the releasing parties may have to challenge the payment to Valley of the termination fee and the payment to Valley of the termination expenses; or

•	the conditions to its completion of the merger are not capable of being satisfied by Valley by March 31, 2016.

Valley may terminate the merger agreement if:

•	Bancshares or the Bancshares Board of Directors (or any committee thereof) withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to Bancshares shareholders in favor of the merger with Valley or approves, adopts, endorses or recommends an Acquisition Proposal;

•	the Bancshares Board of Directors fails to recommend the merger and the approval of the merger agreement by Bancshares shareholders or fails to publicly re-affirm its recommendation of the merger after receipt of a written request from Valley;

•	Bancshares or the Bancshares Board of Directors (or any committee thereof) breaches Bancshares’ agreement not to solicit other offers and related obligations under the merger agreement in any material respect adverse to Valley;

•	the Bancshares Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 10% or more of the outstanding shares of Bancshares common stock, recommends that Bancshares’ shareholders tender their shares into the offer or otherwise fails to recommend that the shareholders reject such tender offer or exchange offer promptly upon written request of Valley;

•	any other event occurs giving rise to the payment by Bancshares of the termination fee and termination expenses to Valley as described below; or

•	the conditions to its completion of the merger are not capable of being satisfied by Bancshares by March 31, 2016.

Termination Fees and Termination Expenses

In the event that an Acquisition Proposal, or an intention to make an Acquisition Proposal, to acquire 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Bancshares or any of its subsidiaries shall have been made directly to Bancshares’ shareholders or otherwise publicly disclosed or communicated or made known to senior management of Bancshares or Bancshares’ Board of Directors and the merger agreement is thereafter terminated:

•	by either Valley or Bancshares because the merger shall not have been consummated on or before March 31, 2016 or Bancshares’ shareholders failed to approve the merger agreement at the meeting of the shareholders; or

•	by Valley because Bancshares shall have breached any representation, warranty, covenant or agreement contained in the merger agreement and such breach would entitle Valley to terminate the merger agreement;

then, Bancshares will be required to pay Valley up to $750,000 in Valley’s reasonable out of pocket expenses, and, if Bancshares completes a transaction contemplated by, or executes a definitive written agreement with respect to, any Acquisition Proposal to acquire 50% or more of the voting power in or 50% or more of the business, assets or deposits of Bancshares or any of its subsidiaries within 12 months after such termination, Bancshares shall pay Valley a termination fee of $7.5 million.

Bancshares will be required to pay Valley the $7.5 million termination fee and up to $750,000 in Valley’s reasonable out of pocket expenses immediately upon termination of the merger agreement in the event that the merger agreement is terminated:

•	by the Board of Directors of Valley if, prior to receipt of Bancshares’ shareholder approval, Bancshares or the Bancshares Board of Directors (or any committee thereof) withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to Bancshares shareholders in favor of the merger with Valley or approves, adopts, endorses or recommends an Acquisition Proposal;

•	by the Board of Directors of Valley if the Bancshares Board of Directors fails to recommend the merger and the approval of the merger agreement by Bancshares’ shareholders;

•	by the Board of Directors of Valley if Bancshares or the Bancshares Board of Directors (or any committee thereof) breaches Bancshares’ agreement not to solicit other offers and related obligations in any material respect adverse to Valley;

•	by the Board of Directors of Valley if the Bancshares Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 10% or more of the outstanding shares of Bancshares common stock, recommends that Bancshares’ shareholders tender into the offer or otherwise timely fails to recommend that the shareholders reject such tender offer or exchange offer;

•	by the Board of Directors of Valley if any other event occurs giving rise to the payment by Bancshares of the termination fee and termination expenses to Valley;

•	by Bancshares if Bancshares has received a Superior Proposal and, as permitted by the merger agreement, enters into an acquisition agreement relating to the Superior Proposal; or

•	by Bancshares if the Bancshares Board of Directors withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to Bancshares shareholders in favor of the merger with Valley based on advice from counsel that the failure to do so would could the Bancshares Board of Directors to breach its fiduciary duties.

Either Valley or Bancshares shall pay the other party up to $750,000 in reasonable out of pocket expenses if the merger agreement is terminated due to the breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured within 30 days following notice or cannot be cured prior to March 31, 2016, and would result in (i) the failure to satisfy any of the closing conditions by March 31, 2016, or (ii) a material adverse effect on the party committing such breach.

Voting Agreement

In connection with the execution of the merger agreement, Valley entered into voting agreements with Bancshares directors. Pursuant to the voting agreements, the Bancshares directors, who owned, at the time the voting agreements were executed, a total of [●] shares of Bancshares voting stock representing approximately [●]% of the outstanding Bancshares voting stock, have each agreed to vote the shares of Bancshares voting stock beneficially owned by them and over which they have sole or joint voting power on the record date in favor of approval of the merger agreement.

DESCRIPTION OF VALLEY COMMON STOCK

The authorized capital stock of Valley is presently 362,023,233 shares, which consists of 332,023,233 shares of common stock and 30,000,000 shares of preferred stock. As of [●], 2015, a date immediately preceding the printing of this proxy statement-prospectus, there were [●] shares of Valley common stock and [●] shares of preferred stock outstanding.

General

Valley is a New Jersey business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

Holders of Valley common stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley’s bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley. In addition, so long as any of the Valley Series A preferred stock is outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid on all outstanding shares of Valley Series A preferred stock, no dividend shall be declared, paid or set aside for payment on Valley common stock.

As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank’s only shareholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank’s retained net profits from the preceding two calendar years, less any transfers to capital surplus. However, declared dividends in excess of net profits in either of the preceding two years can be offset by retained net profits in the third and fourth years preceding the current year when determining Valley National Bank’s dividend limitation. Under this limitation, Valley National Bank could declare dividends in 2015 without prior approval of the OCC of up to approximately $35.2 million plus an amount equal to Valley National Bank’s net profits for 2015 to the date of such dividend declaration.

Valley is also subject to certain FRB policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

At meetings of shareholders, holders of Valley common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding common stock entitled to vote. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present. The election of directors by the shareholders also requires a majority of the votes cast except in contested elections, in which directors would be elected by a plurality of the votes cast.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

All outstanding shares of Valley common stock are fully paid and nonassessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

American Stock Transfer and Trust Company is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange under the symbol “VLY”, and is registered with the SEC under Section 12(b) of the Exchange Act.

“Blank Check” Preferred Stock

The preferred stock that is authorized by Valley’s Restated Certificate of Incorporation is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Valley’s Restated Certificate of Incorporation authorizes the Valley Board of Directors to issue new shares of Valley preferred stock without further shareholder action.

Valley’s Restated Certificate of Incorporation gives the Valley Board of Directors authority at any time to:

•	divide the authorized but unissued shares of preferred stock into series;

•	determine the designations, number of shares, and relative rights, preferences and limitations of any series of preferred stock;

•	increase the number of shares of any preferred series; and

•	decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley common stock will not have preemptive rights with respect to any newly issued stock. The Valley Board of Directors could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the Board of Directors does not believe to be in the best interests of its shareholders, the Board of Directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The Board of Directors of Valley has not approved any plan to issue any preferred stock for this or any other purpose. Preferred stock may also be issued as additional capital and would constitute tier one capital if it was issued as perpetual, non-cumulative preferred stock. The Valley Board of Directors does not intend to issue any preferred stock except on terms that the Board of Directors deems to be in the best interests of Valley and its shareholders.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY

AND BANCSHARES

The rights of Valley shareholders are governed by the New Jersey Business Corporation Act, or NJBCA, and Valley’s Restated Certificate of Incorporation and By-laws. The rights of Bancshares shareholders are governed by the Florida Business Corporation Act, or FBCA, and Bancshares’ Articles of Incorporation, as amended, and Bylaws. After the merger, the rights of Bancshares’ common shareholders that receive Valley shares will be governed by the NJBCA and Valley’s Restated Certificate of Incorporation and By-laws. The following discussion summarizes the material differences between the rights of Bancshares common shareholders and the rights of Valley common shareholders. We urge you to read Valley’s Restated Certificate of Incorporation, Valley’s By-laws, Bancshares’ Amended and Restated Articles of Incorporation, Bancshares’ Bylaws, and the NJBCA, the FBCA and federal law governing bank holding companies carefully and in their entirety. The statements in this section are qualified in their entirety by reference to and are subject to the detailed provisions of the NJBCA, FBCA, Valley’s Restated Certificate of Incorporation, Valley’s By-laws, Bancshares’ Articles of Incorporation, as amended, and Bancshares’ Bylaws.

Authorized Capital Stock

Valley. Valley’s Restated Certificate of Incorporation currently authorizes it to issue up to 332,023,233 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share. As of [●], 2015, there were [●] shares of Valley common stock outstanding and [●] shares of Valley preferred stock outstanding.

Bancshares. Bancshares’ Articles of Incorporation, as amended, (“Articles”) authorize up to 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of “blank-check” preferred stock, par value $0.01 per share. Of the “blank-check” preferred stock, Bancshares has issued 1,500,000 shares of Series A preferred stock, 1,00,000 shares of Class B preferred stock, and 40,000 shares of preferred stock with a par value of $1.00 per share designated as Class C preferred stock. The FBCA permits, if authorized by the articles of incorporation, the issuance of “blank-check” preferred stock with preferences, limitations and relative rights determined by the corporation’s board of directors without shareholder approval. As of the record date, there were [●] shares of Bancshares common stock outstanding, [●] shares of Bancshares Series A preferred stock outstanding, [●] shares of Bancshares Class B preferred stock outstanding, and [●] shares of Bancshares Class C preferred stock outstanding.

Size of Board of Directors

Valley. Valley’s By-laws provide that its Board of Directors shall consist of not less than five and not more than 25 directors. The exact number of directors may be determined from time to time by the Valley Board of Directors. The Valley Board of Directors currently has 16 directors.

Bancshares. The FBCA permits the number of directors to be specified in either the corporation’s articles of incorporation or bylaws. If the number of directors is specified in the corporation’s articles of incorporation, a change in the number of directors may be made only by amendment of the articles of incorporation. Bancshares’ Articles fix the required number of directors at not less than one, with the actual number determined by the Bancshares Board of Directors according to Bancshares’ Bylaws (“Bylaws”). The Bylaws provide that the Board of Directors shall consist of nine members, but allows the Board of Directors to increase or decrease that number. Bancshares currently has 11 directors.

Classes and Election of Directors

Valley. Valley’s Board of Directors is not classified. Valley’s By-laws provide that each director is elected annually. Each director is elected in an uncontested director election by a majority of votes cast at a shareholder meeting and has tendered an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast at the annual shareholder meeting and the Board of Directors accepts the tendered resignation. In a contested election, directors are elected by a plurality of the votes cast. Valley shareholders are not entitled to cumulative voting rights in the election of directors.

Bancshares. Bancshares’ Board of Directors is not classified. Each director of Bancshares is elected and serves until the next election of directors by shareholders. Under Florida law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which quorum is present. Bancshares’ Articles do not provide for cumulative voting in the election of directors. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

Removal of Directors

Valley. The NJBCA allows shareholders to remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote. Because the Valley Restated Certificate of Incorporation includes no additional provisions in this regard, Valley shareholders may remove directors with or without cause.

Bancshares. Under the FBCA, one or more directors serving on a nonclassified board may be removed, with or without cause, by the holders of a majority of the corporation’s outstanding shares entitled to vote at an election of directors, unless the articles of incorporation provide that directors may be removed only for cause. The Bancshares Bylaws provide that the shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Filling Vacancies on the Board of Directors

Valley. Under Valley’s By-laws, vacancies created by any reason may be filled by a majority of the directors then in office, whether or not a quorum exists. Each director filling a vacancy shall remain in office until the next election of directors by shareholders.

Bancshares. Under the FBCA, unless otherwise provided in the articles of incorporation, vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the shareholders. Bancshares’ Bylaws provide that vacancies are filled by a majority vote of the remaining directors. The person who fills any such vacancy holds office until the next election of directors by the shareholders.

Nomination of Director Candidates by Shareholders

Valley. Pursuant to Valley’s By-laws, shareholder nominations of director candidates may be made by any shareholder of any outstanding class of stock entitled to vote for the election of directors if the shareholder delivers timely written notice to the Secretary of Valley at Valley’s principal executive office containing the nominee’s name, home and business address, citizenship, business background for the past 10 years, shares of Valley common stock beneficially owned as of the date of the nomination and expected to be held as of the annual meeting date in sufficient detail to identify the owner and qualifications to be a director. In addition, the written notice will state whether the nominee qualifies under Valley’s corporate governance guidelines for directors and if the nominee does not qualify, the reasons why he/she does not qualify. For the written notice to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days and no later than 90 days before the anniversary of the preceding year’s annual meeting if the annual meeting for which the nomination relates is to be held no earlier than 20 before and no later than 60 days after the anniversary of the preceding year’s annual meeting. If the annual meeting for which the nomination relates is to be held more than 20 days before or 60 days after the anniversary of the preceding year’s annual meeting, then to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days before the date of the current year’s annual meeting and no later than 90 days before the date of the current year’s annual meeting or 10 days after the first public announcement of the date fixed for that meeting, whichever is later.

Bancshares. Neither the Articles nor the Bylaws of Bancshares address the procedure for shareholders to submit a particular director’s nomination for consideration by the Bancshares Board of Directors for inclusion in Bancshares’ proxy statement for an annual meeting.

Calling Special Meetings of Shareholders

Valley. Under the NJBCA, holders of at least 10% of the shares of a corporation entitled to vote may apply to the New Jersey Superior Court to request that a special meeting of shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy and having voting powers will constitute a quorum for the transaction of business as may be designated in the order of the court. In addition, Valley’s By-laws provide that special meetings of shareholders may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President or (iv) a majority of the Board of Directors.

Bancshares. Under Bancshares’ Bylaws, special meetings of the shareholders may be called by the Chairman of the Board, the President or the Board of Directors. Shareholders may also request to hold special meetings of Bancshares shareholders only if such request is in writing by the holders of not less than ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders must sign, date and deliver to Bancshares’ Secretary one or more written demands for the special meeting describing the purpose or purposes for which such special meeting is to be held. A meeting requested by shareholders shall be called for a date not less than ten nor more than sixty days after the request is made. The call for the meeting shall be issued by the Secretary, unless the Chairman of the Board, the President, the Board of Directors, or shareholders requesting the calling of the meeting shall designate another person to do so.

Notice of Shareholder Proposals

Valley. The NJBCA requires that the written notice of any meeting specify the time, place and purpose or purposes of the meeting and be given not less than 10 nor more than 60 days before the date of the meeting to shareholders of record entitled to vote at the meeting. Therefore, business conducted at a Valley annual meeting is limited to the business specified in the meeting notice. The Restated Certificate of Incorporation and By-laws of Valley do not contain any provisions that govern the submission of proposals by shareholders.

Bancshares. Neither the Articles of Incorporation nor the Bylaws of Bancshares address the procedure for shareholders to submit a particular proposal for consideration by the Bancshares Board of Directors for inclusion in Bancshares’ proxy statement for an annual meeting.

Anti-Takeover Provisions; Dissenters’ Appraisal Rights

Valley. Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

•	an amendment to the certificate of incorporation;

•	the voluntary dissolution of the corporation;

•	the sale or other disposition of all or substantially all of the corporation’s assets outside the ordinary course of business; or

•	the merger or consolidation of the corporation with another corporation.

Valley’s Restated Certificate of Incorporation contains no provisions specifying the required votes for approving the above matters. Valley’s By-laws require a majority of the votes cast by shareholders entitled to vote to approve any matter submitted to the shareholders.

The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under New Jersey laws with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date and a subsequent business combination is approved by (i) independent directors and (ii) a majority of the shareholders (excluding the shares owned by the interested shareholder). After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds (2/3) of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to Valley.

Under the NJBCA, appraisal rights are available in connection with (i) a merger or consolidation to which the corporation is a party, (ii) any sale, lease or exchange or other disposition of all or substantially all of a corporation’s assets other than in the usual and regular course of business or (iii) an acquisition of some or all of the outstanding shares or assets of a legal entity, either directly or through a subsidiary, in exchange for the corporation’s shares (a “share exchange”) if, as a result of the share exchange, the number of voting or participating shares issued in connection with the share exchange, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the share exchange, unless an exception applies. A New Jersey corporation may provide in its certificate of incorporation that shareholders will have appraisal rights even in cases where the exceptions to the availability of appraisal rights discussed below exist. Valley’s restated certificate of incorporation does not so provide.

The NJBCA does not confer appraisal rights to shareholders in connection with:

•	a merger or consolidation in which the corporation is a party if the merger does not require shareholder approval. Under the NJBCA, shareholder approval for a merger or consolidation is required if the merger amends the certificate of incorporation, affects the outstanding shares of the surviving corporation or, if the number of voting or participating shares issued in connection with the merger or consolidation, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the merger;

•	the merger of the corporation into a wholly-owned subsidiary if certain conditions are met;

•	(i) a merger or consolidation in which the corporation is a party or (ii) a share exchange if (i) the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders or (ii) in the case of a merger or consolidation, the corporation’s shareholders will receive (a) cash, (b) shares, obligations or other securities that will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) a combination thereof;

•	a sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets if the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders; or

•	a dissolution transaction in which substantially all of a corporation’s net assets are to be distributed to its shareholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or a combination thereof.

Bancshares. Under Florida law, holders of Bancshares common and preferred stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Bancshares shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and receive a cash payment equal to the fair value of his or her shares of Bancshares stock instead of receiving the merger consideration. To exercise appraisal rights, Bancshares common and preferred shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act. A dissenting shareholder who desires to exercise his or her appraisal rights must file with Bancshares, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Bancshares common or preferred stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. See “Proposal 1 of the Bancshares Special Meeting - The Merger - Appraisal Rights for Bancshares Shareholders,” beginning at page [●].

Section 607.0901 of the FBCA is an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation’s outstanding voting shares (an “affiliated shareholder”) must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (i) mergers and consolidations to which the corporation and the affiliated shareholder are parties; (ii) sales or other dispositions of substantial amounts of the corporation’s assets to the affiliated shareholder; (iii) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder; (iv) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder; (v) any reclassification of the corporation’s securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder; and (vi) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation.

These special shareholder approval requirements do not apply in any of the following circumstances: (a) if the transaction was approved by a majority of the corporation’s disinterested directors; (b) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years; (c) if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for the past five years; (d) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation’s outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; or (e) if the consideration received by each shareholder in connection with the transaction satisfies the “fair price” provisions of the statute.

Section 607.0901 applies to any Florida corporation unless the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Any amendment to the articles of incorporation or bylaws related to the foregoing must be approved by the affirmative vote of a majority of disinterested shareholders and will not be effective until 18 months after approval.

Section 607.0902 of the FBCA contains a control-share acquisition statute which limits the voting rights of “control shares” acquired in a “control-share acquisition,” which is intended to deter hostile takeovers of publicly held Florida corporations. Under this section, unless an exception applies (for example, this statute does not apply to mergers effected in compliance with certain provisions of the FBCA, and acquisitions approved by the board of directors of the target corporation prior to the acquisition), control shares acquired in a control share acquisition have voting rights only if, and to the extent, granted in a resolution of the shareholders of the corporation approved by (i) the majority of all the votes entitled to be cast by each class or series entitled to vote on the proposed control-share acquisition and (ii) a majority of all shares of each class or series entitled to vote separately on the proposal, excluding any shares that are owned by the acquiring person or persons, each officer of the corporation and each employee of the corporation who is also a director of the corporation.

For the purposes of the FBCA, “control shares” means shares of a corporation which provide for at least 20% of the voting power in the election of the corporation’s directors. For the purposes of the FBCA, “control share acquisition” means, with certain exceptions, the direct or indirect acquisition of control shares. Shares which are acquired within a 90-day period are treated as acquired on the same date for the purposes of Section 607.0902.

Bancshares’ Articles and Bylaws do not contain any provision to “opt-out” of the FBCA’s affiliate transaction or control-share acquisition statutes.

Indemnification of Directors and Officers; Limitation of Liability

Valley. Valley’s Restated Certificate of Incorporation provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the NJBCA. The NJBCA permits a New Jersey corporation by a provision in its certificate of incorporation to eliminate the liability of directors or officers to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by the person of an improper personal benefit. In this context, an act or omission in breach of a director or officer’s duty of loyalty is defined as an act or omission which the director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest. Valley’s Restated Certificate of Incorporation adopts such exculpation provisions.

Bancshares. The FCBA permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection with the proceeding.

The FBCA further provides that any permissive indemnification, unless ordered by a court, may be made only after a determination that the indemnitee met the specified standard of conduct. Under the FBCA, the applicable “standard of conduct” requires that an indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The determination may be made (i) by a majority vote of a quorum consisting of the directors who were not parties to the proceeding, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

The FBCA generally provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an unlawful distribution, (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Bancshares’ Bylaws contain indemnification provisions similar to the FBCA.

Amendments to Certificates of Incorporation and By-laws

Valley. The NJBCA provides that a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired so long as the amendment contains only such provisions as might lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. A corporation’s certificate of incorporation may be amended or changed by a vote of the board of directors and a vote of a majority of the votes cast by shares entitled to vote.

The NJBCA provides that the board of directors has the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be altered or repealed, and new by-laws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them may not be altered or repealed by the board of directors. Whenever any amendment to the by-laws, other than as regards the election of directors, is to be taken by vote of the shareholders, it must be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or the NJBCA. Valley’s Restated Certificate of Incorporation contains no provision related to amendments to by-laws. Valley’s By-laws give the Board of Directors and the shareholders the power to alter, amend or repeal the by-laws. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the Board of Directors unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal such by-law.

Bancshares. The Bancshares Articles provide that they may be amended by the corporation through its board of directors. Under the FBCA, with the exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the shareholders. For the amendments to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment must approve the amendment. Unless the FBCA, the Articles or the Board of Directors requires a greater vote, the amendment must be approved by the corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The Board of Directors may condition its submission of the proposed amendment on any basis.

Under the Bancshares Bylaws, the Board of Directors has the power to appeal, alter, amend, and rescind the Bylaws. Under the FBCA, Bancshares’ shareholders may, by majority vote of all of the shares having voting power, amend or repeal the Bylaws even though the Bylaws may also be amended or repealed by the Board of Directors.

PROPOSAL 2 OF THE BANCSHARES SPECIAL MEETING - AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

As of the date of this document, the Bancshares Board of Directors does not know of any matters that will be presented for consideration at the Bancshares special meeting other than as described in this document. However, if any other matter shall properly come before the Bancshares special meeting or any adjournment or postponement thereof and shall be voted upon, the Bancshares Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of Bancshares voting stock represented by the proxy on any matters that fall within the purposes set forth in Bancshares’ notice of meeting. In particular, if Bancshares does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the Bancshares special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. Bancshares does not currently intend to propose adjournment or postponement at the Bancshares special meeting if there are sufficient votes to approve the merger agreement.

Vote Required for Approval

The proposal to authorize the Bancshares Board of Directors, in its discretion, to adjourn or postpone the Bancshares special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting will be approved if the affirmative votes cast by common shareholders present in person or represented by proxy at the Bancshares special meeting and entitled to vote exceed the votes cast in opposition.

Recommendation of the Bancshares Board of Directors

THE BOARD OF DIRECTORS OF BANCSHARES UNANIMOUSLY RECOMMENDS THAT COMMON SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO AUTHORIZE THE BANCSHARES BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE BANCSHARES SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE SUCH SPECIAL MEETING.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by Valley (Commission File No. 001-11277) with the SEC are hereby incorporated in this proxy statement-prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Amendment No.1 to Form 10-K filed with the SEC on May 1, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	Current Reports filed on Form 8-K on January 29, 2015, February 10, 2015, April 21, 2015 (as amended on April 22, 2015), April 30, 2015, May 1, 2015, May 27, 2015, June 1, 2015, June 4, 2015, June 16, 2015, June 19, 2015, June 24, 2015 and June 30, 2015 (in each case except to the extent furnished but not filed);

•	The definitive proxy statement for the 2015 annual meeting of shareholders; and

•	The description of Valley’s common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

All documents filed by Valley pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Bancshares meeting or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

Valley files reports, proxy statements and other information with the SEC. Valley’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document Valley files by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

No person has been authorized to give any information or to make any representation other than what is included in this document or incorporated by reference, including previous filings on Form 425 or Schedule 14A, which are superseded by this document. If any information or representation is given or made, it must not be relied upon as having been authorized.

OTHER MATTERS

As of the date of this proxy statement, the Bancshares Board of Directors knows of no other matters to be presented for action by the Bancshares voting shareholders at the Bancshares special meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed Bancshares proxy to vote in accordance with their best judgment on such matters.

LEGAL OPINION

Day Pitney LLP, counsel to Valley, will pass upon certain legal matters relating to the issuance and validity of the shares of Valley common stock offered hereby.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of May 26, 2015

Between

VALLEY NATIONAL BANCORP

and

CNLBANCSHARES, INC.

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2015 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and CNLBancshares, Inc., a Florida corporation and registered bank holding company (“Bancshares”).

RECITALS

Valley desires to acquire Bancshares, and Bancshares’ Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Bancshares and its shareholders. The acquisition will be accomplished by merging Bancshares into Valley with Valley as the surviving corporation and, at the same time, merging CNLBank, a Florida state-chartered commercial bank (“CNL”) and wholly owned subsidiary of Bancshares, into Valley National Bank, a national banking association (“VNB”) and wholly owned subsidiary of Valley, with VNB as the surviving bank, and Bancshares shareholders receiving the consideration hereinafter set forth. It is the intention of the parties that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I. - THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Bancshares shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the Florida Business Corporation Act (the “FBCA”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, CNL shall be merged with and into VNB as provided in Section 1.7 hereof.

1.2 Effect of the Merger. The Merger shall have the effects as set forth in the NJBCA and the FBCA.

1.3 Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

1.4 Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.5 Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation.

1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey, on a date (the “Closing Date”) which is the last day of the month during which occurs the fifth business day following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by the mutual agreement of Valley and Bancshares. Simultaneous with the Closing, Valley and Bancshares shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and Bancshares, with the Division of Treasury of the State of New Jersey and the Florida Secretary of State (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time” of the Merger a date and time following the Closing agreed to by Valley and Bancshares (which date and time the parties currently anticipate will be at 12:01 am on the date following the Closing Date).

1.7 The Bank Merger. Immediately following the Effective Time, CNL shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, the relevant banking statutes of the State of Florida (the “Banking Law”) and the regulations of the Florida Office of Financial Regulation (the “OFR”), and VNB shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth in the National Bank Act and the Banking Law. Bancshares and Valley shall cause the Boards of Directors of CNL and VNB, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.

ARTICLE II. - CONVERSION OF BANCSHARES COMMON STOCK AND OPTIONS

2.1 Conversion of Bancshares Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares.

(a) At the Effective Time, subject to the other provisions of this Section 2.1 and Section 2.2, each share of common stock, $0.01 par value per share, of Bancshares (“Bancshares Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is hereinafter defined), and including all unvested restricted stock awards), shall by virtue of the Merger and without any action on the part of Bancshares, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive that number of shares of common stock, no par value, of Valley (“Valley Common Stock”) equal to the Exchange Ratio (as hereinafter defined) and, potentially, the cash consideration set forth in Section 2.1(h). No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Bancshares Common Stock who would otherwise be entitled to a fractional interest of Valley Common Stock will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price as defined below. For purposes of this Section 2.1, the following terms shall have the following meanings:

(A) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in a mutually agreed to authoritative source).

(B) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(C) “Average Closing Price” shall mean the average of the Closing Prices on the twenty (20) Trading Days immediately preceding the date which is five (5) Trading Days prior to the Closing Date.

(D) “Exchange Ratio” shall mean the following:

(A)	If the Average Closing Price is between $8.80 and $10.13, the Exchange Ratio shall be equal to 0.75 of Valley Common Stock;

(B)	Subject to Section 2.1(b) below, if the Average Closing Price is less than $8.80, the Exchange Ratio shall be $6.60 divided by the Average Closing Price, rounded to three decimal places; and

(C)	If the Average Closing Price is greater than $10.13, the Exchange Ratio shall be $7.60 divided by the Average Closing Price, rounded to three decimal places.

(b) If the Average Closing Price is less than $8.80, Valley shall have the right, in its sole discretion, in lieu of increasing the Exchange Ratio, to pay an amount of cash for each share of Bancshares Common Stock in an amount equal to the difference between (A) $6.60 and (B) the product of the Average Closing Price times 0.75. In the event that Valley chooses this option, the Exchange Ratio shall equal 0.75, provided, however, that Valley shall not pay cash to the extent that such payment would result in the Merger failing to satisfy the continuity of interest requirement applicable to reorganizations under Section 368(a)(1)(A) of the Code; in the event of any such reduced cash payment, the Exchange Ratio shall be adjusted accordingly.

(c) On or before the Effective Time and in accordance with the Articles of Incorporation of Bancshares, (i) each issued and outstanding share of Bancshares Series A Preferred Stock and Bancshares Class B Preferred Stock (as such terms are hereinafter defined) shall be converted into Bancshares Common Stock and receive the Merger Consideration set forth in Section 2.1 and (ii) each issued and outstanding share of Bancshares Class C Preferred Stock (as such term is hereinafter defined) shall be either (A) redeemed by Bancshares in accordance with the terms of such securities, or (B) at the option of the holders thereof, converted into Bancshares Common Stock and receive the Merger Consideration set forth in Section 2.1.

(d) At the Effective Time, all shares of Bancshares Common Stock held by Bancshares in its treasury or owned by Valley or by any of Valley’s Subsidiaries (other than Dissenters’ Shares (as such term is hereinafter defined), shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) (“Excluded Shares”) shall be canceled and shall cease to exist and no Merger Consideration (as hereinafter defined) shall be delivered in exchange therefor.

(e) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Bancshares Common Stock (the “Certificates”) shall cease to have any rights as shareholders of Bancshares, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The (i) Valley Common Stock, (ii), cash delivered pursuant to Sections 2.1(b) and (h), if any, and (iii) cash in lieu of fractional shares, which any one Bancshares shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and total number of shares of Valley Common Stock, plus any cash in lieu of fractional shares which all of Bancshares shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.

(f) Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio to provide the Bancshares shareholders with the equivalent value of the Merger Consideration set forth in Section 2.1.

(g) Notwithstanding anything in this Agreement to the contrary, Valley shall pay for any shares of Bancshares Common Stock and Bancshares Preferred Stock, the holders of which have exercised their rights under FBCA Sections 607.1302-607.1333 (“Dissenters’ Shares”) and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under FBCA Sections 607.1302-607.1333 with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to this Article II.

(h) If Valley declares a cash dividend on the shares of Valley Common Stock with a record date within thirty (30) days prior to the day which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), then each share of Bancshares Common Stock shall be entitled to receive as a part of the Merger Consideration a cash payment equal to the cash dividend that would have otherwise been payable assuming such share had been converted to Valley Common Stock on the record date and at the Exchange Ratio, provided, however, that in the event the increase in Merger Consideration is effected pursuant to this Section 2.1(h) in no event shall the holders of Bancorp Common Stock be treated as shareholders of Valley as of the record date of such dividend.

2.2 Exchange of Shares.

(a) Bancshares and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Bancshares Common Stock. Not later than five (5) business days after the Effective Time, Valley shall cause the Exchange Agent to mail to each holder of record of Bancshares Common Stock (other than holders of Dissenters’ Shares) as of the Effective Time (a “Record Holder”) a letter of transmittal in form mutually agreed upon by Valley and Bancshares (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.1 hereof.

(b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the Merger Consideration which such Record Holder has the right to receive pursuant to Section 2.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than five (5) business days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, Valley shall cause the Exchange Agent to distribute the Merger Consideration. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and bond as may be required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Bancshares of the shares of Bancshares Common Stock or Bancshares Preferred Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

(d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Valley and the Exchange Agent shall be entitled to rely upon Bancshares’ stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Valley and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Immediately prior to the Effective Date, Valley shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Bancshares Common Stock, for exchange in accordance with this Section 2.2, certificates (or other electronic evidence) representing the shares of Valley Common Stock to be issued to Bancshares shareholders as part of the Aggregate Merger Consideration plus an estimated aggregate amount of cash to be paid pursuant to Section 2.1(b), if any, and cash in lieu of fractional shares of Valley Common Stock.

2.3 Treatment of Bancshares Stock Options and Stock Awards.

(a) All options which may be exercised for issuance of Bancshares Common Stock (each, a “Bancshares Stock Option” and collectively the “Bancshares Stock Options”) are described in the Bancshares Disclosure Schedule and are issued and outstanding pursuant to the Bancshares stock plans described in the Bancshares Disclosure Schedule (collectively, the “Bancshares Stock Plans”) and the forms of agreements pursuant to which such Bancshares Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding grant agreements for Bancshares Stock Options issued under Bancshares’ Stock Option Plans will be delivered to Valley promptly after execution of this Agreement.

(b) Holders of unexercised Bancshares Stock Options (including currently unvested options which would become vested and exercisable as a result of the Merger or otherwise) will be entitled to receive, in cancellation of their Bancshares Stock Options, a payment from Valley in Valley Common Stock, in an amount equal to the product of (A) the number of shares of Bancshares Common Stock into which such Bancshares Stock Options are convertible and (B) the excess, if any, of (x) the product of the Average Closing Price times the Exchange Ratio (subject to adjustment as set forth in Section 2.1(f) hereof but disregarding Section 2.1(b) hereof), over (y) the exercise price per share provided for in such Bancshares Stock Option (the “Option Payment”), which payment shall be treated as compensation and holders shall be responsible for applicable federal and state withholding Taxes. The fair market value of Valley Common Stock for purposes of this Section 2.3(b) will be determined by the Average Closing Price. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Bancshares Stock Options who would otherwise be entitled to a fractional interest of Valley Common Stock will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price. At the time of receipt of such Option Payment, (i) each holder of a Bancshares Stock Option shall acknowledge in writing, in a form reasonably satisfactory to Valley that such payment is in full satisfaction of such holder’s rights under such Bancshares Stock Option, or (ii) or any holders of Bancshares Stock Options whose options are not entitled to any payment based upon the foregoing, Bancshares shall take such action as necessary to cancel each Bancshares Stock Option and receive an agreement of the holders thereof agreeing to such cancellation (in either case, the “Option Cancellation Agreements”). Immediately prior to the Effective Time, no Bancshares Stock Options will be outstanding.

(c) Bancshares shall take all requisite action so that, at the Effective Time, each stock settled phantom stock award or stock appreciation right and other right, contingent or accrued, to acquire or receive shares of Bancshares Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Bancshares Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Bancshares Stock Plan (as defined below), other than Bancshares Stock Options (each, a “Bancshares Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Bancshares or Valley, the holder of that Bancshares Stock Award or any other person, cancelled and converted into the right to receive from Valley, as promptly as reasonably practicable after the Effective Time, a payment of an amount, payable in shares of Valley Common Stock, without interest, equal to the product of (x) the aggregate number of shares of Bancshares Common Stock in respect of such Bancshares Stock Award multiplied by (y) the Average Closing Price times the Exchange Ratio (subject to adjustment as set forth in Section 2.1(f) hereof but disregarding Section 2.1(b) hereof), which payment shall be treated as compensation and which payment shall be treated as compensation and holders shall be responsible for applicable federal and state withholding Taxes. The fair market value of Valley Common Stock for purposes of this Section 2.3(c) will be determined by the Average Closing Price. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Bancshares Stock Awards who would otherwise be entitled to a fractional interest of Valley Common Stock will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price. At the time of receipt of such payment, (i) each holder of a Bancshares Stock Award shall acknowledge in writing, in a form reasonably satisfactory to Valley that such payment is in full satisfaction of such holder’s rights under such Bancshares Stock Award, or (ii) or any holders of Bancshares Stock Awards whose options are not entitled to any payment based upon the foregoing, Bancshares shall take such action as necessary to cancel each Bancshares Stock Award and receive an agreement of the holders thereof agreeing to such cancellation.

(d) At or prior to the Effective Time, Bancshares, the Bancshares Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.3.

2.4 Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

2.5 Tax Consequences. It is intended that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF BANCSHARES

References herein to “Bancshares Disclosure Schedule” shall mean all of the disclosure schedules required by Article III and Article V hereof, dated as of the date hereof and referenced to the specific sections and subsections of Article III and Article V of this Agreement, which have been delivered on the date hereof by Bancshares to Valley. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Bancshares or Valley, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in United States Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of any change in control, severance and related payments to be made to employees prior to the Closing Date) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely or disproportionately affects either or both of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of Bancshares or Valley, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes resulting to securities markets in general (including the disruption thereof and any decline in price of any security or market index). For the purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any executive officer of that party with the title ranking not less than executive vice president and that party’s corporate secretary. Bancshares hereby represents and warrants to Valley as follows:

3.1 Corporate Organization. (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Bancshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bancshares. Bancshares is registered as a bank holding company under The Bank Holding Company Act of 1956, as amended (the “BHCA”). None of Bancshares’ activities require Bancshares to be a financial holding company under the BHCA.

(b) All of the Subsidiaries of Bancshares are listed in the Bancshares Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person. As used in this Agreement, the term “Significant Subsidiary” shall mean each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the United States Securities and Exchange Commission (the “SEC”), as in effect as of the date hereof. Each Significant Subsidiary of Bancshares is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. CNL is a commercial bank chartered under the laws of the State of Florida whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Significant Subsidiary of Bancshares has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on Bancshares. The Bancshares Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Bancshares Charter Documents”) of Bancshares and of each Bancshares Significant Subsidiary as in effect on the date hereof. Except as set forth in the Bancshares Disclosure Schedule, Bancshares does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

3.2 Capitalization. (a) The authorized capital stock of Bancshares consists of (i) 50,000,000 shares of Bancshares Common Stock, (ii) 1,500,000 shares of Series A preferred stock, $0.01 par value (the “Bancshares Series A Preferred Stock”), (iii) 1,000,000 shares of Class B preferred stock, $0.01 par value (the “Bancshares Class B Preferred Stock”) and (iv) 40,000 shares of Class C preferred stock, $0.01 par value (the “Bancshares Class C Preferred Stock” and collectively with the Series A Preferred Stock and Class B Preferred Stock, the “Bancshares Preferred Stock”). As of the date hereof, there were (i) 20,121,835 shares of Bancshares Common Stock issued and outstanding, and no shares of Bancshares Common Stock issued and held in the treasury, (ii) 1,134,378 shares of Bancshares Series A Preferred Stock issued and outstanding and no shares of Bancshares Series A Preferred Stock issued and held in treasury, (iii) 701,103 shares of Bancshares Class B Preferred Stock issued and outstanding and no shares of Bancshares Class B Preferred Stock issued and held in treasury, and (iv) 13,558 shares of Bancshares Class C Preferred Stock issued and outstanding and no shares of Bancshares Class C Preferred Stock issued and held in treasury. As of the date hereof, except for 3,415,000 shares of Bancshares Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Bancshares Stock Option Plans, there were no shares of Bancshares Common Stock or Bancshares Preferred Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Bancshares Common Stock and Bancshares Preferred Stock have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of CNL consists of 2,000,000 shares of common stock, $5.00 par value per share. As of the date hereof, there were 558,500 shares of CNL common stock outstanding. Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares nor any Bancshares Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Bancshares or any Bancshares Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. The Bancshares Disclosure Schedule contains a list setting forth as of the date of this Agreement all record and beneficial owners of Bancshares Common Stock and Bancshares Preferred Stock, and, in the case of the Bancshares Preferred Stock, the number of shares of Bancshares Common Stock into which shares of Bancshares Preferred Stock will be converted into as of the Closing.

(b) The Bancshares Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding Bancshares Stock Options, the names of the option holders, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the Bancshares Stock Option Plans. Each Bancshares Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The exercise price of each Bancshares Stock Option is not less than the fair market value of a share of Bancshares Common Stock as determined on the date of grant of such Bancshares Stock Option and within the meaning of Section 409A of the Code and associated guidance set forth by Treasury. Bancshares has made available to Valley true and complete copies of all Bancshares Stock Option Plans and the forms of all award agreements and other agreements evidencing outstanding Bancshares Stock Options.

(c) The Bancshares Disclosure Schedule lists the name(s), jurisdiction of incorporation or organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Bancshares. Except as set forth in the Bancshares Disclosure Schedule, Bancshares owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Bancshares’ Subsidiaries, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest (“Liens”), and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Bancshares nor any Subsidiary of Bancshares has or is bound by any right with respect to the capital stock or any other equity security of any Subsidiary of Bancshares.

(d) Except (i) as disclosed in the Bancshares Disclosure Schedule, (ii) for Bancshares’ ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers, (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, and (v) unmarketable Federal Home Loan Bank and Federal Reserve Bank stock, neither Bancshares nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) Except as set forth in the Bancshares Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Bancshares (parent company only) are issued or outstanding.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancshares, and subject to the parties obtaining all necessary regulatory approvals, Bancshares has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and CNL has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this Agreement, Bancshares’ Board of Directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of Bancshares and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the shareholders of Bancshares approve this Agreement at the Bancshares Shareholders Meeting (the “Bancshares Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancshares. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of CNL. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Bancshares or CNL are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancshares and, assuming due and valid execution and delivery of this Agreement by Valley, constitutes a valid and binding obligation of Bancshares, enforceable against Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Bancshares or the execution and delivery of the Bank Merger Agreement by CNL, nor the consummation by Bancshares of the transactions contemplated hereby in accordance with the terms hereof or the consummation by CNL of the transactions contemplated thereby in accordance with the terms thereof, or compliance by Bancshares with any of the terms or provisions hereof or compliance by CNL with any of the terms of provisions thereof, will (i) violate any provision of the Bancshares Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or CNL or any of their respective properties or assets, or (iii) except as set forth in the Bancshares Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancshares or CNL under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or CNL is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on Bancshares. Except for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency (the “OCC”), the FDIC, the Board of Governors of the Federal Reserve System (the “FRB”), the OFR, the Florida Department of State, the SEC, and the shareholders of Bancshares, or as listed in the Bancshares Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of Bancshares, any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Bancshares or CNL) are necessary on behalf of Bancshares or CNL in connection with (x) the execution and delivery by Bancshares of this Agreement and (y) the consummation by Bancshares of the transactions contemplated hereby and (z) the execution and delivery by CNL of the Bank Merger Agreement and the consummation by CNL of the transactions contemplated thereby. To the knowledge of Bancshares, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

3.4 Financial Statements.

(a) Complete copies of Bancshares’ audited financial statements consisting of the balance sheet of Bancshares as at December 31 in each of the years 2014, 2013 and 2012 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2015 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Bancshares Financial Statements”) are included in the Bancshares Disclosure Schedule. The Bancshares Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments) the consolidated financial position of Bancshares as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments) the consolidated results of operations and changes in shareholders’ equity and of cash flows of Bancshares for the respective fiscal periods set forth therein.

(b) The books and records of Bancshares and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as set forth in the Bancshares Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the Bancshares Financial Statements, as of December 31, 2014, neither Bancshares nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Bancshares or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the Bancshares Financial Statements. Since December 31, 2014 and to the date hereof, neither Bancshares nor any of its Significant Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The Bancshares Disclosure Schedule includes a copy of Bancshares’ Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2014 which includes information regarding “off-balance sheet arrangements” effected by Bancshares.

(e) Hacker, Johnson & Smith, PA, which has expressed its opinion with respect to the financial statements of Bancshares and its Subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements “independent” with respect to Bancshares within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

3.5 Financial Advisor Fees and Other Fees. Other than Hovde Group, LLC (“Hovde”), neither Bancshares nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement. A copy of Bancshares’ agreement with Hovde has previously been delivered to Valley. Hovde has delivered to the Board of Directors of Bancshares its opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) with respect to the fairness, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth therein, from a financial point of view, of the Exchange Ratio in the Merger to the shareholders of Bancshares. Other than pursuant to the agreement with Hovde, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with the transactions contemplated by this Agreement and which would be contingent upon the consummation of the Merger or the termination of services of such consultants by Bancshares of any of its Subsidiaries.

3.6 Absence of Certain Changes or Events.

(a) Since December 31, 2014, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Bancshares.

(b) Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2014 and the date hereof and Bancshares and the Bancshares Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

3.7 Legal Proceedings. Except as disclosed in the Bancshares Disclosure Schedule, neither Bancshares nor any of its Subsidiaries is a party to any, and there are no pending or, to Bancshares’ knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Bancshares or any of its Subsidiaries which, if decided adversely to Bancshares, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on Bancshares. Except as disclosed in the Bancshares Disclosure Schedule, neither Bancshares nor any of its Subsidiaries is a party to any order, judgment or decree entered against Bancshares or any Bancshares Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on Bancshares.

3.8 Taxes and Tax Returns.

(a) Except as set forth in the Bancshares Disclosure Schedule or as would not have a Material Adverse Effect on Bancshares or CNL, Bancshares, CNL and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due and payable on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Except as set forth in the Bancshares Disclosure Schedule, Bancshares, CNL and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Bancshares, CNL or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Bancshares Disclosure Schedule, the federal income Tax Returns of Bancshares, CNL and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Bancshares Disclosure Schedule, the applicable state income and local Tax Returns of Bancshares, CNL and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Bancshares Disclosure Schedule, to the knowledge of each of Bancshares and CNL, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Bancshares, CNL or any of their Subsidiaries, nor has Bancshares, CNL or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares, CNL nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes (except agreements between and/or among Bancshares, CNL and/or any of their Subsidiaries); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Bancshares, CNL or any Subsidiary (nor does Bancshares or CNL have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Bancshares, CNL and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than Bancshares, CNL and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of

Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by Bancshares, CNL or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (x) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the Bancshares Disclosure Schedule, (i) Bancshares, CNL and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Bancshares, CNL and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Bancshares.

(d) Bancshares has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by Bancshares, CNL and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Bancshares, CNL or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Bancshares, CNL or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any Return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

3.9 Employee Benefit Plans.

(a) Except as disclosed in the Bancshares Disclosure Schedule, neither Bancshares nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Bancshares Pension Plans”), or “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “Bancshares Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement (collectively, the “Bancshares Benefit Plans”). Neither Bancshares nor any of its Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. Neither Bancshares nor any of its Subsidiaries has, in the past six years, maintained an employee pension benefit plan subject to Title IV of ERISA.

(b) Bancshares has previously delivered to Valley a complete and accurate copy of each of the following with respect to each of the Bancshares Pension Plans and Bancshares Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) two most recent annual reports on Form 5500, if any.

(c) All contributions required to be made to each Bancshares Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Bancshares and its Subsidiaries which have not been paid have been properly recorded on the books of Bancshares and its Subsidiaries.

(d) Except as disclosed on the Bancshares Disclosure Schedule, each of the Bancshares Pension Plans, the Bancshares Welfare Plans and each other plan and arrangement identified on the Bancshares Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Economic Growth and Tax Relief Reconciliation Act and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the Bancshares Pension Plans, and Bancshares has no knowledge of any fact or circumstance which could lead to the disqualification of any such plan).

(e) To Bancshares’ knowledge, except as disclosed on the Bancshares Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Bancshares Welfare Plans or Bancshares Pension Plans.

(f) To Bancshares’ knowledge, except as disclosed on the Bancshares Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the Bancshares Pension Plans.

(g) There are no pending, or, to Bancshares’ knowledge, threatened or anticipated claims by, on behalf of or against any of the Bancshares Pension Plans or the Bancshares Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Bancshares Disclosure Schedule other than claims for benefits in the ordinary course of business.

(h) Except as disclosed in the Bancshares Disclosure Schedule, no Bancshares Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Bancshares Pension Plan.

(i) Except as disclosed in the Bancshares Disclosure Schedule, there are no funding obligations of any Bancshares Benefit Plan which are not accounted for by reserves shown on the Bancshares Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(j) Except as disclosed in the Bancshares Disclosure Schedule, with respect to each Bancshares Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Bancshares or any Bancshares Subsidiary under any such insurance policy or ancillary agreement with respect to such insurance policy for any retroactive rate adjustment, loss sharing arrangement or other actual or contingent contractual liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(k) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the Bancshares Disclosure Schedule, the consummation of the transactions contemplated by this Agreement in accordance with its terms will not (i) entitle any current or former employee of Bancshares or any Bancshares Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Bancshares Pension Plan, Bancshares Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

(l) Except for the Bancshares Pension Plans and the Bancshares Welfare Plans, and except as set forth on the Bancshares Disclosure Schedule, Bancshares has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Bancshares or any Bancshares Subsidiary or any predecessor of any of them. The Bancshares Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

(m) Except as set forth in the Bancshares Disclosure Schedule, Bancshares does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The Bancshares Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. Such life insurance policies comply, in all material respects, with state and federal law, including, without limitation, ERISA, and the rules and regulations of all applicable Governmental Entities. To Bancshares’ knowledge, neither Bancshares nor any Bancshares Pension Plan or Bancshares Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(n) Except as set forth in the Bancshares Disclosure Schedule, Bancshares does not maintain any retirement plan for directors. The Bancshares Disclosure Schedule sets forth the complete documentation and actuarial evaluation (if any) of any such plan.

(o) Except as set forth in the Bancshares Disclosure Schedule, Neither Bancshares nor any Bancshares Subsidiary (i) has entered into a nonqualified deferred compensation arrangement with the meaning of Section 409A of the Code, or has failed to take any other action, that has resulted or could result in the interest and Tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and Tax penalties specified in Section 409A of the Code that may be currently due or payable in the future.

(p) Except as disclosed in the Bancshares Disclosure Schedule or as would not have a Material Adverse Effect on Bancshares, since January 1, 2012, neither Bancshares nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

3.10 Reports. Except as set forth in the Bancshares Disclosure Schedule, CNL has, since January 1, 2012, duly filed with the OFR and the FDIC, and Bancshares has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and Bancshares promptly will deliver or make available to Valley accurate and complete copies of such documentation. The Bancshares Disclosure Schedule lists all examinations of CNL conducted by the OFR and the FDIC, and all examinations of Bancshares conducted by the FRB, since January 1, 2012 and the dates of any responses thereto submitted by CNL and Bancshares, respectively.

3.11 Compliance with Applicable Law.

(a) Except as set forth in the Bancshares Disclosure Schedule, each of Bancshares and the Bancshares Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on Bancshares, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bancshares or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Bancshares and neither Bancshares nor any of the Bancshares Subsidiaries, since January 1, 2012, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, (i) CNL has complied in all material respects with the Community Reinvestment Act (“CRA”) and (ii) to Bancshares’ knowledge, no person or group would object to the consummation of the Merger due to the CRA performance of or rating of CNL. Except as listed on the Bancshares Disclosure Schedule, since January 1, 2012, no person or group has adversely commented upon CNL’s CRA performance.

3.12 Certain Contracts.

(a) Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, federal funds, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by Bancshares or any of its Subsidiaries in the principal amount of $250,000 or more, including any sale and leaseback transactions in the ordinary course of its business consistent with past practice), capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Bancshares and its Subsidiaries, (iv) which provides for material payments to be made by Bancshares or any of its Subsidiaries upon a change in control thereof, (v) which (A) limits the freedom of Bancshares or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires Bancshares or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires Bancshares or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (vi) which involved payments by, or to, Bancshares or any of its Subsidiaries in fiscal year 2013 of more than $250,000 and not terminable on ninety (90) days or less notice or which could reasonably be expected to involve payments during fiscal year 2015 of more than $250,000 and not terminable on ninety (90) days or less notice (other than pursuant to Loans originated or purchased by Bancshares and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not publicly disclosed in the Bancshares SEC Reports (as such term is hereinafter defined) filed prior to the date hereof or set forth in the Bancshares Disclosure Schedule, is referred to herein as a “Bancshares Contract.”

(b) Except as set forth in the Bancshares Disclosure Schedule, (i) each Bancshares Contract is valid and binding on Bancshares or its applicable Subsidiary and in full force and effect, and, to the knowledge of Bancshares, is valid and binding on the other parties thereto, (ii) Bancshares and each of its Subsidiaries and, to the knowledge of Bancshares, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Bancshares Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Bancshares or any of its Subsidiaries or, to the knowledge of Bancshares, any other party thereto, under any such Bancshares Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Bancshares.

(c) The Bancshares Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as Tax indemnification payments in respect of income or excise Taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former employee, director or consultant of Bancshares or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Bancshares Pension Plans, Bancshares Welfare Plans or Bancshares Contract (other than a Tax-qualified plan) for each such person, specifying the assumptions in such schedule. The failure of Bancshares to include immaterial amounts (both individually or in the aggregate) under Section 3.12(c) shall not constitute a breach thereof.

3.13 Properties and Insurance.

(a) The Bancshares Disclosure Schedule contains a complete list of all real property owned (“Owned Real Property”) or leased by Bancshares or any of its Subsidiaries, as OREO or otherwise, or owned, leased or controlled by Bancshares or any Bancshares Subsidiary as trustee or fiduciary (collectively, the “Bancshares Property”). To Bancshares’ knowledge, and except as set forth in the Bancshares Disclosure Schedule, Bancshares and its Subsidiaries have good, and as to Owned Real Property, marketable and fee simple, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Bancshares’ consolidated balance sheet as of December 31, 2014, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2014 to third parties in arm’s length transactions.

(b) Bancshares and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The Bancshares Disclosure Schedule lists all leases pursuant to which Bancshares or any Bancshares Subsidiary occupies any real property (“Bancshares Leases”) and for each such lease lists annual base rentals, the annual increases to base rentals to the end of the lease and the expiration date and any option terms. Except as otherwise set forth on the Bancshares Disclosure Schedule, the Merger does not or will not trigger any provision of any of the Bancshares Leases covering Bancshares’ leased Real Property which would require the consent to assignment or approval by any of the lessors thereunder. Neither Bancshares nor its Subsidiaries have assigned, subleased, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Bancshares Leases. Neither Bancshares nor any of its Subsidiaries have received written notice of any threatened cancellations of any of the Bancshares Leases. Bancshares or its Subsidiaries, as the case may be, has in all material respects performed all obligations required to be performed by it to date pursuant to such Bancshares Leases. Neither Bancshares nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Bancshares or any Subsidiary under any of the Bancshares Leases.

(c) To Bancshares’ knowledge, the Bancshares Property and all buildings and improvements thereon are free from any material interior or exterior structural defects. Neither Bancshares nor its Subsidiaries have received written notice that any such buildings, structures, fixtures and improvements on any Owned Real Property are in violation, in any material respect, of any applicable laws. To Bancshares’ knowledge, the buildings, structures, fixtures and improvements on each parcel of Owned Real Property lie entirely within the boundaries of such parcel of Owned Real Property. Neither Bancshares nor its Subsidiaries have received written notice that any portion of Bancshares Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and to the knowledge of Bancshares, none of the foregoing are, or have been threatened to be, the subject of, or affected by, any such proceeding. There are no persons other than Bancshares and its Subsidiaries, or, to Bancshares’ knowledge as to leased Real Property, the landlord (to the extent provided for in the relevant Bancshares Lease), entitled to possession of the Real Property. To Bancshares’ knowledge, all of the Bancshares Property, and Bancshares’ and its Subsidiaries’ use thereof, complies with all applicable zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, or other ordinances, rules or regulations but excluding any Environmental Laws which are subject to Section 3.15 hereof. Except as set forth in the Bancshares Disclosure Schedule, neither Bancshares nor its Subsidiaries have received any notification of any asserted present or past failure by it to comply with such laws, rules, regulations or codes, or such orders, rules, writs, judgments, injunctions, decrees or ordinances except of past violations as to which the relevant statute of limitations has expired or as to which Bancshares or its Subsidiaries have completed all actions required to be in compliance therewith.

(d) The Bancshares Disclosure Schedule lists all material policies of insurance of Bancshares and its Significant Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Bancshares nor any of its Subsidiaries has received any notice of pending cancellation or notice of a pending material amendment of any such insurance policy or bond or is in default under such policy or bond, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.14 Minute Books. The minute books of Bancshares and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.15 Environmental Matters.

(a) For purposes of this section, the term, “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement in effect on or prior to the date hereof relating to the protection of human health and safety, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

(b) Except as set forth in the Bancshares Disclosure Schedule, to Bancshares’ knowledge, (i) the operations of Bancshares and each of its Subsidiaries are in compliance with and have complied with all applicable Environmental Laws, (ii) neither Bancshares nor any of its Subsidiaries has any liability known or unknown, contingent or absolute, under any Environmental Law, nor is Bancshares or any Subsidiary responsible for any such liability of any other person or entity under any Environmental Law, whether by contract, by operation of law or otherwise, (iii) neither Bancshares nor any Bancshares Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Bancshares or such Bancshares Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) may be in violation of any Environmental Law or may have any liability under any Environmental Law, and (iv) no toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any Bancshares Property in any manner that violates or, after the lapse of time is reasonably likely to violate, any Environmental Law.

(c) Except as set forth in the Bancshares Disclosure Schedule, to Bancshares’ knowledge, none of the Bancshares Properties has been operated in any manner that violated any Environmental Law, the violation of which would have a Material Adverse Effect on Bancshares.

(d) To Bancshares’ knowledge, no Bancshares Property is listed or proposed to be listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System or any other governmental database or list of properties that may or do require remedial action under Environmental Laws. Neither Bancshares nor any of its Subsidiaries has arranged by contract, agreement or otherwise for the transportation, disposal or treatment of hazardous or toxic substances at any location such that it is or could be liable for remedial actions of such location pursuant to Environmental Laws.

(e) Bancshares and its Subsidiaries have furnished to Valley copies of all environmental assessments, reports, audits and other documents in their possession or under its control that relate to the environmental condition of any Bancshares Property.

3.16 Reserves.

(a) The allowance for loan and lease losses in the Bancshares Financial Statements, was, as of December 31, 2014, (i) adequate under GAAP, and (ii) adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

(b) As of December 31, 2014, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

3.17 No Excess Parachute Payments. Except as set forth in the Bancshares Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Bancshares or any Bancshares Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Bancshares, a Bancshares Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder. Any disclosures on the Bancshares Disclosure Schedule pursuant to this section shall include the name of the person entitled to receive the payment of benefit, a calculation of the amounts due and a statement as to whether such amounts are deductible for federal income Tax purposes, along with any other relevant information. No officer or employee of Bancshares or CNL is entitled to a Section 280G “gross up” payment with regard to any payments or benefits set forth on the Bancshares Disclosure Schedule or otherwise. As of the date hereof, Bancshares has entered into amended and restated employment agreements with each of the executives set forth on the Bancshares Disclosure Schedule and such executives have entered into employment agreements with Valley which shall take effect at the Effective Time.

3.18 Agreements with Bank Regulators. Neither Bancshares nor any Bancshares Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Bancshares prior to the date of this Agreement, nor has Bancshares been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Bancshares nor any Bancshares Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Bancshares prior to the date of this Agreement.

3.19 Insider Loans. The Bancshares Disclosure Schedule sets forth, as of December 31, 2014, each loan, extension of credit, or guaranty from Bancshares or any of its Subsidiaries to any director or executive officer of Bancshares including (i) the name of the person receiving the benefit of such loan, extension of credit or guaranty, (ii) the outstanding principal amount of such loan or extension of credit, and (iii) the type of loan.

3.20 Reports; Internal and Disclosure Controls.

(a) Bancshares and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Bancshares and its Significant Subsidiaries or as set forth in the Bancshares Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Bancshares, threatened an investigation into the business or operations of Bancshares or any of its Significant Subsidiaries since December 31, 2012. Except as set forth in the Bancshares Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Bancshares or any of its Subsidiaries.

(b) Except as set forth in the Bancshares Disclosure Schedule, the records, systems, controls, data and information of Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Bancshares and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Bancshares (A) has designed disclosure controls and procedures to ensure that material information relating to Bancshares and its Subsidiaries is made known to the management of Bancshares, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Bancshares’ auditors and the audit committee of Bancshares’ Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Bancshares’ ability to record, process, summarize and report financial data and have identified for Bancshares’ auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Bancshares’ internal controls.

(c) Except as set forth in the Bancshares Disclosure Schedule, since January 1, 2012, neither Bancshares nor any of its Subsidiaries nor, to the knowledge of Bancshares, any member of Bancshares’ Board of Directors or executive officer of Bancshares or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Bancshares or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing Bancshares or any of its Subsidiaries, whether or not employed by Bancshares or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Bancshares or any of its officers, directors, employees or agents to any member of Bancshares’ Board of Directors or any executive officer of Bancshares.

3.21 Loan Matters.

(a) Except as set forth in the Bancshares Disclosure Schedule, each outstanding loan (including loans held for resale to investors) held by Bancshares or its Subsidiaries (the “Bancshares Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Bancshares Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Bancshares’ underwriting standards (and, in the case of Bancshares Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bancshares.

(b) Except as set forth in the Bancshares Disclosure Schedule or as would not have a Material Adverse Effect on Bancshares, each Bancshares Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured has been secured by valid Liens which have been perfected and (iii) to Bancshares’ knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on Bancshares, the loan documents with respect to each Bancshares Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Bancshares or its Subsidiaries and are complete and correct in all material respects.

(c) Bancshares has previously delivered to Valley a schedule setting forth a list of all Loans as of March 31, 2015 by Bancshares and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Bancshares or any of its Subsidiaries. Except as listed in the Bancshares Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bancshares. The schedule referred to in item (i) of this subsection (c) is accurate and complete in all material respects.

(d) Bancshares has previously delivered to Valley a schedule setting forth (A) each Bancshares Loan that as of March 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Bancshares, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Bancshares Loan, (B) each Bancshares Loan that was classified as of March 31, 2015 under ASC 310, and (C) each asset of Bancshares or any of its Subsidiaries that as of March 31, 2015 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the Bancshares Disclosure Schedule, none of the agreements pursuant to which Bancshares or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

3.22 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Bancshares or any of its Subsidiaries (collectively, “Bancshares Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of Bancshares, valid and enforceable and (ii) except as set forth in the Bancshares Disclosure Schedule no Bancshares Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Bancshares, no such action is or has been threatened with respect to any of Bancshares Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, Bancshares or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by Bancshares or its Subsidiaries), free and clear of any and all Liens, all Bancshares Registered IP and all other intellectual property that is material to the businesses of Bancshares or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to Bancshares or a Subsidiary thereof pursuant to an existing license agreement and used by Bancshares or such Subsidiary within the scope of such license.

(c) Each of Bancshares and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of Bancshares or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Bancshares, none of the activities or operations of Bancshares or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither Bancshares nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of Bancshares, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Bancshares in connection with its business, and no information technology assets that are material to the business of Bancshares or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

3.23 Antitakeover Provisions. Bancshares has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of Section 607.0902 of the FBCA.

3.24 Indemnification. Except as provided in the Bancshares Contracts or the Bancshares Charter Documents, neither Bancshares nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Bancshares (a “Covered Person”), and, to the knowledge of Bancshares, there are no claims for which any Covered Person would be entitled to indemnification under the Bancshares Charter Documents, applicable law or any indemnification agreement.

3.25 Reorganization. Neither Bancshares nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.26 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock, Federal Reserve Bank stock and pledges to secure Federal Home Loan Bank or Federal Reserve Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Bancshares or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither Bancshares nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Bancshares Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) in the Bancshares Disclosure Schedule.

(c) Set forth in the Bancshares Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Bancshares and its Subsidiaries as of December 31, 2014.

(d) Except as set forth in the Bancshares Disclosure Schedule, none of the deposits of Bancshares or any of its Subsidiaries is a “brokered” or “listing service” deposit.

3.27 Vote Required. Assuming that a quorum is present at the Bancshares Shareholders Meeting (as hereinafter defined), approval by holders of a majority of the outstanding shares of Bancshares Common Stock, Bancshares Series A Preferred Stock and Bancshares Class B Preferred Stock, voting as a single class shall be sufficient to constitute approval by Bancshares’ shareholders of each of the matters set forth in Section 5.7(a) hereof. A majority of the outstanding shares of Bancshares Common Stock, Bancshares Series A Preferred Stock and Bancshares Class B Preferred Stock constitutes a quorum for purposes of the Bancshares Shareholders Meeting. The shares of Bancshares Class C Preferred Stock do not have the rights to vote with respect to any of the matters set forth in Section 5.7(a) hereof under the Bancshares Charter Documents, Florida law any written agreement or otherwise.

3.28 Questionable Payments. To Bancshares’ knowledge, neither Bancshares, CNL nor any of their Subsidiaries or affiliates has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

3.29 Anti-Money Laundering Laws. Bancshares has no knowledge of, nor has it been advised of, or has reason to believe that any facts or circumstances exist that would cause Bancshares, CNL or any of their Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of Bancshares and CNL has adopted, and has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required by such laws.

3.30 OFAC. Neither Bancshares nor CNL is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Bancshares and CNL have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of Bancshares and to the knowledge of CNL, no Subsidiary or affiliate of Bancshares or CNL is engaging nor has any Subsidiary or affiliate of Bancshares or CNL engaged in any dealings or transactions with, and no Subsidiary or affiliate of Bancshares or CNL has been otherwise associated with, such persons or entities.

3.31 Disclosure. No representation or warranty contained in Article III of this Agreement, including the Bancshares Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF VALLEY

References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to Bancshares. Valley hereby represents and warrants to Bancshares as follows:

4.1 Corporate Organization.

(a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.

(b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. Each Significant Subsidiary of Valley is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. VNB is a national bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Significant Subsidiary of Valley has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on Valley. The Valley Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Valley Charter Documents”) of Valley and VNB as in effect on the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Valley consists solely of 332,023,233 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share, which may be divided into classes and into series within any class as determined by the Board of Directors. As of March 31, 2015, there were 232,616,426 shares of Valley Common Stock issued and outstanding, 188,318 treasury shares and no shares of Valley preferred stock outstanding. As of March 31, 2015, except for 1,760,052 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted pursuant to Valley’s stock option plans listed on the Valley Disclosure Schedule (the “Valley Option Plans”) and 4,396,222 shares of Valley Common Stock issuable upon the exercise of outstanding warrants (the “Valley Warrants”), there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Significant Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all Liens. All of the outstanding shares of capital stock of Valley’s Significant Subsidiaries are owned directly or indirectly by Valley free and clear of any Liens, except as listed in the Valley Disclosure Schedule. Except for the options referred to above under the Valley Option Plans and the Valley Warrants, neither Valley nor any of Valley’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Significant Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) Except as set forth in the Valley Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Valley (parent company only) are issued or outstanding.

4.3 Authority; No Violation.

(a) Subject to the parties obtaining all necessary regulatory approvals, Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, and VNB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this agreement, (i) Valley’s Board of Directors, by resolution duly adopted by unanimous vote of those voting at a meeting duly called and held, approved the Merger and determined it to be in the best interests of Valley’s shareholders, and (ii) a special committee of Valley’s Board of Directors, by resolution duly adopted by unanimous vote of those voting at a meeting duly called and held, approved this Merger Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley or VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and, assuming due and valid execution and delivery of this Agreement by Bancshares, constitutes a valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Valley nor the execution and delivery of the Bank Merger Agreement by VNB, nor the consummation by Valley of the transactions contemplated hereby in accordance with the terms hereof or the consummation by VNB of the transactions contemplated thereby in accordance with the terms thereof, will (i) violate any provision of the Valley Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Valley. Except as would not constitute a Material Adverse Effect on Valley and for consents and approvals of or filings or registrations with or notices to the OCC, the FDIC, the FRB, the SEC, and the shareholders of Valley, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of Valley, any third party are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley of this Agreement, (b) the consummation by Valley of the transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the transactions contemplated thereby. To the knowledge of Valley, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

4.4 Financial Statements.

(a) Valley’s (a) Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) sets forth the consolidated balance sheets of Valley as of December 31, 2014 and 2013, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2012 through 2014, accompanied by the audit report of Valley’s independent public accountants, and (b) Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed with the SEC under the Exchange Act sets forth the unaudited consolidated balance sheets of Valley as of March 31, 2015 and 2014 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the three months ended March 31, 2015 and 2014 ((a) and (b) collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

(b) The books and records of Valley and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of December 31, 2014, neither Valley nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Valley or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since December 31, 2014, neither Valley nor any of its Significant Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The Valley Disclosure Schedule includes a copy of Valley’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2014, which includes information regarding “off-balance sheet arrangements” effected by Valley.

(e) KPMG LLP, which has expressed its opinion with respect to the financial statements of Valley and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to Valley within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.5 Brokerage Fees. Other than as set forth on the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.6 Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, since December 31, 2014, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Valley.

4.7 Absence of Acceleration and Other Benefits. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Valley or any Valley Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Valley pension plan, welfare plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

4.8 Valley Common Stock. The shares of Valley Common Stock to be issued hereunder pursuant to the Merger, will be duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all Liens created by or through Valley, with no personal liability attaching to the ownership thereof.

4.9 Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on Valley.

4.10 Taxes and Tax Returns.

(a) Except as set forth in the Valley Disclosure Schedule, or as would not have a Material Adverse Effect on Valley or VNB, Valley, VNB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all material Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due and payable on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Bancshares in writing). Except as set forth in the Valley Disclosure Schedule, Valley, VNB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Valley, VNB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Valley Disclosure Schedule, the federal income Tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Valley Disclosure Schedule, the applicable state income and local Tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Valley and VNB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Valley, VNB or any of their Subsidiaries, nor has Valley, VNB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the Valley Disclosure Schedule, neither Valley, VNB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes (except agreements between and/or among Valley, VNB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Valley, VNB or any Subsidiary (nor does Valley or VNB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Valley, VNB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than Valley, VNB and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and/or (ix) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the Valley Disclosure Schedule, (i) Valley, VNB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Valley, VNB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Valley.

(d) Valley has made available to Bancshares correct and complete copies of: (i) all material Returns filed within the past three years by Valley, VNB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Valley, VNB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Valley, VNB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) With respect to each Subsidiary indicated on the Valley Disclosure Schedule as being a real estate investment trust, (x) for all taxable years commencing with its first taxable year through the taxable year ended December 31, 2014, such Subsidiary has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years; (y) has operated since its first taxable year to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a real estate investment trust; and (z) intends to continue to operate in such a manner as to qualify as a real estate investment trust for the current taxable year. None of the transactions contemplated by this Agreement will prevent any such Subsidiary or any of its Subsidiaries from so qualifying. No such Subsidiary of any Subsidiary is a corporation for U.S. federal income Tax purposes, other than a corporation that meets the requirements of representations (x) and (y) above. Notwithstanding the foregoing, with respect to periods prior to the acquisition of the ownership of each such Subsidiary by Valley, the representations of Valley are made only to the knowledge of Valley.

4.11 Compliance with Applicable Law.

(a) Except as set forth in the Valley Disclosure Schedule, each of Valley and the Valley Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on Valley, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Valley or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Valley and neither Valley nor any of the Valley Subsidiaries, since January 1, 2012, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, except as set forth on the Valley Disclosure Schedule, VNB has in (i) complied in all material respects with the CRA, and (ii) to Valley’s knowledge, no person or group would object to the consummation of the Merger due to the CRA performance of or raiding of VNB. Except as listing on the Valley Disclosure Schedule, since January 1, 2012, no person or group has adversely commented upon VNB’s CRA performance.

4.12 Environmental Matters.

(a) Except as set forth in the Valley Disclosure Schedule, to Valley’s knowledge, (i) the operations of Valley and each of its Subsidiaries are in compliance with and have complied with all applicable Environmental Laws, (ii) neither Valley nor any of its Subsidiaries has any liability known or unknown, contingent or absolute, under any Environmental Law, nor is Valley or any Subsidiary responsible for any such liability of any other person or entity under any Environmental Law, whether by contract, by operation of law or otherwise, (iii) neither Valley nor any Valley Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or such Valley Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) may be in violation of any Environmental Law or may have any liability under any Environmental Law, and (iv) no toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Valley or any Valley Subsidiary, OREO or otherwise, or owned or controlled by Valley or any Valley Subsidiary as a trustee or fiduciary (collectively, “Valley Properties”) in any manner that violates or, after the lapse of time is reasonably likely to violate, any Environmental Law.

(b) Except as set forth in the Valley Disclosure Schedule, to Valley’s knowledge, none of the Valley Properties has been operated in any manner that violated any Environmental Law, the violation of which would have a Material Adverse Effect on Valley.

4.13 Reserves.

(a) The allowance for loan and lease losses in the Valley Financial Statements, was, as of December 31, 2014, (i) adequate under GAAP, and (ii) adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

(b) As of December 31, 2014, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

4.14 Agreements with Bank Regulators. Neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Bancshares by Valley prior to the date of this Agreement, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Valley nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Bancshares by Valley prior to the date of this Agreement.

4.15 SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) Valley has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2012 (the “Valley SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Valley SEC Reports complied, and each such Valley SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Valley SEC Reports. None of Valley’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Valley has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of Valley no enforcement action has been initiated against Valley by the SEC relating to disclosures contained in any Valley SEC Report.

(b) Valley and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except as set forth in the Valley Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Valley, threatened an investigation into the business or operations of Valley or any of its Significant Subsidiaries since December 31, 2012. Except as set forth in the Valley Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Valley or any of its Subsidiaries.

(c) Valley and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Valley (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Valley and its Subsidiaries is made known to the management of Valley by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Valley SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley’s auditors and the audit committee of Valley’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Valley’s ability to record, process, summarize and report financial data and have identified for Valley’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley’s internal controls. Valley’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective.

(d) Except as set forth in the Valley Disclosure Schedule, since January 1, 2012, neither Valley nor any of its Subsidiaries nor, to the knowledge of Valley, any member of Valley’s Board of Directors or executive officer of Valley or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing Valley or any of its Subsidiaries, whether or not employed by Valley or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Valley or any of its officers, directors, employees or agents to any member of Valley’s Board of Directors or any executive officer of Valley.

4.16 Certain Contracts. Except as set forth in the Valley Disclosure Schedule, (i) each Valley contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement (each, a “Valley Contract”) is valid and binding on Valley or its applicable Significant Subsidiary and in full force and effect, and, to the knowledge of Valley, is valid and binding on the other parties thereto, (ii) Valley and each of its Significant Subsidiaries and, to the knowledge of Valley, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Valley Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Valley or any of its Significant Subsidiaries or, to the knowledge of Valley, any other party thereto, under any such Valley Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Valley.

4.17 Loan Matters.

(a) Except as set forth in the Valley Disclosure Schedule, each outstanding loan (including loans held for resale to investors but excluding any loan covered by a loss-sharing agreement with the FDIC as described in the Valley Disclosure Schedule) held by Valley or its Significant Subsidiaries (the “Valley Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Valley Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Valley’s underwriting standards (and, in the case of Valley Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley. Notwithstanding anything contrary in this Agreement, the representations and warranties of Valley with respect to Valley Loans that were acquired by Valley or its Subsidiaries from a third party (e.g., in connection with a merger or other acquisition) shall be made only to the knowledge of Valley.

(b) Except as set forth in the Valley Disclosure Schedule or as would not have a Material Adverse Effect on Valley, each Valley Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Valley’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on Valley, the loan documents with respect to each Valley Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Valley or its Subsidiaries and are complete and correct in all material respects.

(c) Except as listed in the Valley Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(d) Valley has previously delivered to Bancshares a schedule setting forth (A) each Valley Loan that as of March 31, 2015 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Valley, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Valley Loan, (B) each Valley Loan that was classified as of March 31, 2015 under ASC 310, and (C) each asset of Valley or any of its Subsidiaries that as of March 31, 2015 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the Valley Disclosure Schedule, none of the agreements pursuant to which Valley or any of its Significant Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.18 Reports. Except as set forth in the Valley Disclosure Schedule, VNB has, since January 1, 2012, duly filed with the OCC, and Valley has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and Valley promptly will deliver or make available to Bancshares accurate and complete copies of such documentation. The Valley Disclosure Schedule lists all examinations of VNB conducted by the OCC, and all examinations of Valley conducted by the FRB since January 1, 2013 and the dates of any responses thereto submitted by VNB and Valley, respectively.

4.19 Questionable Payments. To Valley’s knowledge, neither Valley, VNB nor any of their Subsidiaries or affiliates has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

4.20 Anti-Money Laundering Laws. Valley has no knowledge of, nor has it been advised of, or has reason to believe that any facts or circumstances exist that would cause Valley, VNB or any of their Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with Unlawful Gains, (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each of Valley and VNB has adopted, and has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required by such laws.

4.21 OFAC. Neither Valley nor VNB is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Valley and VNB have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of Valley and to the knowledge of VNB, no Subsidiary or affiliate of Valley or VNB is engaging nor has any Subsidiary or affiliate of Valley or VNB engaged in any dealings or transactions with, and no Subsidiary or affiliate of Valley or VNB has been otherwise associated with, such persons or entities.

4.22 Disclosures. No representation or warranty contained in Article IV of this Agreement, including the Valley Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE V. - COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Bancshares and Valley. During the period from the date of this Agreement to the Effective Time, each of Bancshares and Valley shall, and shall cause each of its respective Significant Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with past banking practice. Each of Bancshares and Valley also shall use its commercially reasonable efforts to preserve its business organization and that of its respective Significant Subsidiaries intact and maintain its rights, franchises and existing relations with customers, suppliers and employees.

5.2 Negative Covenants and Dividend Covenants. (a) Bancshares agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing (such approval not to be unreasonably withheld, conditioned or delayed, it being agreed that such approval shall be deemed to have been given, in the case of subsections (viii), (xi) and (xii) below, if Valley has not responded to Bancshares’ written request by the close of business on the second (2nd) business day following receipt of such request, and, in the case of subsections (iv) and (v) below, if Valley has not responded to Bancshares’ written request by the close of business on the fifth (5th) business day following receipt of such request) or as otherwise permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) change any provision of the Bancshares Charter Documents;

(ii) change the number of shares of its authorized or issued capital stock (other than the issuance of capital stock in connection with the exercise of any Bancshares Stock Options or the conversion of the Bancshares Preferred Stock) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bancshares or any Bancshares Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) grant any severance or termination pay to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement (other than amendments required to comply with applicable law and regulations) or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to directors, officers and employees in the usual and ordinary course of business consistent with past practice;

(iv) sell or dispose of any assets with a market value greater than $100,000 or incur any liability with a principal balance greater than $100,000 other than in the ordinary course of business consistent with past practices and policies;

(v) (A) make any capital expenditures or (B) enter into any new service agreement or similar contract not terminable by Bancshares within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

(vi) file any applications or make any contract with respect to branching or site location or relocation;

(vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity;

(viii) make any new investments in securities other than investments in government, municipal or agency bonds having a weighted average life or duration of not greater than five years;

(ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(x) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would result in any of its conditions to Closing set forth in Section 6.1 and 6.2 not to be satisfied;

(xi) make or commit to make any new loan or other extension of credit in an amount of $5,000,000 or more;

(xii) renew for a period in excess of one year any existing loan or other extension of credit which renewal would require Bancshares to advance additional funds greater than $5,000,000, or increase by $5,000,000 or more the aggregate credit outstanding to any one borrower or to any group of affiliated borrowers, except such renewals or increases that are committed as of the date of this Agreement and identified on the Bancshares Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice;

(xiii) settle any claim, action or proceeding involving any liability of Bancshares or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of Bancshares or any of its Subsidiaries;

(xiv) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Bancshares as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(xv) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(xvi) elect or nominate to the Board of Directors of Bancshares any person who is not a member of the Board of Directors of Bancshares as of the date hereof; or

(xvii) agree to do any of the foregoing.

(b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Bancshares in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as permitted or required by this Agreement, it will not intentionally, nor will it permit any of its Significant Subsidiaries to (i) amend the Valley Charter Documents in a manner that would require the approval of the shareholders of Valley or in any manner that adversely affects the rights of the shareholders of Valley, (ii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements, (iii) take any intentional action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.3 not to be satisfied or (iv) agree to do any of the foregoing.

5.3 No Solicitation. (a) Except as expressly permitted by this Section 5.3, Bancshares and its Subsidiaries shall not, and Bancshares and its Subsidiaries shall use their reasonable best efforts to cause their respective representatives not to initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the approval of Bancshares’ shareholders (“Bancshares Shareholder Approval”) is obtained but not after, (1) Bancshares receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Valley, and (2) the Bancshares Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to Bancshares’ shareholders under applicable law, Bancshares may, and may permit its Subsidiaries and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Valley and Bancshares dated February 3, 2015 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Valley or shall be provided to Valley prior to or concurrently with the time it is provided to such person. Bancshares will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Valley with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the Bancshares Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the Bancshares Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit Bancshares or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Bancshares Shareholders Meeting, the Bancshares Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Bancshares Subsequent Determination”) after the second (2nd) business day following Valley’s receipt of a written notice (the “Notice of Superior Proposal”) from Bancshares (A) advising that the Bancshares Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of Bancshares or its Subsidiaries that would have been such a breach if committed by Bancshares or its Subsidiaries) constitutes a Superior Proposal (it being understood that Bancshares shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Bancshares proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transactions agreements with the party making such Superior Proposal, if, but only if, (X) Valley does not make, after being provided with reasonable opportunity to negotiate with Bancshares, within two (2) business days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of Bancshares determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal, and (Y) the Bancshares Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Bancshares’ shareholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Valley pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Bancshares Recommendation or the making of a Bancshares Subsequent Determination by the Bancshares Board of Directors shall not change the approval of the Bancshares Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the Voting Agreements (as hereinafter defined) and the transactions contemplated hereby and thereby, including the Merger.

(c) In addition to the obligations of Bancshares set forth in Sections 5.3(a) and (b) of this Agreement, in the event Bancshares or any of its Subsidiaries or representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Bancshares directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, Bancshares promptly (and in any event within two business days of receipt) shall advise Valley in writing of the existence of the matters described in this clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. Bancshares shall keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, Bancshares shall promptly (and in any event within two business days) notify Valley in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in Bancshares or any of its Subsidiaries, a proposal for a merger, consolidation, or other business combination involving Bancshares or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, Bancshares or any of its Subsidiaries.

(ii) Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Bancshares Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

(e) Other than in connection with an Acquisition Proposal (which shall be subject to Section 5.3(a) and 5.3(b), and shall not be subject to this Section 5.3(e)), nothing in this Agreement shall prohibit or restrict Bancshares’ Board of Directors from, prior to the receipt of the Bancshares Shareholder Approval, effecting a Bancshares Subsequent Determination if Bancshares’ Board of Directors determines in good faith, after consultation with Bancshares’ outside financial advisors and outside legal counsel, that the failure of Bancshares’ Board of Directors to effect a Bancshares Subsequent Determination would be inconsistent with its fiduciary duties under applicable law.

5.4 Current Information. During the period from the date of this Agreement to the Effective Time, Bancshares will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Bancshares’ business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Bancshares shall provide Valley, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit in excess of $1,000,000, or any increase by $1,000,000 or more in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.2(a)), and provide Valley with a copy of, and the opportunity to discuss, the relevant documentation for any such loan, extension of credit, lease, or renewal upon request. Notwithstanding any other provision contained in this Agreement, neither Valley nor any Valley Subsidiary shall under any circumstance be permitted to exercise control of Bancshares or any Bancshares Subsidiary prior to the Effective Time. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, Bancshares will deliver to Valley CNL’s call reports filed with the OFR and the FDIC.

5.5 Access to Properties and Records; Confidentiality.

(a) On reasonable advance notice, Bancshares and CNL shall permit Valley and its representatives, and Valley and VNB shall permit Bancshares and its representatives, accompanied by an officer of the respective party, reasonable access during normal business hours to their respective properties, and shall make available to Valley and its representatives or Bancshares and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings, charter documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Bancshares and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, violate the terms of any contract, jeopardize attorney-client privilege or contravene any law, rule, regulation, order or judgment. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Bancshares acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to Bancshares except as such information is publicly disclosed by Valley.

(b) Each party will hold any information that is confidential, proprietary or otherwise non-public in accordance with the Confidentiality Agreement.

5.6 Regulatory Matters.

(a) For the purposes of holding the Bancshares Shareholders Meeting and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to Bancshares shareholders in connection with the Merger, as soon as practicable, but in no event later than forty-five (45) days, following the date of this Agreement), the parties shall (i) jointly prepare, and Valley shall file with the SEC, a Registration Statement on Form S-4, including a prospectus and (ii) jointly prepare, a proxy statement, satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by Bancshares to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus” and the various documents to be filed by Valley under the Securities Act with the SEC to register the Valley Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the “Registration Statement”). Prior to the filing of the Proxy Statement-Prospectus and the Registration Statement, each party shall consult with the other party with respect to such filings and shall afford the other party and their Representatives reasonable opportunity to comment thereon.

(b) Each party shall furnish to the other party with such information concerning itself and its Affiliates as is necessary in order to cause the Proxy Statement-Prospectus and Registration Statement to comply with Section 5.6(a) hereof. Each party agrees promptly to advise the other party if at any time prior to the Effective

Time, any information provided by such party in the Proxy Statement-Prospectus or Registration Statement becomes incorrect or incomplete in any material respect and promptly to provide the information needed to correct such inaccuracy or omission. Each party shall promptly furnish to the other party such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus or Registration Statement to comply with Section 5.6(a). The information relating to a party to be provided for inclusion or incorporation by reference in the Proxy Statement-Prospectus or Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c) Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Bancshares shall promptly furnish Valley with such information regarding Bancshares shareholders as Valley requires to enable it to determine what filings are required hereunder. Bancshares authorizes Valley to utilize in such filings the information concerning Bancshares and CNL provided to Valley in connection with, or contained in, the Proxy Statement-Prospectus. Valley shall furnish Bancshares’ counsel with copies of all such filings and keep Bancshares advised of the status thereof. Valley shall promptly notify Bancshares of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

(d) Valley shall cause the Valley Common Stock issuable pursuant to the Merger, to be listed on the NYSE at the Effective Time.

(e) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB, the OFR and the Florida Department of State. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their applications to the OCC and the FRB to be filed within thirty (30) days of the date of this Agreement. Bancshares shall cooperate with Valley to provide all information requested in writing by Valley to complete such application within ten (10) days of request from Valley. Valley shall provide to Bancshares drafts of all filings and applications referred to in this Section 5.6(e) and shall give Bancshares the opportunity to comment thereon prior to their filing.

(f) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(g) Between the date of this Agreement and the Effective Time, Bancshares shall cooperate with Valley to reasonably conform Bancshares’s policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Bancshares from time to time.

5.7 Approval of Bancshares Shareholders. Bancshares will, subject to the qualification set forth in Section 5.3(b) hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Bancshares (such meeting or any adjournment thereof, the “Bancshares Shareholders Meeting”) for the purpose of securing the Merger and the approval of shareholders of this Agreement, (ii) recommend to the shareholders of Bancshares the approval of the Merger and this Agreement and use its commercially reasonable best efforts to obtain, as promptly as practicable, such approval. Bancshares and Valley will cooperate with respect to each of the foregoing matters. Contemporaneously with the execution of this Agreement, Bancshares shall cause each of the directors of Bancshares in their capacity as shareholders to execute and deliver to Valley a voting agreement, the form of which is attached hereto as Exhibit B (the “Voting Agreements”).

5.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.9 Public Announcements. Bancshares and Valley will consult with each other before issuing, and will cooperate with each other in the development and distribution of, all press release and any other public disclosure with respect to this Agreement or any of the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

5.10 Failure to Fulfill Conditions. In the event that Valley or Bancshares determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 2016 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. Bancshares and Valley will promptly inform the other of any facts applicable to Bancshares or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

5.11 Disclosure Delivery and Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than ten (10) days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

5.12 Class C Preferred Stock. Not less than 90 days prior to the Closing Date, Bancshares shall provide notice of the redemption of the Bancshares Class C Preferred Stock as a result of the Merger to each holder thereof (each, a “Class C Holder”) in accordance with the terms and conditions of Bancshares Charter Documents. In addition to delivery of such notice, Bancshares shall advise each Class C Holder of their right to convert the Bancshares Class C Preferred Stock into Bancshares Common Stock. To the extent that any Class C Holder does not elect to convert such Bancshares Class C Preferred Stock to Bancshares Common Stock, Bancshares shall redeem shares of Bancshares Class C Preferred Stock in accordance with the Bancshares Charter Documents, subject to receiving prior regulatory approval from the applicable bank regulatory agencies. Valley may, but shall not be required to, fund the redemption of the Bancshares Class C Preferred Stock. The method of funding such redemption shall be mutually agreed to by Valley and Bancshares subject to any regulatory requirements.

5.13 Indemnification.

(a) For a period of six years after the Effective Time, to the fullest extent permitted by law, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Bancshares or its Subsidiaries (collectively, the “Bancshares Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Bancshares Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of Bancshares or its Subsidiaries, acted as a director or officer of a third party at the request of Bancshares or its Subsidiaries or acted as a benefits plan fiduciary, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Bancshares Indemnitee’s service as a member of the Board of Directors of Bancshares or any of its Subsidiaries or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Bancshares or any of its Subsidiaries, as applicable, would have been permitted under any applicable law and the Bancshares Charter Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such six year period shall continue until the final disposition of such Claim.

(b) From and after the Effective Time, Valley shall assume and honor any obligation of Bancshares immediately prior to the Effective Time with respect to the indemnification of the Bancshares Indemnitees arising out of the Bancshares Charter Documents of Bancshares or arising out of any written indemnification agreements between Bancshares and such persons disclosed in the Bancshares Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such Bancshares Indemnitees.

(c) In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.13.

(d) Valley shall cause Bancshares’ and CNL’s officers and directors to be covered, for a period of six years after the Effective Time, at Valley’s option, under (i) Valley’s then current officers’ and directors’ liability insurance policy (providing substantially similar coverage to Bancshares’ and CNL’s officers and directors as such officers and directors had under Bancshares’ existing policy), or (ii) an extension of Bancshares’ existing officers’ and directors’ liability insurance policy. However, Valley shall only be required to insure such persons upon terms and for coverages substantially similar to Bancshares’ existing officers’ and directors’ liability insurance, and if such coverage over a six year period would in the aggregate cost more than 300% of the annual premium currently paid by Bancshares for such coverage, then Valley shall be required only to obtain such coverage as may be obtained by an expenditure equal to 300% of the annual premium currently paid by Bancshares for such coverage.

(e) Any Bancshares Indemnitee wishing to claim indemnification under this Section 5.13 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such Bancshares Indemnitee if such failure does not materially prejudice Valley.

5.14 Employment and Director Matters; Other Post-Closing Items.

(a) Except as otherwise set forth in the Bancshares Disclosure Schedule, Valley and VNB hereby expressly agree to honor, effective from and after the Effective Time, each of the agreements entered into by Bancshares’ executives on the date hereof and identified on the Bancshares Disclosure Schedule, in accordance with their respective terms.

(b) Before or following consummation of the Merger, Valley will decide whether to continue each of the Bancshares Pension Plans and/or the Bancshares Welfare Plans for the benefit of employees of CNL and Bancshares, or to have such employees become covered under a Valley pension and/or welfare plan in accordance with the terms of the relevant Valley pension and/or welfare plans. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of Bancshares who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers in Valley or VNB medical and dental plans for Bancshares employees and their dependents. No prior existing condition limitation not currently imposed by Bancshares or CNL medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on Bancshares or CNL employees. Bancshares and CNL employees shall receive credit for any deductibles paid under Bancshares and CNL existing medical and dental plans. Bancshares employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with Bancshares, and Bancshares’ employees will be granted credit for such prior service with Bancshares, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan. No Bancshares employee will be given credit for prior service under Valley’s or VNB’s Pension Plan for any purpose.

(c) Valley will use reasonable efforts to retain Bancshares and CNL employees following the Effective Time of the Merger.

(d) Except for Bancshares and CNL employees who have individual severance or similar contractual agreement, following the consummation of the Merger and for one year thereafter, VNB shall pay severance to Bancshares and CNL employees who are involuntarily terminated by Valley or VNB for reasons other than cause in accordance with the Bancshares severance plan set forth on the Bancshares Disclosure Schedule.

(e) Within two weeks of the date of this Agreement, Valley, VNB, Bancshares and CNL shall cooperate to develop, implement and communicate to key employees of Bancshares and CNL identified as such by the Chief Executive Officer of Bancshares together with the President and Chief Executive Officer of Valley, a retention program, as described on the Bancshares Disclosure Schedule, designed to retain the services of such key employees through the Effective Time and thereafter until one hundred and eighty (180) days following the Closing Date or such earlier or later time as Valley and VNB may determine consistent with their respective business needs.

(f) Valley and VNB may, in their discretion within thirty (30) days prior to the Effective Time, direct Bancshares and CNL to terminate any or all nonqualified deferred compensation plans, programs and arrangements sponsored by them in a manner that does not materially adversely affect the rights of participants to benefits earned through the effective date of the change in control of Bancshares. Upon receipt of such a direction Bancshares and CNL shall take all requisite action to implement it.

(g) As of the date hereof, Valley has entered into stock option agreements with each of the directors of Bancshares set forth on the Valley Disclosure Schedule for the issuance of Valley Common Stock in the amounts and with the terms and conditions as set forth on such schedule. In consideration therefore, each such director has entered into a non-competition and non-solicitation agreement in substantially the form set forth on the Valley Disclosure Schedule.

(h) As of the date hereof, Valley has entered into employment agreements with the individuals set forth on the Valley Disclosure Schedule.

5.15 Tax-Free Reorganization Treatment.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Bancshares and Valley shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Valley nor any affiliate knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Bancshares does not know of any reason why it would not be able to deliver to counsel to Valley certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Valley to deliver the legal opinions contemplated by Section 6.1(d), and Bancshares hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to Valley.

(c) As of the date hereof, Valley does not know of any reason why it would not be able to deliver to counsel to Valley certificates substantially in compliance with the IRS Guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to Valley to deliver the legal opinions contemplated by Section 6.1(d), and Valley hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to Valley.

5.16 Bank Policies and Bank Mergers. Notwithstanding that Bancshares believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Bancshares recognizes that Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, Bancshares and Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, Bancshares’ loan, accrual and reserve policies and Bancshares’ other policies and procedures regarding applicable regulatory matters, including without limitation FRB, Bank Secrecy Act and FDIC matters, to those policies of Valley as Valley may reasonably identify to Bancshares from time to time, (ii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Bancshares and CNL to the extent appropriate, and (iii) developing a plan for the conversion of Bancshares’ systems and processes to those of Valley’s so that such conversion can be implemented as soon as practicable following the Effective Time; provided that any required change in Bancshares’ practices in connection with the matters described above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. No accrual or reserve made by Bancshares or any Bancshares Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(e) or Section 7.1(f) hereof.

5.17 Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Bancshares Common Stock or conversion of any derivative securities in respect of shares of Bancshares Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Section 16(b) of the Exchange Act.

5.18 Shareholder Litigation. Bancshares shall give Valley the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Bancshares and/or its directors or other affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Valley’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI. - CLOSING CONDITIONS

6.1 Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the requisite vote of the shareholders of Bancshares. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

(b) Regulatory Approvals. All regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”) shall have been obtained. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and CNL shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No order shall be outstanding against a party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties, VNB or CNL in connection with this Agreement or the Bank Merger Agreement and which Valley or Bancshares determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinions. Valley shall have received a written opinion from Day Pitney LLP, counsel to Valley, and Bancshares shall have received a written opinion from Hacker, Johnson & Smith, PA, each dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in each such opinion, to the effect that (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the exchange of Bancshares Common Stock for Valley Common Stock will not give rise to gain or loss to the shareholders of Bancshares with respect to such exchange (except to the extent of any cash received), (iii) the aggregate tax basis of the shares of Valley Common Stock received by each shareholder of Bancshares Common Stock will equal the aggregate tax basis of such shareholder’s shares of Bancshares Common Stock (reduced by any amount allocable to share interests for which cash is received) exchanged in the Merger and the holding period for the shares of Valley Common Stock received by each Bancshares shareholder will include the holding period for the shares of Bancshares Common Stock exchanged in the Merger, and (iv) neither Valley nor Bancshares will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Such counsel shall be entitled to rely upon representation letters from each of Valley and Bancshares, in each case, in form and substance as reasonably requested by such counsel and reasonably satisfactory to such counsel. Such representation letters shall be dated as of the date of such opinion.

(e) NYSE Listing. The Valley Common Stock shall have been approved for listing on the NYSE.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

6.2 Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Bancshares. Each of the representations and warranties of Bancshares contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), provided, however, that Bancshares’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached for any purpose in this Agreement as a result of effects arising solely from actions taken in compliance with a written request of Valley. Bancshares shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) CNL Action. CNL shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(c) Certificates. Bancshares shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

(d) Option Cancellation Agreements. Bancshares shall have furnished Valley with signed Option Cancellation Agreements for each holder of Bancshares Stock Options.

(e) Bancshares Preferred Stock. Each share of Bancshares Preferred Stock shall have been converted into Bancshares Common Stock, or, in the case of Bancshares Class C Preferred Stock, redeemed, in each case in accordance with the Bancshares Charter Documents.

(f) Dissenters’ Shares. As of the Effective Time, the holders of no more than ten percent (10%) of the Bancshares Common Stock shall have taken the actions required by FBCA Sections 607.1302-607.1333, to qualify their Bancshares Common Stock as Dissenters’ Shares.

6.3 Conditions to the Obligations of Bancshares Under this Agreement. The obligations of Bancshares under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Valley. Each of the representations and warranties of Valley contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded). Valley shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(c) Certificates. Valley shall have furnished Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Bancshares may reasonably request.

ARTICLE VII. - TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Bancshares:

(a) by mutual consent of Bancshares and Valley;

(b) by either Valley or Bancshares upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Valley or Bancshares, if the Merger shall not have been consummated on or before the Cutoff Date (or such later date as shall have been agreed to in writing by Valley and Bancshares), provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred on or before the Cutoff Date was due to such party’s material breach of any representation, warranty, covenant or agreement contained herein;

(d) by either Valley or Bancshares if the approval of the shareholders of Bancshares required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Valley or Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by Bancshares) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(f) by either Valley or Bancshares (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation, warranty or covenant, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by Bancshares) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(g) by the Board of Directors of Valley if, (I) prior to receipt of the Bancshares Shareholder Approval, Bancshares or the Bancshares Board of Directors (or any committee thereof) has (A) effected a Bancshares Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of Bancshares or failed to publicly re-affirm its recommendation of the Merger within five days after receipt from Valley of a written request to do so, (C) breached the terms of Section 5.3 in any material respect adverse to Valley, or (D) in response to the commencement (other than by Valley or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of Bancshares Common Stock, recommended that the shareholders of Bancshares tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer promptly upon written request of Valley, or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 7.3 of this Agreement;

(h) By Bancshares if, prior to receiving Bancshares Shareholder Approval, (i) Bancshares has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, or (ii) if Bancshares’ Board of Directors determines in good faith, after consultation with Bancshares’ outside financial advisors and outside legal counsel, that the failure of Bancshares’ Board of Directors to effect a Bancshares Subsequent Determination would be inconsistent with its fiduciary duties under applicable law, but only if prior to terminating this Agreement, Bancshares (A) pays to Valley the Termination Fee and Termination Expenses and (B) delivers to Valley a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Valley and shall irrevocably waive any right the releasing parties may have to challenge the payment to Valley of the Termination Fee and the payment to Valley of the Termination Expenses;

(i) by Valley if one or more of the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

(j) by Bancshares if one or more of the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.

7.2 Effect of Termination. In the event of termination of this Agreement by either Valley or Bancshares as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 5.5(b), 5.9, Articles VII and VIII and the Confidentiality Agreement shall survive any termination of this Agreement, and

(ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

7.3 Termination Fee; Expenses.

(a) In the event that at any time after the date of this Agreement Valley shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(f), then Bancshares shall pay to Valley on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by Valley in connection with the transactions contemplated by this Agreement (as itemized by Valley), up to $750,000 (the “Termination Expenses”).

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to Bancshares’ shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of Bancshares or Bancshares Board of Directors and (B) this Agreement is thereafter terminated (x) by Bancshares or Valley pursuant to Section 7.1(c) or Section 7.1(d) (but only if, in the case of a termination pursuant to Section 7.1(d), the Registration Statement shall have been declared effective no later than sixty (60) days prior to the Cutoff Date), or (y) by Valley pursuant to Section 7.1(e) or Section 7.1(f), then, (I) Bancshares shall pay to Valley, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses, and, (II) if within 12 months after such termination, Bancshares or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then Bancshares shall pay Valley, on the earlier of the date of such execution or consummation, by wire transfer of immediately available funds, a fee of $7.5 million (the “Termination Fee”); or

(ii) this Agreement is terminated by Valley pursuant to Section 7.1(g) or by Bancshares pursuant to Section 7.1(h), then Bancshares shall pay Valley, immediately upon such termination, by wire transfer of immediately available funds, the Termination Fee and Termination Expenses.

For purposes of Section 7.3(b)(i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

(c) In the event that at any time after the date of this Agreement Bancshares shall terminate this Agreement pursuant to Section 7.1(e) of 7.1(f), then Valley shall pay to Bancshares on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by Bancshares in connection with the transactions contemplated by this Agreement (as itemized by Bancshares), up to $750,000.

ARTICLE VIII. - MISCELLANEOUS

8.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

(a)	If to Valley, to:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attn.: Gerald H. Lipkin, President and CEO

Facsimile No.: (973) 305-8415

Copy to:

Day Pitney LLP

Attn.: Ronald H. Janis

7 Times Square

New York, New York 10036

Facsimile No. (212) 881-9023

(b)	If to Bancshares, to:

CNLBancshares, Inc.

CNL Center at City Commons

450 South Orange Avenue, Suite 400

Orlando, Florida 32801

Attn: Lee Hanna, President and CEO

Facsimile No.:

Copy to:

Smith Mackinnon, PA

Attn: John P. Greeley

255 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Facsimile No.: (407) 843-2448

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

8.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, Bancshares, VNB and CNL and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon Bancshares Indemnitees pursuant to Section 5.13 hereof.

8.4 Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement.

8.5 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Valley and Bancshares any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.13 shall be enforceable by each Bancshares Indemnitee described therein.

8.6 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of Bancshares or Valley) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.8 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the District of New Jersey or any New Jersey state court sitting in Passaic County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The consent to jurisdiction set forth in this Section 8.8 shall not constitute a general consent to service of process in the State of New Jersey and shall have no effect for any purpose except as provided in this Section 8.8. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.9 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.10 Survival. All representations, warranties and agreements and covenants shall terminate as of the Effective Time except for those covenants and agreements included herein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 5.5(b), Articles VII and VIII and the Confidentiality Agreement, shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Valley National Bancorp and Bancshares Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Name: Gerald H. Lipkin
Title: President and CEO

CNLBANCSHARES, INC.

By:	/s/ Lee Hanna
Name: Lee Hanna
Title: President and CEO

APPENDIX B

OPINION OF HOVDE GROUP, LLC

May 26, 2015

Board of Directors

CNLBancshares, Inc.

450 South Orange Avenue, Suite 400

Orlando, Florida 32801

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and CNLBancshares, Inc., a Florida corporation and registered bank holding company (“Bancshares”) are about to enter into an Agreement and Plan of Merger, to be dated on or about May 26, 2015 (the “Agreement”). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Bancshares shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the Florida Business Corporation Act (the “FBCA”) and Valley shall be the surviving corporation (the “Surviving Corporation”). We note that the Agreement also provides that, immediately following the Effective Time, CNLBank, a Florida state-chartered commercial bank (“CNL”) and wholly owned subsidiary of Bancshares, shall be merged with and into Valley National Bank, a national banking association (“VNB”) and wholly owned subsidiary of Valley (the “Bank Merger”), with VNB as the surviving bank (the “Surviving Bank”).

Pursuant to the Agreement, and, except as otherwise set forth therein, at the Effective Time, and subject to the provisions of Section 2.1 and Section 2.2 of the Agreement, each share of common stock, $0.01 par value per share, of Bancshares (“Bancshares Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is defined in the Agreement), and including all unvested restricted stock awards), shall by virtue of the Merger and without any action on the part of Bancshares, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive that number of shares of common stock, no par value, of Valley (“Valley Common Stock”) equal to the Exchange Ratio (as defined in the Agreement) and, potentially, the cash consideration set forth in Section 2.1(h) of the Agreement.

We note that no fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Bancshares Common Stock who would otherwise be entitled to a fractional interest of Valley Common Stock will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price (as defined in the Agreement).

As defined in the Agreement, the “Exchange Ratio” means the following: (A) If the Average Closing Price is between $8.80 and $10.13, the Exchange Ratio shall be equal to 0.75 of Valley Common Stock; (B) Subject to Section 2.1(b) of the Agreement, if the Average Closing Price is less than $8.80, the Exchange Ratio shall be $6.60 divided by the Average Closing Price, rounded to three decimal places; and (C) If the Average Closing Price is greater than $10.13, the Exchange Ratio shall be $7.60 divided by the Average Closing Price, rounded to three decimal places.

We note, that the (i) Valley Common Stock, (ii), cash delivered pursuant to Sections 2.1(b) and (h) of the Agreement, if any, and (iii) cash in lieu of fractional shares, which any one Bancshares shareholder may receive pursuant to Section 2.1 of the Agreement is referred to herein as the “Merger Consideration” and total number of shares of Valley Common Stock, plus any cash in lieu of fractional shares which all of Bancshares shareholders are entitled to receive pursuant to Section 2.1 of the Agreement is referred to as the “Aggregate Merger Consideration”. We further note, that if Valley declares a cash dividend on the shares of Valley Common Stock with a record date within thirty (30) days prior to the day which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of the Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), then each share of Bancshares Common Stock shall be entitled to receive as a part of the Merger Consideration a cash payment equal to the cash dividend that would have otherwise been payable assuming such share had been converted to Valley Common Stock on the record date and at the Exchange Ratio, provided, however, that in the event the increase in Merger Consideration is effected pursuant to Section 2.1(h) of the Agreement, in no event shall the holders of Bancorp Common Stock be treated as shareholders of Valley as of the record date of such dividend.

Since the Average Closing Price of Valley Common Stock as of the Closing Date, and related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments to the Exchange Ratio attributable to changes in the Average Closing Price as of the actual Closing Date, if any, cannot be predicted with precision. However, you have advised us to assume for purposes of this opinion that the Average Closing Price as of the Closing Date, would be in an amount not be less than $8.80 and will not be greater than $10.13, and that no adjustment to the Exchange Ratio of 0.75 shares of Valley Common Stock will occur. As a result, our opinion assumes based on the foregoing, that Valley will issue 0.75 shares of Valley Common Stock for each share of Bancshares Common Stock, which based on the closing price of Valley Common Stock as of May 20, 2015 ($9.53 per share), would result in estimated value of Aggregate Merger Consideration to be received by shareholders of the Bancshares of approximately $203 million, or $7.15 per share value for each share of Bancshares Common Stock. We note that changes in the Average Closing Price of Valley Common Stock within the range of $8.80-$10.13 will not change the Exchange Ratio, but will cause the aggregate total Aggregate Merger Consideration to vary from a low of approximately $186.8 million to a high of approximately $216.6 million as of the closing date. We have not accounted for the payment of any additional cash consideration resulting from the potential declaration of any cash dividend by Valley after the date of closing as such events cannot be determined as of the date of this opinion.

The foregoing descriptions of the Merger, Exchange Ratio, Aggregate Merger Consideration, and the Agreement are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement. In connection therewith, you have requested our opinion as to whether the Exchange Ratio in connection with the Merger is fair to the shareholders of Bancshares from a financial point of view.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, as provided to Hovde by Bancshares;

(ii)	reviewed certain unaudited financial statements of Bancshares and Valley for the three month period ended March 31, 2015;

(iii)	reviewed certain historical annual reports of Bancshares and Valley, including audited financials for the year ending December 31, 2014;

(iv)	reviewed certain historical publicly available business and financial information concerning Bancshares and Valley;

(v)	reviewed certain internal financial statements and other financial and operating data concerning Bancshares and Valley, including, without limitation, internal financial analyses and forecasts prepared by management of Bancshares and of Valley and held discussions with senior management of Bancshares regarding recent developments and regulatory matters;

Board of Directors

CNLBancshares, Inc.

(vi)	analyzed financial projections prepared by certain members of senior management of Bancshares and of Valley;

(vii)	discussed with certain members of senior management of Bancshares and Valley, the business, financial condition, results of operations and historical financial performance, outlook and future prospects of Bancshares and Valley;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x)	evaluated the pro forma ownership of Valley’s Common Stock by the holders of the Bancshares Common Stock relative to the pro forma contribution of Bancshares’s assets, deposits, equity and earnings to the combined company;

(xi)	reviewed historical market prices and trading volumes of Valley’s Common Stock;

(xii)	assessed the general economic, market and financial conditions;

(xiii)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiv)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis;

(xv)	discussed with the management of each of Bancshares and Valley, their assessment of the rationale for the Merger; and

(xvi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by Bancshares or included in the Agreement, which have formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of Bancshares as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Bancshares, and Hovde assumed such forecasts and projections have been reasonably prepared by Bancshares on a basis reflecting the best currently available information and Bancshares’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Bancshares and Valley are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Bancshares or Valley, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of Bancshares or Valley.

Board of Directors

CNLBancshares, Inc.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Bancshares, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to Bancshares and Valley. Bancshares has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on Bancshares or on Valley that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to Bancshares as to whether or not Bancshares should enter into the Agreement or to any shareholder of Bancshares as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of Bancshares’s officers, directors or employees, or class of such persons, relative to the Aggregate Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Aggregate Merger Consideration is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Bancshares.

This opinion was approved by Hovde’s Fairness Opinion Committee. This letter is directed solely to the board of directors of Bancshares and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Bancshares’ Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Bancshares to act as their financial advisor in connection with the Merger.

We will receive compensation from Bancshares in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, Bancshares has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and Bancshares.

Board of Directors

CNLBancshares, Inc.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in connection with the Merger is fair to the shareholders of Bancshares from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

Board of Directors

CNLBancshares, Inc.

APPENDIX C

FLORIDA APPRAISAL RIGHTS STATUTES

Fla. Stat. § 607.1301. Appraisal rights; definitions.

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

Fla. Stat. § 607.1302. Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $ 10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

Fla. Stat. § 607.1303. Assertion of rights by nominees and beneficial owners.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Fla. Stat. § 607.1320. Notice of appraisal rights.

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

Fla. Stat. § 607.1321. Notice of intent to demand payment.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

Fla. Stat. § 607.1322. Appraisal notice and form.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

Fla. Stat. § 607.1323. Perfection of rights; right to withdraw.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

Fla. Stat. § 607.1324. Shareholder’s acceptance of corporation’s offer.

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

Fla. Stat. § 607.1326. Procedure if shareholder is dissatisfied with offer.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

Fla. Stat. § 607.1330. Court action.

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

Fla. Stat. § 607.1331. Court costs and counsel fees.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Fla. Stat. § 607.1332. Disposition of acquired shares.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

Fla. Stat. § 607.1333. Limitation on corporate payment.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification. Article VI of the Restated Certificate of Incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Restated Certificate of Incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act permits such exculpation with the same limitations. Pursuant to the New Jersey Business Corporation Act, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is generally against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 21.

A.	Exhibits

Exhibit No.	Description

2	Agreement and Plan of Merger, dated as of May 26, 2015, among Valley National Bancorp and CNLBancshares, Inc. (attached as Appendix A to the proxy statement-prospectus).

3.1	Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

3.2	By-laws, as amended, of Valley National Bancorp (incorporated herein by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on December 5, 2013).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the merger (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Day Pitney LLP (included in Exhibits 5 and 8 hereto).

24	Powers of Attorney (included on signature page).

99.1	Consent of Hovde Group, LLC (filed herewith).

99.2	Form of proxy card for common shareholders to be utilized by the Board of Directors of CNLBancshares, Inc. (filed herewith).

99.3	Form of proxy card for preferred shareholders to be utilized by the Board of Directors of CNLBancshares, Inc. (filed herewith).

B.	Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

Item 22. Undertakings

1.	The undersigned registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4.	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 29th day of July, 2015.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin, Chairman of the Board, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald H. Lipkin Gerald H. Lipkin	Chairman of the Board, President and Chief Executive Officer and Director	July 29, 2015

/s/ Alan D. Eskow Alan D. Eskow	Director, Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Corporate Secretary	July 29, 2015

/s/ Mitchell L. Crandell Mitchell L. Crandell	First Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 29, 2015

/s/ Andrew B. Abramson Andrew B. Abramson	Director	July 29, 2015

/s/ Peter J. Baum Peter J. Baum	Director	July 29, 2015

/s/ Pamela R. Bronander Pamela R. Bronander	Director	July 29, 2015

Signature	Title	Date

/s/ Peter Crocitto Peter Crocitto	Director, Senior Vice President and Chief Operating Officer	July 29, 2015

/s/ Eric P. Edelstein Eric P. Edelstein	Director	July 29, 2015

/s/ Mary J. Steele Guilfoile Mary J. Steele Guilfoile	Director	July 29, 2015

/s/ Graham O. Jones Graham O. Jones	Director	July 29, 2015

/s/ Gerald Korde Gerald Korde	Director	July 29, 2015

/s/ Michael L. LaRusso Michael L. LaRusso	Director	July 29, 2015

/s/ Marc J. Lenner Marc J. Lenner	Director	July 29, 2015

/s/ Barnett Rukin Barnett Rukin	Director	July 29, 2015

/s/ Suresh L. Sani Suresh L. Sani	Director	July 29, 2015

/s/ Robert C. Soldoveri Robert C. Soldoveri	Director	July 29, 2015

/s/ Jeffrey S. Wilks Jeffrey S. Wilks	Director	July 29, 2015

INDEX TO EXHIBITS

A. Exhibits

Exhibit No.	Description

2	Agreement and Plan of Merger, dated as of May 26, 2015, among Valley National Bancorp and CNLBancshares, Inc. (attached as Appendix A to the proxy statement-prospectus).

3.1	Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

3.2	By-laws, as amended, of Valley National Bancorp (incorporated herein by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on December 5, 2013).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the merger (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Day Pitney LLP (included in Exhibits 5 and 8 hereto).

24	Powers of Attorney (included on signature page).

99.1	Consent of Hovde Group, LLC (filed herewith).

99.2	Form of proxy card for common shareholders to be utilized by the Board of Directors of CNLBancshares, Inc. (filed herewith).

99.3	Form of proxy card for preferred shareholders to be utilized by the Board of Directors of CNLBancshares, Inc. (filed herewith).